Exhibit 10.78

LOAN AGREEMENT
Dated as of December 30, 2014
By and Among
SHR ESSEX HOUSE, LLC and
DTRS ESSEX HOUSE, LLC,
as Borrower,
and
METROPOLITAN LIFE INSURANCE COMPANY,
as Lender
Property:
The JW Marriott Essex House Hotel
160 Central Park South
New York, New York 10019
Loan Amount: $225,000,000.00

Section 11.20	Conflict; Construction of Documents; Reliance	98
Section 11.21	Brokers and Financial Advisors	98
Section 11.22	Exculpation	99
Section 11.23	Prior Agreements	101
Section 11.24	Servicer	101
Section 11.25	Joint and Several Liability	101
Section 11.26	Counterparts	101
Section 11.27	Creation of Security Interest	101
Section 11.28	Multiple Parties Provisions; Joint and Several Liability	102
Section 11.29	Waivers of Defenses of Guarantors and Sureties	102
Section 11.30	Additional Agreements.	103

SCHEDULES AND EXHIBITS
Schedule 3.1.22 -	Existing Leases
Schedule 3.1.28 -	Organizational Chart
Schedule 3.1.29 -	Material Agreements
Schedule 3.1.39(i) -	Residential Unit Agreements
Exhibit A -	Legal Description
Exhibit B -	Leasing Guidelines
Exhibit C -	Minimum Release Price

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of December 30, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among Metropolitan Life Insurance Company, a New York corporation, having an address at 10 Park Avenue, Morristown, New Jersey 07962 (together with its successors and assigns, “Lender”), and SHR Essex House, LLC, a Delaware limited liability company (“Fee Owner”), and DTRS Essex House, LLC, a Delaware limited liability company (“Operating Tenant”, and together with Fee Owner, collectively and each individually, as appropriate, “Borrower”), each having an address at c/o Strategic Hotels & Resorts, Inc., 200 West Madison, Suite 1700, Chicago, Illinois 60606. All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
W I T N E S S E T H:
WHEREAS, Fee Owner desires to obtain the Loan from Lender; and
WHEREAS, Lender is willing to make the Loan to Fee Owner, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
I.DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1	Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“Accounting Standards” shall have the meaning set forth in Section 4.1.6(a).
“Accounts” shall mean Borrower’s accounts which have been pledged as security for the Loan, including, without limitation, the Borrower’s Account, the Central Account and the Lockbox Account.
“Actions” shall have the meaning set forth in Section 4.1.3.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, (i) owns more than ten percent (10%) of such Person, or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean $5,000,000.
“Appraisal” means an appraisal of the Remaining Property obtained by Lender, prepared by an MAI appraiser reasonably satisfactory to Lender, which appraisal must be otherwise in form and substance reasonably satisfactory to Lender.

“Approved Plans and Specifications” shall have the meaning set forth in Section 5.2.3(a).
“Architect” shall have the meaning set forth in Section 5.2.3(a).
“Asset Management Agreement” shall mean the Asset Management Agreement, entered into by and between SHR Essex House Holdings, LLC and Asset Manager, dated as of September 14, 2012, as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms and provisions of this Agreement.
“Asset Manager” shall mean, collectively, SHR Advisory, LLC and Monroe EH Holdings Trust on the date hereof, and hereafter shall mean the manager under the Asset Management Agreement.
“Assignment of Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement entered into by Borrower and Lender, and all renewals, amendments, modifications, restatements and extensions thereof.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, and all renewals, amendments, modifications, restatements and extensions thereof.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto.
“Borrower Parties” shall mean each Borrower and each Guarantor, and “Borrower Party” shall mean any of the foregoing.
“Borrower’s Account” shall have the meaning assigned to such term in the Cash Management Agreement.
“Borrower’s Constituents” shall have the meaning set forth in Section 3.1.40.
“Breakage Costs” shall have the meaning set forth in Section 2.2.2(e).
“Broker” shall have the meaning set forth in Section 11.21.
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks or Lender are not open for general business in (i) New York City, New York, or (ii) the state where the servicing offices of the Servicer are located, except in the case of the definition of “Determination Date” only “Business Day” shall mean any day on which commercial banks in London are open for international business (including dealings in U.S. Dollar deposits).
“Business Income” shall mean, without duplication, the sum of (A) Rents and Profits (as defined in the Mortgage), and (B) any other income and revenue from the conduct of Borrower’s business on the Property, including, without limitation, the sale of food, beverages and other concessions, and amounts payable to Borrower or to any affiliate of Borrower as event fees or for services rendered at the Property.

“Cash Management Agreement” shall mean that certain Cash Management Agreement by and between Borrower and Lender and dated concurrently herewith, and all renewals, amendments, modifications, restatements and extensions thereof.
“Capital Expenditures” shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to the Accounting Standards.
“Cap Proceeds” shall have the meaning set forth in Section 2.7(j).
“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
“Central Account” shall have the meaning assigned to such term in the Cash Management Agreement.
“Change in Control” shall have the meaning set forth in Section 8.1(c).
“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in both the First Person and the Second Person.
“Closing Date” shall mean the date of funding the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall mean the Property, the Accounts, the Reserves, the Interest Rate Cap Agreement, and any other property of Borrower now or hereafter pledged as collateral for the Loan.
“Commercial Unit” shall mean the commercial unit in the Condominium described on Exhibit A attached hereto.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including, without limitation, any right of access thereto or any change of grade affecting the Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 5.2.2(a).
“Condominium” shall mean the Essex House Condominium, which was established pursuant to the Condominium Declaration.
“Condominium Act” shall mean Article 9-B of the Real Property Law of the State of New York or any statute enacted in lieu thereof, as amended, modified or supplemented from time to time and all rules and regulations promulgated thereunder.

“Condominium Assessments” shall mean any and all common charges and assessments under the Condominium Documents (including, without limitation, regular and special assessments), together with any and all interest and penalties thereon, now or hereafter levied or assessed or imposed against Borrower under the Condominium Documents.
“Condominium Assessments Reserve” shall have the meaning set forth in Section 6.3.1.
“Condominium Assessments Reserve Funds” shall have the meaning set forth in Section 6.3.1.
“Condominium Association” shall mean any “Board” or “Association” formed pursuant to the Condominium Documents.
“Condominium Declaration” shall mean the Declaration of Covenants, Conditions and Restrictions and By-Laws of the Essex House Condominium, as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms and provisions of this Agreement.
“Condominium Documents” shall mean all documents as required by the Condominium Act and relating to the creation of the Condominium, including, without limitation, the Offering Plan, the Condominium Declaration, the Residential Unit Agreements, the tax lot drawings, any and all filings and other Governmental Authority approvals or permits and any and all other documentation related to the proper formation and operation of the condominium regime to be established at the Property with respect to the Condominium under applicable law and the marketing and sale of any unit designated as such by the Condominium Declaration to the public, as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms and provisions of this Agreement.
“Condominium Management Agreement” shall mean the Management Agreement with respect to the management of the Condominium entered into by and between the Condominium (through the Condominium Association) and Condominium Manager as assignee of Jumeirah Hospitality & Leisure (USA) Inc., a Delaware corporation, dated as of January 15, 2006, as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms and provisions of this Agreement.
“Condominium Manager” shall mean Marriott Hotel Services, Inc. on the date hereof, and hereafter shall mean the manager under the Condominium Management Agreement.
“Contractor” shall have the meaning set forth in Section 5.2.3(a).
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person (subject to the rights of others to approve significant decisions), whether through ownership of voting securities, by contract or otherwise. The definition is to be construed to apply equally to variations of the word “Control” including “Controlled,” “Controlling” or “Controlled by.”
“Counterparty” shall have the meaning set forth in Section 2.7(b).
“CU Release” shall have the meaning set forth in Section 2.6.3(a).
“CU Release Price” shall have the meaning set forth in Section 2.6.3(b)(xi).
“CU Release Property” shall have the meaning set forth in Section 2.6.3(a).

“CU Third Party Transfer” shall have the meaning set forth in Section 2.6.3(a).
“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Fee, if applicable) due to Lender in respect of the Loan under this Agreement, the Note, the Mortgage or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if any) and interest payments under the Note.
“Debt Service Coverage Ratio” shall mean the ratio of (i) the Net Operating Income for the twelve (12) calendar month period immediately preceding the date of calculation to (ii) the sum of regularly scheduled principal and/or interest payments due under both the Loan and any Secondary Financing for the twelve (12) calendar month period immediately following such calculation, assuming for such purposes that the applicable interest rate under each such loan is equal to the strike rate under the interest rate cap agreement required under the applicable loan documents.
“Debt Yield” shall mean a percentage equal to a sum obtained by: (1) dividing Net Operating Income for the trailing twelve (12) months by the sum of the outstanding principal balance of the Loan plus the outstanding principal balance of any Secondary Financing, and (2) multiplying the resultant figure by 100.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) four percent (4%) above the Interest Rate.
“Determination Date” shall mean, with respect to any Interest Accrual Period, the date which is two (2) Business Days prior to the first day of the calendar month in which such Interest Accrual Period commences; provided, however, that, with respect to the initial Interest Accrual Period, the “Determination Date” shall mean the date which is one (1) Business Day prior to the Closing Date.
“EPI” shall have the meaning set forth in Section 5.1.1(a).
“Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.
“Environmental Indemnity” shall mean that certain Unsecured Indemnity Agreement, dated as of the date hereof, executed by Borrower in favor of Lender, and all renewals, amendments, modifications, restatements and extensions thereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Event of Default” shall have the meaning set forth in Section 10.1.
“Extended Maturity Date” shall have the meaning set forth in Section 2.8(a).

“Extension Fee” shall mean an amount equal to the product of one-quarter of one percent (0.25%) of the principal balance of the Loan outstanding as of the last Business Day of the Loan term prior to the commencement of the applicable Extension Period, after giving effect to any prepayment made in connection with such Extension (including any prepayment made on the Monthly Payment Date that is the first day of the applicable Extension Period).
“Extension Option” shall have the meaning set forth in Section 2.8(a).
“Extension Period” shall have the meaning set forth in Section 2.8(a).
“Extension Rate Reset Dates” shall have the meaning set forth in Section 2.8(b).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Fee Owner” shall have the meaning set forth in the introductory paragraph hereto.
“FF&E” shall mean fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located in or on the Property or the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotels located on the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, computing, communications, and networking equipment, cabling, and related hardware, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and any vehicles.
“FF&E Reserve” shall have the meaning set forth in Section 6.4.1.
“FF&E Reserve Funds” shall have the meaning set forth in Section 6.4.1.
“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on and including December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Full Replacement Cost” shall have the meaning set forth in Section 5.1.1(a)(i).
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

If any changes to GAAP occur during the term of this Agreement (by the promulgation of any rule regulation pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or successor thereto or any agency with similar functions including, but not limited to, the FASB Accounting Standards Codification) and such changes result in a change in the calculation of financial tests, covenants, standards or terms used in this Agreement or any other Loan Document then Borrower and Lender agree to discuss equitable application of such changes in the calculations of financial covenants and other standards evaluated under the Loan Documents. Until Borrower and Lender agree upon such equitable application, all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be made without regard to the underlying accounting change and the Borrower shall provide reconciliations for the financial statements delivered in accordance with such revised GAAP standards.
“General Transfer Requirements” shall have the meaning set forth in Section 8.1(c).
“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.
“Gross Revenue” shall mean all revenue, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Business Income, in each case, determined in accordance with the Accounting Standards, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, non recurring revenues as determined by Lender, proceeds from the sale or refinancing of the Property, security deposits (except to the extent determined by Lender to be properly utilized to offset a loss of Business Income), refunds and uncollectible accounts, Insurance Proceeds and Condemnation Proceeds (other than the proceeds of business interruption or other loss of income insurance related to business interruption or loss of income for the period in question); provided, however, that actual revenue received during a non-customary period (i.e., a payment of Rent due in February received in January) shall be subject to adjustment by Lender to normalize and account for such revenue for reporting purposes.
“Guarantor” shall mean, individually or collectively, as applicable, KSL Liable Parties and SHR Liable Party.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations, dated as of the date hereof, executed by Guarantor in favor of Lender, and all renewals, amendments, modifications, restatements and extensions thereof.
“Hotel” shall mean the hotel and related improvements located at 160 Central Park South, New York, New York and currently referred to as the The JW Marriott Essex House Hotel, including, without limitation, the Restaurants.
“Hotel Guaranty” shall mean the Operating Profit Guaranty made by Hotel Manager for the benefit of Operating Tenant, dated as of August 16, 2012, as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms and provisions of this Agreement.
“Hotel Manager” shall mean Marriott Hotel Services, Inc. on the date hereof, and hereafter shall mean the manager under the Hotel Management Agreement (including any Replacement Hotel Management Agreement).

“Hotel Manager Controlled Material Agreements” shall mean agreements that if not for the express exclusion therefrom would otherwise qualify as Material Agreements under clause (b) of the definition thereof, which agreements are entered into by the Hotel Manager on Borrower’s behalf without Borrower’s consent in accordance with the Hotel Management Agreement for: (i) centralized services, (ii) utilities, (iii) consumable goods, or (iv) any goods or services provided for in an operating budget approved by Borrower and Hotel Manager pursuant to the applicable Hotel Management Agreement.
“Hotel Management Agreement” shall mean (a) the Management Agreement with respect to the management of the Hotel entered into by and between Operating Tenant and Hotel Manager, dated as of August 16, 2012, and (b) the Owner Agreement with respect to the management of the Hotel entered into by and between Fee Owner, Operating Tenant and Hotel Manager, dated as of August 16, 2012; in each case as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms and provisions of this Agreement.
“Hotel Units” shall mean each separately-keyed lodging unit in the Hotel as set forth on Exhibit C attached hereto, and “Hotel Unit” shall mean any of the foregoing; provided, however, that the term “Hotel Units” does not include 179 residential condominium units at the Condominium that are owned by third parties and are not part of the collateral for the Loan, including Residential Units 1826, 1910, 1912, 1915, 3214, 3801 and 3910 which are currently owned by the Joint Venture Group.
“HU Release” shall have the meaning set forth in Section 2.6.2(a).
“HU Release Price” shall have the meaning set forth in Section 2.6.2(b)(vii).
“HU Release Property” shall have the meaning set forth in Section 2.6.2(a).
“HU Third Party Transfer” shall have the meaning set forth in Section 2.6.2(a).
“ILSA” shall have the meaning set forth in Section 2.6.1(b).
“Impairment of Security” shall have the meaning set forth in Section 5.2.1(c).
“Improvements” shall have the meaning set forth in Paragraph I of the Mortgage.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(c).
“Indemnified Taxes” shall have the meaning set forth in Section 2.2.2(c).

“Initial Maturity Date” shall mean the Monthly Payment Date occurring in January, 2018.
“Insolvent Entity” shall have the meaning set forth in Section 10.1(a)(vii).
“Insurance Premiums” shall mean the premiums for the insurance which Borrower is required to maintain pursuant to this Agreement (which may be an allocated premium in the case of the umbrella policy that also covers other properties).
“Insurance Proceeds” shall have the meaning set forth in Section 5.2.1(b).
“Insurance Reserve” shall have the meaning set forth in Section 6.2.1.
“Insurance Reserve Funds” shall have the meaning set forth in Section 6.2.1.
“Intellectual Property” shall mean any registered or filed tradenames, trademarks, servicemarks, logos, copyrights or patents with respect to the Property or the use or operations thereof registered website with respect to the Property.
“Interest Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month and ending on and including the last day of such calendar month; provided, however, that the initial Interest Accrual Period shall begin on and include the Closing Date and shall end on and include the last day of the month in which the Closing Date occurs.
“Interest Rate” shall mean the LIBOR Rate plus the LIBOR Spread for the applicable Interest Accrual Period.
“Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.7(b).
“Investor” shall have the meaning set forth in Section 9.1(a).
“Joint Venture Group” shall mean, collectively, SHR Essex House Condominiums Holdings, LLC, SHR Essex House Condominiums Mezz, LLC, SHR Essex House Condominiums, LLC and any wholly owned subsidiary of any of the foregoing.
“KSL Liable Parties” shall mean, collectively, KSL Capital Partners III, L.P., a Delaware limited partnership, KSL Capital Partners III FF, L.P., a Delaware limited partnership, KSL Capital Partners III TE, L.P., a Delaware limited partnership, and Monroe EH TE-A (Alternative), L.P., a Delaware limited partnership, and “KSL Liable Party” shall mean any of the foregoing.
“Late Payment Charge” shall have the meaning set forth in Section 2.3.3.
“Lease” shall mean any lease, any sublease or sub-sublease (with respect to which sublease or sub-sublease Borrower has approval rights), letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. For the avoidance of doubt, the Operating Lease and the Operational Documents shall not be deemed “Leases.”

“Leasing Guidelines” shall mean the Leasing Guidelines attached to this Agreement as Exhibit B, as the same may be amended, modified or supplemented in accordance with the provisions of this Agreement by Lender.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Guarantor or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto or required to comply therewith, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto.
“Lender Indemnitees” shall have the meaning set forth in Section 11.13(c).
“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in a form reasonably acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution (which Eligible Institution in either case is approved by Lender in its sole discretion).
“LIBOR Rate” shall mean the one month London interbank offered rate for deposits in U.S. dollars (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/100 of 1%) that appears on Reuters Screen LIBOR01 Page or such other page as may replace LIBOR01 on that service (or such other service as may be nominated as the information vendor by the ICE Benchmark Administration Limited (“IBA”) or successor administrator to IBA, for the purpose of displaying IBA’s (or such successor administrator’s) interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits) as of 11:00 A.M., London time on the related Determination Date; provided, however, that, if such one-month London interbank offered rate does not appear on the aforementioned source as of 11:00 A.M., London time on such Determination Date, then the term “LIBOR Rate” shall mean for any Interest Accrual Period, the one month London interbank offered rate for deposits in U.S. dollars (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/100 of 1%) as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD” as of 11:00 A.M., London time, on the related Determination Date. In the event the LIBOR Rate is no longer available, it shall be replaced by the nearest equivalent or replacement benchmark rate as determined by Lender in its sole discretion. Lender’s computation of the LIBOR Rate shall be conclusive and binding on Borrower for all purposes, absent manifest error.
“LIBOR Spread” shall mean Two and Ninety-Five one hundredths of one percent (2.95%) per annum.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s, tax and assessment and other similar liens and encumbrances (including, without limitation, any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan).
“Lien Contest Criteria” shall mean: (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Collateral nor any part thereof or interest therein will be in imminent danger (as reasonably determined by Lender) of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay, as applicable, the amount of any such Taxes or Other Charges, or the amount determined payable with respect to such Lien together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of, as applicable, Taxes or Other Charges from the Property or the amounts claimed with respect to such Lien; and (vi) Borrower shall deposit with Lender cash, or other security or bond as may be reasonably approved by Lender, in an amount equal to 110% of the contested amount, to insure the payment of, as applicable, any such Taxes or Other Charges or the amount claimed with respect to any such Lien, together with all interest and penalties thereon. Notwithstanding, the foregoing, Borrower shall not be required to make the deposit required in clause (vi) above in connection with the contest of the amount or validity of any Lien, Taxes or Other Charges in the event that either (x) Borrower shall have paid, as applicable, the full amount of such Taxes or Other Charges or the amount claimed with respect to such Lien to the appropriate Governmental Authority or other appropriate Person prior to commencement of such contest and Lender shall have received reasonably acceptable evidence thereof, or (y) in the case of Taxes and Other Charges, there are sufficient funds on deposit in the Tax Reserve Funds, in Lender’s reasonable determination, to pay 110% of the contested amount of such Taxes or Other Charges and to otherwise pay all other Taxes and Other Charges coming due in respect of the Property as and when the same are due and payable.
“Loan” shall mean the loan in the original principal amount of Two Hundred Twenty-Five Million and No/100 Dollars ($225,000,000.00) made by Lender to Fee Owner pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Assignment of Cap Agreement, the Lockbox Account Control Agreement, and any and all other documents now or hereafter executed and/or delivered in connection with the Loan (except the Environmental Indemnity and the Guaranty), and all renewals, amendments, modifications, restatements and extensions thereof. The Environmental Indemnity and the Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents to the extent set forth therein.
“Loan to Value Ratio” means the ratio, as of a particular date, in which the numerator is equal to the then outstanding principal balance of the Debt and the denominator is equal to the aggregate “as‑is” appraised value of the Remaining Property as set forth in the most recent Appraisal of the Remaining Property.
“Lockbox Account” shall have the meaning set forth in the Cash Management Agreement.
“Lockbox Account Control Agreement” shall mean that certain Deposit Account Control Agreement (Lockbox Account) entered into by Bank of America, N.A., Borrower and Lender.
“Major Equipment Lease” shall have the meaning set forth in Section 4.2.15(b) hereof.
“Major Lease” shall mean any Lease covering more than 5,500 square feet at the Property.

“Manager” shall mean any of Hotel Manager or Condominium Manager or any other manager of all or any portion of the Property engaged in accordance with the terms and conditions of the Loan Documents or otherwise reasonably approved by Lender.
“Material Adverse Change” shall mean a material adverse change in (a) the condition (financial, physical or otherwise) of the Property, (b) the financial condition of Borrower that would reasonably be expected to impair its ability to perform its obligations under the Loan Documents to which it is a party, and/or (c) the financial condition of Guarantor, taken as a whole, that would reasonably be expected to impair its ability to perform its obligations under the Guaranty.
“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Operational Documents, the Leases, the Operating Lease, and equipment leases that are not Major Equipment Leases) (a) consisting of a Major Equipment Lease, (b) under which there is an obligation of Borrower to pay more than $1,000,000 per annum and which is not terminable by the owner of the Property upon ninety (90) days’ notice without payment of a termination fee except for Hotel Manager Controlled Material Agreements, (c) the termination of which would materially adversely affect the Property or the operation thereof, or (d) which includes restrictive covenants affecting the Property which are recorded or of a nature that are typically recorded, whether such agreement is recorded or unrecorded.
“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the applicable Extended Maturity Date, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“MetLife” shall have the meaning set forth in Section 3.1.40.
“Minimum CU Release Price” shall have the meaning set forth in Section 2.6.3(b)(xi).
“Minimum HU Release Price” shall have the meaning set forth in Section 2.6.2(b)(vii).
“Minimum Release Price” shall have the meaning set forth in Section 2.6.3(b)(xi).
“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean that certain Agreement of Spreader, Consolidation and Modification of Mortgage, Security Agreement and Fixture Filing dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Borrower’s interest in the Property described therein, and all renewals, amendments, modifications, restatements and extensions thereof.
“Net Condemnation Proceeds” shall have the meaning set forth in Section 5.2.2(b).

“Net Insurance Proceeds” shall have the meaning set forth in Section 5.2.1(b).
“Net Operating Income” shall mean, for any period, the excess of Gross Revenue for such period over Operating Expenses for such period. Lender’s calculation of Net Operating Income (including determination of items that do not qualify as Gross Revenue or Operating Expenses) shall: (a) with respect to Gross Revenue, be calculated on a trailing basis (as evidenced in quarterly reports delivered to Lender by Borrower); and (b) be calculated by Lender in accordance with the Accounting Standards, with Lender’s calculations to be final absent manifest error.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.2.3(a).
“Note” shall mean that certain Consolidated, Amended and Restated Promissory Note dated the date hereof, in the original principal amount of Two Hundred Twenty-Five Million and No/100 Dollars ($225,000,000.00), made by Fee Owner in favor of Lender, and all renewals, amendments, modifications, restatements and extensions thereof.
“Notice” shall have the meaning set forth in Section 11.6.
“OFAC” shall have the meaning set forth in Section 3.1.41.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.
“Offering Plan” shall mean any offering plan filed (or intended to be filed) registering any unit designated as such by the Condominium Declaration for sale under the laws of any jurisdiction, as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms and provisions of this Agreement.
“Operating Lease” shall mean that certain Lease Agreement with respect to the Property entered into by and between Fee Owner and Operating Tenant, dated as of September 14, 2012, as amended by that certain First Amendment to Lease Agreement, dated as of November 16, 2012, as the same may be further amended, modified or supplemented after the date hereof in accordance with the terms and provisions of this Agreement.
“Operating Tenant” shall have the meaning set forth in the introductory paragraph hereto.
“Operational Documents” shall mean the Hotel Management Agreement and the Condominium Management Agreement.
“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property, determined in accordance with the Accounting Standards, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, actual management fees payable under the then-current Operational Documents, and FF&E reserve deposits required under the Loan Documents and/or, as applicable, under the then-current Hotel Management Agreement, but excluding actual Capital Expenditures, depreciation, amortization, extraordinary capital or operating expenses, including severance payments or similar charges, and deposits required to be made to the Tax Reserve Funds, Insurance Reserve Funds and Condominium Assessments Reserve Funds.
“Option Agreement” shall have the meaning set forth in Section 2.6.1(a).

“Order” shall have the meaning set forth in Section 3.1.41.
“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Connection Taxes” shall have the meaning set forth in Section 2.2.2.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (iv) Liens that are being contested by Borrower in accordance with Sections 4.1.2 and 4.2.2 hereof, (v) rights of Tenants as Tenants only pursuant to Leases entered into in conformity with this Agreement, (vi) utility and similar easements which do not interfere with the use and operation of the Property as presently used and operated, and which are typical for hotel or resort properties, (vii) Liens created by the Loan Documents, (viii) rights of the respective Managers under the Operational Documents, (ix) Liens disclosed in writing to Lender prior to the Closing Date and expressly approved by Lender to remain in existence following the Closing Date, (x) Major Equipment Leases with respect to which Borrower has obtained Lender’s consent in accordance with this Agreement, and other equipment leases for equipment and personal property used at the Property which do not, pursuant to the terms of this Agreement, require Lender’s consent, and (xi) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Obligations” shall have the meaning set forth in Section 4.2.15(a).
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the Mortgage.
“Plan” shall have the meaning set forth in Section 3.1.8.
“Policies” and “Policy” shall have the meaning specified in Section 5.1.1(f).
“Pre-approved Replacement Manager” shall have the meaning set forth in Section 7.5.
“Prepayment Date” shall have the meaning set forth in Section 2.4.1(b)(ii).
“Prepayment Fee” shall mean a sum determined by: (a) multiplying the principal amount of the Loan being prepaid by 295 basis points (0.0295), (b) dividing such product by 360, and (c) multiplying the resulting sum by the number of days from and including the Prepayment Date through and including January 1, 2016.     No Prepayment Fee shall be payable if the Prepayment Date is on or after January 1, 2016.
“Prepayment Notice” shall have the meaning set forth in Section 2.4.1(b)(ii).
“Prescribed Laws” shall have the meaning set forth in Section 3.1.41.

“Property” shall mean the fee interest in the Real Property, the Improvements thereon, the landlord and tenancy interests in the Operating Lease, the FF&E owned by Borrower, the owner’s interests in the Operational Documents, the Business Income, and all other personal property owned by Borrower and located at and/or used in the operation of the Hotel, together with all rights pertaining to such Real Property and Improvements, all as more particularly described in the Mortgage. For the avoidance of doubt, the term “Property” does not include 179 residential condominium units at the Condominium that are owned by third parties and are not part of the collateral for the Loan, including Residential Units 1826, 1910, 1912, 1915, 3214, 3801 and 3910 which are currently owned by the Joint Venture Group.
“Proposed CU Release Property” shall have the meaning set forth in Section 2.6.1(a).
“Proposed HU Release Property” shall have the meaning set forth in Section 2.6.1(a).
“Proposed Release Property” shall have the meaning set forth in Section 2.6.1(a).
“Qualified Institutional Lender” shall mean any insurance company, bank, investment bank, savings and loan association, trust company, commercial credit corporation, pension plan, pension fund or pension fund advisory firm, mutual fund or other investment company, government entity or plan, or real estate investment trust, in each case having, together with their Close Affiliates, at least One Billion and No/100 Dollars ($1,000,000,000.00) in capital/statutory surplus, shareholder’s equity or net worth, as applicable, (the “Lender Net Worth Requirement”) and being experienced in making commercial real estate loans or otherwise investing in commercial real estate; provided, however, that if a loan is made or credit is otherwise extended by a syndicate or group of lenders, then and in such event, more than fifty percent (50%) of the loan must be held by entities (including their Close Affiliates) that each meet the Lender Net Worth Requirement.
“Qualified Involuntary Bankruptcy” shall mean an involuntary bankruptcy or insolvency proceeding against any Borrower: (a) which was not solicited, procured or supported by any Borrower or any Related Person, (b) in which there is no indebtedness or other obligation, and there are no creditors, which are prohibited by the Loan Documents, and (c) each Borrower and each Related Person cooperates in good faith to support actions requested by Lender to obtain adequate protection for Lender’s claim in such proceeding.
“Rating Agencies” shall mean, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency approved by Lender; provided, however, that at any time during which the Loan is an asset of a securitization or is otherwise an asset of any rated transaction, “Rating Agency” shall mean the rating agency or rating agencies that from time to time rate the securities, certificates or other instruments issued in connection with such securitization or other transaction
“Real Property” shall have the meaning set forth in Paragraph I of the Mortgage and shall include the property more particularly described on Exhibit A attached hereto.
“Related Person” shall mean (a) any Borrower, any Guarantor, and any other guarantor or other Person which is liable in any way (including on a contingent basis) for any of Borrower’s or Guarantor’s obligations under the Loan, (b) any Person which has any direct or indirect interest in Borrower or in which Borrower has any direct or indirect interest (other than limited partners of any KSL Liable Party, non-controlling public shareholders of Strategic Hotel & Resorts, Inc. and minority unit holders of SHR Liable Party (excluding Strategic Hotel & Resorts, Inc. and any Affiliates of Strategic Hotels & Resorts, Inc.)), or (c) any Person who, by reason of any relationship with any of the foregoing, would be reasonably expected to act in accordance with the request of any of the foregoing.

“Release” shall have the meaning set forth in Section 2.6.3(a).
“Relevant Person” shall mean each of any Borrower, any Guarantor, Monroe EH Holdings Trust and Monroe Condo Investment, LLC.
“Remaining Property” shall mean, as of any date of determination, the Property remaining as the Collateral after any preceding Releases, and after giving effect to any then-proposed Releases.
“Rents and Profits” shall have the meaning set forth in the Mortgage.
“Replacement Hotel Manager Criteria” shall have the meaning set forth in Section 7.5.
“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.7.
“Replacement Hotel Management Agreement” and “Replacement Condominium Management Agreement” shall mean a replacement of the Hotel Management Agreement and/or Condominium Management Agreement existing on the date hereof as applicable, in each case entered into in conformance with the requirements of Section VII hereof as to both the terms of such replacement agreement and the manager thereunder.
“Replacement Manager shall have the meaning set forth in Section 7.4(a).
“Request for Payment” shall have the meaning set forth in Section 5.2.3(b)(ii).
“Requirements for Restoration” shall have the meaning set forth in Section 5.2.3.
“Reserve Funds” shall mean, collectively, the Tax Reserve Funds, the Insurance Reserve Funds, the Condominium Assessments Reserve Funds, the FF&E Reserve Funds and the funds in any other reserves held with respect to the Borrower or the Property whether pursuant to the Loan Documents, any of the Operational Documents, or otherwise.
“Reserves” shall mean, collectively, the Tax Reserve, the Insurance Reserve, the Condominium Assessments Reserve, the FF&E Reserve and any other reserves now or hereafter established with respect to any Borrower or the Property whether pursuant to the Loan Documents, any of the Operational Documents, or otherwise.
“Residential Unit Agreements” shall mean all agreements and arrangements by Borrower or any member of the Joint Venture Group affecting the Property and benefitting other condominium units of the Condominium that are not part of the Collateral, including, but not limited to, the access and services agreements listed in Schedule 3.1.39(i) attached hereto.
“Restaurants” shall mean any restaurant now or hereafter located within the Property or otherwise serving the Hotel, which as of the date hereof is commonly known and described as Southgate Bar & Restaurant.
“Restoration” shall have the meaning set forth in Section 5.2.1(b).
“Restoration Funds” shall have the meaning set forth in Section 5.2.3(a).

“Restoration Threshold” shall have the meaning set forth in Section 5.2.1(b).
“Revolver Loan” shall mean that certain revolving credit facility to SHR Liable Party from various financial institutions, as lenders, Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as Co-Lead Arrangers and Joint Book Running Managers, JPMorgan Chase Bank, N.A., as Syndication Agent, and Bank of America, N.A., BMO Harris Bank N.A., Capital One Bank National Association, Sumitomo Mitsui Banking Corporation and Wells Fargo Bank, National Association, as Co-Documentation Agents, evidenced by that certain Credit Agreement, dated as of April 25, 2014, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“SDI Pledge” shall have the meaning set forth in Section 4.2.14(b).
“Secondary Financing” shall have the meaning set forth in Section 4.2.14.
“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).
“Securities” shall have the meaning set forth in Section 9.1(a).
“Servicer” shall have the meaning set forth in Section 11.24.
“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).
“SHR Liable Party” shall mean Strategic Hotel Funding, L.L.C., a Delaware limited liability company.
“Special Purpose Entity” shall mean a Person, other than a natural person, which, since the date of its formation and at all times prior to, on and after the date thereof, has not and shall not (i) engage in business other than owning and operating the Property (or any portion thereof); (ii) acquire or own any material asset other than the Property and incidental personal property; (iii) maintain assets in a way difficult to segregate and identify, or commingle its assets with the assets of any other person or entity; (iv) fail to hold itself out to the public as a legal entity separate from any other; (v) fail to maintain capital sufficient for the conduct of its business to the extent of available cash flow from the Property; (vi) fail to conduct business solely in its name or fail to maintain records, accounts or bank accounts separate from any other person or entity; (vii) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors in each case without the unanimous consent of its partners or members, as applicable; (viii) incur additional liabilities or indebtedness except for Permitted Obligations; (ix) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or (x) modify, amend or revise its organizational documents (other than to change its registered agent with notice to Lender).
“Special Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“State” shall mean the State of New York.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State, which surveyor and survey are reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.
“Tax Reserve” shall have the meaning set forth in Section 6.1.1.
“Tax Reserve Funds” shall have the meaning set forth in Section 6.1.1.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed (including, without limitation, any payments in lieu thereof) against the Property or part thereof, together with all interest and penalties thereon.
“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
“Test Date” shall have the meaning set forth in Section 2.6.2(c).
“Third Party Transfer” shall have the meaning set forth in Section 2.6.3.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy or policies in the form accepted by and issued in favor of Lender issued with respect to the Property and insuring the lien of the Mortgage.
“Transfer” shall have the meaning set forth in Section 4.2.1 hereof.
“Transfer Legal Opinion” shall have the meaning set forth in Section 2.6.1(b)(vii).
“Triggering Event” shall have the meaning set forth in Section 2.2.2(d) hereof.
“TRS” shall have the meaning set forth in Section 2.6.1.
“TRS CU Transfer” shall have the meaning set forth in Section 2.6.1.
“TRS HU Transfer” shall have the meaning set forth in Section 2.6.1.
“TRS Transfer” shall have the meaning set forth in Section 2.6.1.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“U.S. Obligations” shall mean (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged and which are not subject to prepayment, call or early redemption, and (b) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(i), as amended, which are acceptable to Lender in its sole and absolute discretion.
“Waiving Party” shall have the meaning set forth in Section 11.29(a).
“Work” shall have the meaning set forth in Section 5.2.3(a) hereof.

Section 1.2
Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to mean such Loan Document as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.    THE LOAN

Section 2.1	The Loan.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.
2.1.2    Single Disbursement to Borrower. Borrower shall receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.
2.1.4    Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge, or cause the assignment to Lender of, any existing loans encumbering the Property, (ii) pay all past-due Taxes, Insurance Premiums and/or trade payables, if any, in respect of the Property, (iii) deposit initial amounts required to be deposited into the Reserves under Section VI hereof, if applicable, (iv) pay costs and expenses incurred in connection with the closing of the Loan, (v) fund any working capital requirements of the Property, and (vi) retain (or distribute to its direct equity holders for further distribution to their equityholders provided that Borrower and such equityholders have concluded that such distributions are permitted in accordance with applicable law) the balance, if any.

Section 2.2	Interest Rate.
2.2.1    Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate from the Closing Date through the end of the last Interest Accrual Period in which the Loan is repaid in full. Borrower shall pay to Lender on each Monthly Payment Date all interest accrued and outstanding hereunder.
2.2.2    Determination of Interest Rate.
(a)    The Interest Rate for the Interest Accrual Period commencing on the Closing Date to and including the last day of the month in which the Closing Date occurs shall be 3.119%. The Interest Rate shall be reset for each Interest Accrual Period in accordance with the definitions for Interest Rate and LIBOR Rate set forth herein.

(b)    Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at the Interest Rate. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
(c)    All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, any Special Taxes, except as required by law. Special Taxes, excluding (a) net income, branch profits and franchise Special Taxes imposed (i) by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof or therein, (ii) by the jurisdiction of Lender’s principal office or applicable lending office or (iii) as a result of a present or former connection between Lender and the jurisdiction imposing the Special Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments hereunder, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (“Other Connection Taxes”), (b) any U.S. federal withholding Special Taxes on amounts payable to Lender pursuant to a Law in effect on the date on which (i) such Lender acquired its interest in the Loan (other than pursuant to an assignment request by Borrower under Section 2.2.2(d)) or (ii) if later, such Lender changes its lending office, except, with respect to each such clause (b)(i) and (b)(ii), to the extent that amounts with respect to such Special Taxes were payable pursuant to this Section 2.2.2(c) either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Special Taxes attributable to Lender’s failure to comply with the documentation requirements described below in this Section 2.2.2(c), and (d) any U.S. federal withholding Special Taxes imposed under FATCA, are referred to herein collectively as “Indemnified Taxes”. If any Special Taxes are required to be withheld from any amounts payable to Lender hereunder, and if such Special Taxes are Indemnified Taxes, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Special Taxes, including deductions and withholdings applicable to additional sums payable under this Section 2.2.2(c)) interest or any such other amounts payable under this Agreement at the rate or in the amounts specified under this Agreement as if no such deduction or withholding had been made. Whenever any Indemnified Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Indemnified Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties, and any actual out of pocket expenses, that may become payable by Lender which may result from any failure by Borrower to pay any such Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence. A certificate as to the amount of such indemnity obligation delivered to Borrower by Lender shall be conclusive absent manifest error. Should Lender be entitled to an exemption from or reduction of any Indemnified Tax on any amounts payable hereunder, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 2.2.2(c) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender. Without limiting the generality of the foregoing, (x) in the event Lender is a United States person (as defined in Section 7701(a)(30) of the Code), it shall deliver on or prior to the date it becomes a Lender under this Agreement duly executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding Special Tax, and (y) in the event Lender is not a United States person (as defined in Section 7701(a)(30) of the Code), it shall deliver, to the extent it is legally entitled to do so, (i) on or prior to the date it becomes a Lender under this Agreement duly executed copies of whichever IRS Form or Forms W-8, certifications of qualification for the benefits of the portfolio interest exemption under section 881(c) of the Code and any other form and supplementary documentation prescribed by applicable law that are applicable to such Lender as a basis for claiming exemption from or reduction in U.S. federal withholding Special Tax and (ii) such documentation prescribed by applicable law or reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from a payment made to Lender that would be subject to withholding tax imposed pursuant to FATCA. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify Borrower of its legal inability to do so.
(d)    In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority (a “Triggering Event”):
(i)    shall hereafter impose, modify or hold applicable any reserve, capital adequacy, tax, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;
(ii)    shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or
(iii)    shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder; or
(iv)    subjects Lender to any Special Taxes (other than (A) Special Taxes described in clauses (b) through (d) of the exclusions applicable to the definition of Indemnified Taxes in Section 2.2.2(c) and (B) Other Connection Taxes imposed on or measured by net income (however denominated) or that are franchise Special Taxes or branch profits Special Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable as determined by Lender. At the request of Borrower, Lender shall use reasonable efforts to designate a different lending office if, in Lender’s judgment, such designation (i) will avoid the need for, or reduce the amount of, such compensation and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.2.2(d) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.2.2(d) for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of any Triggering Event giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Triggering Event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). For the avoidance of doubt, the foregoing nine-month limitation specified in the previous sentence shall not apply to Section 2.2.2(c). The provisions of Section 2.2.2(c) and (d) shall survive payment of the Note, any assignment of rights by any Lender, and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
(e)    Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket loss or expense (excluding punitive damages other than those payable by Lender to third parties) which Lender actually sustains or incurs as a proximate consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, and (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that is not the Monthly Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), and (B) are herein referred to collectively as the “Breakage Costs”); provided, however, that Lender provides to Borrower a detailed statement detailing such Breakage Costs (which calculation shall be controlling absent manifest error), and provided further that Borrower shall not be required to indemnify Lender for any such loss or expense to the extent arising from Lender’s active gross negligence or willful misconduct or breach of this Agreement. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
2.2.3    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.4    Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated on the basis of the actual number of days elapsed in the period for which the calculation is being made and a three hundred sixty (360) day year, except that (i) if the Closing Date occurs on a date other than the first (1st) day of a calendar month, interest payable for the period commencing on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the first (1st) day of a calendar month, interest payable for the period commencing on the first (1st) day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable. The accrual period for calculating interest due on each Monthly Payment Date shall be the calendar month immediately prior to such Monthly Payment Date.

2.2.5    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3	Loan Payments.
2.3.1    Monthly Debt Service Payments. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs. Borrower shall make a payment to Lender of accrued and unpaid interest on the Monthly Payment Date occurring in the second (2nd) calendar month following the Closing Date and on each Monthly Payment Date thereafter to (but excluding) the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal, subject to Section 2.4 hereof.
2.3.2    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest (to but excluding the Maturity Date) and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents. Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.
2.3.3    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within seven (7) days of the date on which it is due, Borrower shall pay to Lender on demand an amount equal to the lesser of (i) four percent (4%) of such unpaid sum or (ii) the maximum amount permitted by applicable law (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.
2.3.4    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(b)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.

(c)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4	Prepayments.
2.4.1    Voluntary Prepayments.
(a)    Except as otherwise provided herein (including as provided in Section 2.4.2 and Section 2.6 below), Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.
(b)    Commencing on the first day of the first month following the Closing Date, Borrower may prepay the Loan in whole (or, solely to the extent such prepayment is made pursuant to Section 5.2.1 (Insurance Proceeds), Section 5.2.2 (Condemnation Proceeds), or Section 2.8(a) (prepayment in connection with Extension Option), in part), at any time so long as the following conditions are satisfied:
(i)    no Event of Default has occurred and is continuing (unless such Event of Default shall no longer exist as a result of such prepayment);
(ii)    Borrower gives Lender not less than ten (10) days’ prior written notice (such written notice, a “Prepayment Notice”) specifying the date on which prepayment is to be made (such date, a “Prepayment Date”) and the principal amount of the Loan that Borrower intends to prepay; and
(iii)    Borrower pays Lender, in addition to the outstanding principal balance of the Loan (or portion thereof if such prepayment is made pursuant to Section 5.2.1 (Insurance Proceeds), Section 5.2.2 (Condemnation Proceeds), or Section 2.8(a) (prepayment in connection with Extension Option) hereof): (A) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents with respect to the amount being repaid, including, but not limited to the Breakage Costs (if any) and all of Lender’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with such prepayment, and (B) if such prepayment occurs on or before January 1, 2016, the Prepayment Fee.
(c)    Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. If a Prepayment Notice is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed Prepayment Date. Notwithstanding the foregoing, not more than four (4) times during the term of the Loan and not more than two (2) times in any twelve (12) month period, Borrower shall have the right to revoke its election to prepay the Loan with written notice delivered to Lender not more than two (2) Business Days prior to the scheduled prepayment, provided that such rescission is demonstrated to Lender’s reasonable satisfaction to be solely the result of a failure of an anticipated refinancing or sale of the Property, and so long as Borrower pays all out-of-pocket costs and expenses incurred by Lender with respect to the processing and/or review of such rescinded Prepayment Notice, which amounts shall be payable within ten (10) Business Days of Lender’s written demand therefor.

2.4.2    Application of Restoration Funds. No Prepayment Fee shall be applicable to the application of Net Insurance Proceeds, Net Condemnation Proceeds or Restoration Funds to the Debt, so long as no Event of Default then exists (except for Events of Default which result solely from the applicable Casualty or Condemnation event and not from Borrower’s acts or failure to act (with respect to such Casualty or Condemnation or otherwise), e.g., the inherent conflict between the effects of a Casualty and any obligation hereunder to maintain the Improvements in good condition and repair).
2.4.3    Prepayments After Default. If after the occurrence and during the continuance of an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person prior to January 1, 2016, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall be required to pay the Prepayment Fee, in addition to the entire outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents.

Section 2.5	Release of Property.
(a)    Except as set forth in this Section 2.5 and Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.
(b)    Lender shall, upon the written request and at the expense of Borrower, upon indefeasible payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note, this Agreement and the other Loan Documents, release the Lien of the Mortgage on the Property and all other collateral securing the Loan.
(c)    In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Monthly Payment Date on which Borrower intends to pay the Loan in full, a draft release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate for use in New York County and otherwise reasonably acceptable to Lender and shall contain provisions protecting the rights of the releasing lender which are then customary, if any, for such releases. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.

(d)    In lieu of a release of the Mortgage as provided above, upon request of Borrower and at Borrower’s sole cost and expense, Lender agrees to cooperate to provide assignments of the Mortgage and the other Loan Documents without representation or warranty (other than a representation by Lender with respect to no prior assignment of the Note by Lender) and without recourse, to any Person designated by Borrower (other than Borrower or a nominee or affiliate of Borrower). In connection with any assignment of the Mortgage pursuant to the foregoing, Lender shall execute and/or deliver pursuant to escrow arrangements reasonably acceptable to Lender (i) the originally-executed Note and all originally-executed other notes which Lender actually received on the Closing Date which may have been consolidated, amended and/or restated in connection with the execution of the Note (or if the original of the Note has been lost, destroyed or mutilated, a lost note affidavit and indemnity, in form reasonably acceptable to Lender and Borrower, for the benefit of the assignee lender and the title insurance company insuring the mortgage), (ii) an allonge with respect to the Note and (iii) such other instruments of conveyance, assignment, termination and release (including appropriate UCC-3 termination statements and a termination of the Assignment of Leases) in recordable form (where applicable) as may reasonably be requested by Borrower to evidence such assignment. All of Lender’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the foregoing shall be paid by Borrower.

Section 2.6	Release of Units.
2.6.1    Transfers to TRS.
(a)    (i)    Provided that (x) no Event of Default has occurred and is continuing and (y) none of the Operational Documents or the Operating Lease is canceled as a result thereof, or contains any exercisable right to cancel as a result thereof, then, upon not less than thirty (30) days’ prior written notice to Lender, (1) Borrower may enter into one or more option or purchase and sale agreements (each, an “Option Agreement”) with a member of the Joint Venture Group (“TRS”) for the sale and transfer of one or more Hotel Units (the “Proposed HU Release Property”), and (2) Borrower may enter into one or more Option Agreements with TRS for the sale and transfer (in a single transaction or in the aggregate) of up to 10,000 square feet of the Commercial Unit (the “Proposed CU Release Property,” together with Proposed HU Release Property, collectively and each individually, as appropriate “Proposed Release Property”). The Option Agreement shall contain provisions requiring the satisfaction of each of the conditions contained in clauses (b)–(d) below as a condition precedent to Borrower’s obligation to consummate the applicable TRS Transfer.
(ii)    Provided that the requirements of clauses (x) and (y) of subsection (a) above are satisfied, and provided further that each of the other conditions contained in clauses (b)–(d) below are also satisfied, Borrower may sell and transfer (1) the Proposed HU Release Property pursuant to any such Option Agreement (and in anticipation of the marketing for sale and transfer of the Proposed HU Release Property to unrelated third parties) to TRS (a “TRS HU Transfer”), and (2) the Proposed CU Release Property pursuant to any such Option Agreement (and in anticipation of the marketing for sale and transfer of the Proposed CU Release Property to unrelated third parties) to TRS (a “TRS CU Transfer,” together with TRS HU Transfer, collectively and each individually, as appropriate “TRS Transfer”).
(b)    Each TRS Transfer shall be subject to the satisfaction of the following conditions precedent:

(i)    (A) Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that TRS is a Special Purpose Entity, (B) Borrower shall deliver to Lender any information required by Lender to perform customary “Know Your Customer” and other credit searches on TRS as Lender may select, which shall include, but not be limited to, UCC, litigation, judgement and bankruptcy searches, and such searches must be reasonably satisfactory to Lender, and (C) Borrower shall deliver to Lender a joinder or joinders by TRS (duly executed and acknowledged) to this Agreement, the Note, the Mortgage and the other Loan Documents (or a modification or amendment thereto) in form, scope and substance reasonably satisfactory to Lender to the extent required such that TRS is liable on a joint and several basis with Borrower for any and all obligations, indebtedness and liabilities of any kind or character owed by Borrower to Lender; provided, however, that the aggregate liability of TRS shall not exceed the sum of the Minimum Release Price of all Proposed Release Properties transferred to TRS at any time, including after giving effect to the TRS Transfer;
(ii)    the Operational Documents and Operating Lease shall each be modified as required (and as reasonably requested by Lender) to reflect therein the TRS Transfer and removal of the Proposed Release Property; provided, however, that (A) TRS may enter into an operating lease, sublease or other agreement reasonably comparable to the Operating Lease with Operating Tenant and (B) Operating Tenant may enter into a modification or amendment to the Operational Documents, in each case, as required to permit the Proposed Release Property to be income generating and otherwise operated as part of the Hotel pending the Release of the Proposed Release Property; provided further that the form, scope and substance of each modification, amendment or agreement contemplated in this subclause (ii) shall be satisfactory to Lender, in its reasonable discretion;
(iii)    Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that (A) the Proposed Release Property constitutes (or, after giving effect to the TRS Transfer, will constitute) one or more separate condominium units or sub-condominium units, and one or more tax lots separate and distinct from the tax lot or lots applicable to the Remaining Property, and (B) the Remaining Property constitutes (or, after giving effect to the TRS Transfer, will constitute) one or more separate condominium units, and one or more tax lots separate and distinct from the tax lot or lots applicable to the Proposed Release Property, in each case, the subdivision of which comprising the Proposed Release Property or Remaining Property, including, without limitation, all documents and filings in connection therewith, shall be subject to Lender’s reasonable approval;
(iv)    Borrower shall certify or otherwise demonstrate to Lender that, after giving effect to the TRS Transfer, (A) each of the Proposed Release Property and Remaining Property complies in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws, (B) each of the Proposed Release Property and Remaining Property has such ingress, egress, and other utility easements over the Proposed Release Property or Remaining Property, as applicable, as required by Lender in its sole discretion, and (C) after giving effect to the Release, neither the operation nor any rights enjoyed by the Proposed Release Property or Remaining Property, as applicable, will be dependent upon the Remaining Property, in the case of the Proposed Release Property, or the Proposed Release Property, in the case of the Remaining Property, other than to the extent contemplated by the Condominium Documents in the ordinary course operation of the Property (provided, however, that, if in Lender’s reasonable opinion the TRS Transfer could affect the operation or any rights enjoyed by the Remaining Property, then Borrower shall also deliver to Lender evidence reasonably satisfactory to Lender that the requirements of clauses (B) and (C) above are satisfied);
(v)    any agreement affecting the use and occupancy of the Proposed Release Property and Remaining Property, including, without limitation, any reciprocal easement agreement,

operating covenant agreement or amendment to the Condominium Documents, entered into, modified or amended in connection with the TRS Transfer shall be in form, scope and substance satisfactory to Lender, in its sole discretion;
(vi)    not more than one (1) Business Day following the execution and delivery thereof, Borrower shall deliver to Lender a copy of the executed and delivered Option Agreement, certified by Borrower as true, correct and complete in all respects;
(vii)    Borrower shall comply in all respects with all Legal Requirements (including, but not limited to, applicable securities laws and the Interstate Land Sales Full Disclosure Act (codified at 15 U.S.C.A. §§1701 et. seq.) (“ILSA”)) to the extent the same may apply to the sale of the Proposed Release Property as condominium units, and furnish to Lender such evidence of compliance therewith as Lender may reasonably request;
(viii)    Borrower shall obtain and deliver to Lender an opinion (a “Transfer Legal Opinion”) from counsel (which opinion and counsel must be acceptable to Lender) for Borrower and TRS (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that: (A) Borrower and TRS each is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Option Agreement; (B) the execution and delivery of the Option Agreement by Borrower and TRS, and any other agreement which Borrower and TRS has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (C) all consents, authorizations and approvals required for the execution and delivery by each of Borrower and TRS of the Option Agreement, and any other agreement which Borrower or TRS has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance (including, but not limited to, any filings required for the offering and sale of the Proposed Release Property as condominium units with any Governmental Authority as required by Legal Requirements, including, but not limited to, the laws of the State of New York); and (D) the Option Agreement, and any other agreement which Borrower or TRS has executed and delivered pursuant thereto, has been duly executed and delivered by Borrower or TRS, as applicable, and constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);
(ix)    Borrower shall obtain and deliver to Lender (A) a copy of the deed transferring title to the Proposed Release Property to TRS and (B) an endorsement to Lender’s title insurance policy insuring Lender’s interest to the Property, in form, scope and substance satisfactory to Lender, in its sole discretion, which endorsement shall include, without limitation, but only to the extent available, (1) insurance against losses arising as a result of the invalidity of the Remaining Property as a condominium, (2) confirmation that there is no change in the priority of the Mortgage on the Property or in the amount of the insurance or the coverage of the Property under the policy and (3) insurance which insures the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required that has been executed and recorded, if any, with premium and costs related to the title examination and issuance of such endorsement to be paid by Borrower;

(x)    Borrower shall pay Lender all of Lender’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the TRS Transfer; and
(xi)    Lender shall receive such other documents, certificates, instruments, opinions or assurances as Lender may reasonably request.
Except as otherwise specifically provided herein, Borrower shall deliver to Lender all evidence, information and other items required by Lender in connection with the TRS Transfer (except for the title insurance endorsement) not less than thirty (30) days prior to the desired date of the TRS Transfer. Borrower shall pay all third party costs and expenses incurred by Lender in connection with each TRS Transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.
(c)    Borrower and TRS shall be permitted to arrange intercompany indebtedness in connection with any Option Agreement and transfer of a Proposed Release Property to TRS, provided that such intercompany indebtedness (i) is between Borrower or an Affiliate of Borrower, as lender, and TRS, as borrower, and pursuant to documentation in form, scope and substance reasonably satisfactory to Lender, (ii) is fully subordinate to the Loan, (iii) is subject to a subordination agreement between Lender and Borrower, as lender of such intercompany indebtedness, in form, scope and substance reasonably satisfactory to Lender, and (iv) not secured by a lien, security interest or other encumbrance of any part of the Property or any pledge or encumbrance of a partnership, member or shareholder or beneficial interest or other direct or indirect interest in any Borrower.
(d)    For the avoidance of doubt, all Proposed Release Properties shall remain encumbered by the Lien of the Mortgage until so Released in connection with a Third Party Transfer.
2.6.2    Release of Hotel Units.
(a)    Provided that (x) no Event of Default has occurred and is continuing, (y) none of the Operational Documents or the Operating Lease is canceled as a result thereof, or contains any exercisable right to cancel as a result thereof, and (z) each of the other conditions contained in clauses (b)–(e) below are satisfied, then, upon not less than thirty (30) days’ prior written notice to Lender, (i) TRS may enter into one or more Option Agreements with unrelated third parties for the sale and transfer of some or all of such Proposed HU Release Property (each, a “HU Release Property”), and, pursuant to such Option Agreement, sell and transfer such HU Release Property to such unrelated third parties (a “HU Third Party Transfer”), and (ii) simultaneously with the consummation of a HU Third Party Transfer, Lender shall release the Lien of the Mortgage on such HU Release Property (each, a “HU Release”). The Option Agreement shall contain provisions requiring the satisfaction of each of the conditions contained in clauses (b)–(e) below as a condition precedent to TRS’s obligation to consummate the applicable HU Third Party Transfer.
(b)    Each HU Third Party Transfer shall be subject to the satisfaction of the following conditions precedent:
(i)    not more than one (1) Business Day following the execution and delivery thereof, TRS shall deliver to Lender a copy of the executed and delivered Option Agreement, certified by TRS as true, correct and complete in all respects;
(ii)    TRS shall comply in all respects with all Legal Requirements (including, but not limited to, applicable securities laws) to the extent the same may apply to the sale of the HU Release

Property as condominium units, and furnish to Lender such evidence of compliance therewith as Lender may reasonably request;
(iii)    TRS shall obtain and deliver to Lender a Transfer Legal Opinion from counsel (which opinion and counsel must be acceptable to Lender) for TRS and such unrelated third parties;
(iv)    TRS shall obtain and deliver to Lender (A) a copy of the deed transferring title to the HU Release Property to such unrelated third parties and (B) an endorsement to Lender’s title insurance policy insuring Lender’s interest to the Remaining Property, in form, scope and substance satisfactory to Lender, in its sole discretion, which endorsement shall include, without limitation, but only to the extent available, (1) an extension of the effective date of the policy to the effective date of the HU Release, and (2) confirmation that there is no change in the priority of the Mortgage on the Remaining Property or the coverage of the Remaining Property under the policy, with premium and costs related to the title examination and issuance of such endorsement to be paid by TRS;
(v)    TRS shall obtain and deliver to Lender evidence of approvals to the HU Release and HU Third Party Transfer executed by any Person other than Lender holding any interest in the HU Release Property that would be affected by the HU Release or HU Third Party Transfer, if and to the extent such approval is required pursuant to the terms of the documents evidencing such interest, including, without limitation, the approval of each Manager pursuant to the terms of the Operational Documents;
(vi)    not less than one (1) Business Day prior to the Release, TRS shall obtain and deliver to Lender, a copy of the final closing statement or pro forma settlement statement which shows, among other things, the breakdown of the net amount due to TRS, certified by TRS as true, correct and complete in all respects;
(vii)    at or prior to the HU Release, TRS shall make a payment to Lender of an amount equal to the greater of (the “HU Release Price”) (A) 55% of the gross sale price of the HU Release Property or (B) 110% of the amount of the Loan allocated to the HU Release Property based upon the corresponding portion of the “Release Amount” as set forth on Exhibit C attached hereto (the “Minimum HU Release Price”), which HU Release Price shall be applied to the principal balance of the Loan as a prepayment without the payment of a Prepayment Fee;
(viii)    TRS shall pay Lender, in addition to the HU Release Price, (A) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents with respect to the amount being repaid, including, but not limited to the Breakage Costs (if any), (B) all of Lender’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the HU Third Party Transfer and such prepayment, and (C) a processing fee of $5,000;
(ix)    after giving effect to the HU Release, Borrower and TRS will continue to own property which consists of a majority of the percentage of the appurtenant interests in the “Common Elements” described in the Condominium Declaration and the voting interest of the Condominium Association; and
(x)    Lender shall receive such other documents, certificates, instruments, opinions or assurances as Lender may reasonably request.

Except as otherwise specifically provided herein, Borrower shall deliver to Lender all evidence, information and other items required by Lender in connection with the HU Third Party Transfer and HU Release (except for the title insurance endorsement) not less than seven (7) days (or, if in respect of the first HU Third Party Transfer or first HU Release, ten (10) days) prior to the desired date of the HU Third Party Transfer and HU Release, as applicable. Borrower shall pay all third party costs and expenses incurred by Lender in connection with each HU Third Party Transfer and HU Release, including title insurance premiums, documentation costs and reasonable attorneys’ fees.
(c)    Notwithstanding anything to the contrary set forth herein, (i) no more than seventy-five (75) hotel rooms, in the aggregate, shall be Released during the term of the Loan and (ii) after the Release of (A) the thirty-seventh (37th) HU Release Property, the Loan to Value Ratio shall not be greater than sixty (60%) as determined by an Appraisal of the Remaining Property and (B) the thirty-seventh (37th) HU Release Property, the fiftieth (50th) HU Release Property, and the sixty-fifth (65th) HU Release Property (each, a “Test Date”), Lender shall have the right to conduct a Debt Yield test for the twelve (12) months immediately following the applicable Release (based on the pro-forma projections prepared by the Hotel Manager as reasonably approved by Lender for such period, and Borrower shall cause the Hotel Manager to deliver such pro-forma projections to Lender no later than thirty (30) days after the applicable HU Release), which test shall establish a Debt Yield as determined by Lender of not less than (a) 8.5% if such HU Release occurs during the first year of the Loan term, (b) 9.0% if such HU Release occurs during the second year of the Loan term, (c) 10.0% if such HU Release occurs during the third year of the Loan term, (d) 10.5% if such HU Release occurs during the fourth year of the Loan term (if extended) and (e) 11.0% if such HU Release occurs during the fifth year of the Loan term (if extended). For the avoidance of doubt, (1) subsequent Option Agreements and Releases shall not be permitted if any of the foregoing tests are not satisfied in respect of any proposed HU Release; provided, however, that, to satisfy the foregoing tests, Borrower may make a partial prepayment of the Debt, without the payment of a Prepayment Fee, in an amount not in excess of the amount required to cause such tests to be satisfied, and (2) the foregoing Debt Yield requirements shall be a condition to further Third Party Transfers as of each Test Date but are not intended to be independent or ongoing financial covenants.
(d)    Borrower shall deliver to Lender, not less than ten (10) Business Days prior to any proposed HU Release, (i) a notice setting forth (A) the date of the proposed HU Release, (B) the name of the proposed transferee of the applicable HU Release Property, and (C) a description of the proposed HU Release Property, and (ii) a draft partial release of Lien of the Mortgage (and related Loan Documents) relating only to the HU Release Property for execution by Lender. Such release shall be in a form appropriate for use in New York County and otherwise reasonably acceptable to Lender and shall contain provisions protecting the rights of the releasing lender which are then customary, if any, for such releases. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (x) is in compliance with all Legal Requirements, and (y) will effect each such HU Release in accordance with the terms of this Agreement.
(e)    For the avoidance of doubt, no HU Release of any HU Release Property shall release any Borrower or Guarantor from their respective obligations under the Loan Documents, the Environmental Indemnity or the Guaranty with respect to events arising or occurring prior to the date of such HU Release.

2.6.3    Release of Commercial Unit.
(a)    Provided that (x) no Event of Default has occurred and is continuing, (y) none of the Operational Documents or the Operating Lease is canceled as a result thereof, or contains any exercisable right to cancel as a result thereof, and (z) each of the other conditions contained in clauses (b)–(d) below are satisfied, then, upon not less than thirty (30) days’ prior written notice to Lender, (i) TRS or Borrower, as applicable, may enter into one or more Option Agreements with unrelated third parties for the sale and transfer of any Proposed CU Release Property or the remainder of the Commercial Unit (each, a “CU Release Property”), and, pursuant to such Option Agreement, sell and transfer the CU Release Property to such unrelated third parties (each, a “CU Third Party Transfer,” together with a HU Third Party Transfer, collectively and each individually, as appropriate, a “Third Party Transfer”), and (ii) simultaneously with the consummation of a CU Third Party Transfer, Lender shall release the Lien of the Mortgage on the CU Release Property (each, a “CU Release,” together with a HU Release, collectively and each individually, as appropriate, a “Release”). The Option Agreement shall contain provisions requiring the satisfaction of each of the conditions contained in clauses (b)–(d) below as a condition precedent to TRS’s or Borrower’s, as applicable, obligation to consummate the applicable CU Third Party Transfer.
(b)    Each CU Third Party Transfer shall be subject to the satisfaction of the following conditions precedent:
(i)    the Operational Documents and Operating Lease shall each be modified as required (and as reasonably requested by Lender) to reflect therein the CU Third Party Transfer and removal of the CU Release Property, provided that the form, scope and substance of such modification shall be satisfactory to Lender, in its reasonable discretion;
(ii)    TRS or Borrower, as applicable, shall deliver to Lender evidence reasonably satisfactory to Lender that (A) the CU Release Property constitutes (or, after giving effect to the CU Third Party Transfer, will constitute) one or more separate condominium units or sub-condominium units, and one or more tax lots separate and distinct from the tax lot or lots applicable to the Remaining Property, and (B) the Remaining Property constitutes (or, after giving effect to the CU Third Party Transfer, will constitute) one or more separate condominium units, and one or more tax lots separate and distinct from the tax lot or lots applicable to the CU Release Property, in each case, the subdivision of which comprising the CU Release Property or Remaining Property, including, without limitation, all documents and filings in connection therewith, shall be subject to Lender’s reasonable approval;
(iii)    TRS or Borrower, as applicable, shall deliver to Lender evidence reasonably satisfactory to Lender that, after giving effect to the CU Third Party Transfer, (A) each of the CU Release Property and Remaining Property complies in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws, (B) each of the CU Release Property and Remaining Property has such ingress, egress, and other utility easements over the CU Release Property or Remaining Property, as applicable, as required by Lender in its sole discretion, and (C) after giving effect to the CU Release, neither the operation nor any rights enjoyed by the CU Release Property or Remaining Property, as applicable, will be dependent upon the Remaining Property Release Property, in the case of the CU Release Property, or the CU Release Property, in the case of the Remaining Property, other than to the extent contemplated by the Condominium Documents in the ordinary course operation of the Property;
(iv)    any agreement affecting the use and occupancy of the CU Release Property and Remaining Property, including, without limitation, any reciprocal easement agreement, operating covenant agreement or amendment to the Condominium Documents, entered into, modified or amended in connection with the CU Third Party Transfer, shall be in form, scope and substance satisfactory to Lender, in its sole discretion;
(v)    not more than one (1) Business Day following the execution and delivery thereof, TRS or Borrower, as applicable, shall deliver to Lender a copy of the executed and delivered Option Agreement, certified by TRS or Borrower, as applicable, as true, correct and complete in all respects;
(vi)    TRS or Borrower, as applicable, shall comply in all respects with all Legal Requirements (including, but not limited to, applicable securities laws and ILSA) to the extent the same may apply to the sale of the CU Release Property as a condominium unit, and furnish to Lender such evidence of compliance therewith as Lender may reasonably request;
(vii)    TRS or Borrower, as applicable, shall obtain and deliver to Lender a Transfer Legal Opinion from counsel (which opinion and counsel must be acceptable to Lender) for TRS or Borrower, as applicable, and such unrelated third parties;
(viii)    TRS or Borrower, as applicable, shall obtain and deliver to Lender (A) a copy of the deed transferring title to the CU Release Property to such unrelated third parties and (B) an endorsement to Lender’s title insurance policy insuring Lender’s interest to the Remaining Property, in form, scope and substance satisfactory to Lender, in its sole discretion, which endorsement shall include, without limitation, but only to the extent available, (1) insuring against losses arising as a result of the invalidity of the Remaining Property as a condominium, (2) extending the effective date of the policy to the effective date of the CU Release, and (3) confirming that there is no change in the priority of the Mortgage on the Remaining Property or in the amount of the insurance or the coverage of the Remaining Property under the policy, with premium and costs related to the title examination and issuance of such endorsement to be paid by TRS or Borrower, as applicable;
(ix)    TRS or Borrower, as applicable, shall obtain and deliver to Lender evidence of approvals to the CU Release and CU Third Party Transfer executed by any Person other than Lender holding any interest in the CU Release Property that would be affected by the CU Release or CU Third Party Transfer, if and to the extent such approval is required pursuant to the terms of the documents evidencing such interest, including, without limitation, the approval of each Manager pursuant to the terms of the Operational Documents;
(x)    not less than one (1) Business Day prior to the CU Release, TRS or Borrower, as applicable, shall obtain and deliver to Lender, a copy of the final closing statement or pro forma settlement statement which shows, among other things, the breakdown of the net amount due to TRS or Borrower, as applicable, certified by TRS or Borrower, as applicable, as true, correct and complete in all respects;

(xi)    at or prior to the CU Release, TRS or Borrower, as applicable, shall make a payment to Lender of an amount equal to the greater of (the “CU Release Price”) (A) 55% of the gross sale price of the CU Release Property or (B) 110% of the amount of the Loan allocated to the CU Release Property based upon the corresponding portion of the “Release Amount” as set forth on Exhibit C attached hereto (the “Minimum CU Release Price,” together with the Minimum HU Release Price, collectively and each individually, as appropriate, the “Minimum Release Price”) (by way of example, if the CU Release Property consisted of 5,220 square feet of the “East Side Retail (Planned Conversion)” (110% of $5,500,000 = $6,050,000.00) and 2,500 square feet of the “Other Retail and Lower Floor Common Area” (110% of (2,500/82,777 * $5,500,000) = $182,719.84), then the Minimum CU Release Price for such CU Release Property would equal $6,232,719.84), which CU Release Price shall be applied to the principal balance of the Loan as a prepayment without the payment of a Prepayment Fee;
(xii)    TRS or Borrower, as applicable, shall pay Lender, in addition to the CU Release Price, (A) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents with respect to the amount being repaid, including, but not limited to the Breakage Costs (if any), (B) all of Lender’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the CU Third Party Transfer and such prepayment, and (B) a processing fee of $10,000; and
(xiii)    Lender shall receive such other documents, certificates, instruments, opinions or assurances as Lender may reasonably request.
Except as otherwise specifically provided herein, Borrower shall deliver to Lender all evidence, information and other items required by Lender in connection with the CU Third Party Transfer and CU Release (except for the title insurance endorsement) not less than fifteen (15) days prior to the desired date of the CU Third Party Transfer and CU Release, as applicable. Borrower shall pay all third party costs and expenses incurred by Lender in connection with any CU Third Party Transfer and CU Release, including title insurance premiums, documentation costs and reasonable attorneys’ fees.
(c)    Borrower shall deliver to Lender, not less than ten (10) Business Days prior to any proposed CU Release, (i) a notice setting forth (A) the date of the proposed CU Release, and (B) the name of the proposed transferee of the CU Release Property, and (ii) a draft partial release of Lien of the Mortgage (and related Loan Documents) relating only to the CU Release Property for execution by Lender. Such release shall be in a form appropriate for use in New York County and otherwise reasonably acceptable to Lender and shall contain provisions protecting the rights of the releasing lender which are then customary, if any, for such releases. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (x) is in compliance with all Legal Requirements, and (y) will effect such CU Release in accordance with the terms of this Agreement.
(d)    For the avoidance of doubt, no CU Release of the CU Release Property shall release any Borrower or Guarantor from their respective obligations under the Loan Documents, the Environmental Indemnity or the Guaranty with respect to events arising or occurring prior to the date of such CU Release.

Section 2.7	Interest Rate Cap Agreement.
(a)    At or prior to the Closing Date, Borrower shall enter into an interest rate cap agreement (the “Initial Interest Rate Cap Agreement”) which shall protect against an increase in interest rates which would cause the Interest Rate to exceed 5.00% per annum, which interest rate cap agreement shall have a term of not less than one year and otherwise comply with the terms of this Section 2.7.
(b)    Prior to the expiration of the Initial Interest Rate Cap Agreement and each successive Replacement Interest Rate Cap Agreement thereafter, Borrower shall enter into an interest rate cap agreement which shall protect against an increase in interest rates that would cause the Debt Service Coverage Ratio to be less than 1.40x and otherwise complies with the terms of this Section 2.7. (each a “Replacement Interest Rate Cap Agreement”, and such Initial Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement each an “Interest Rate Cap Agreement”, and the counterparty to any of the foregoing, a “Counterparty”).
(c)    With respect to each and every Interest Rate Cap Agreement, such Interest Rate Cap Agreement (i) shall be in form reasonably acceptable to Lender, (ii) shall be with a Counterparty acceptable to Lender and which Counterparty shall have a credit rating of A2 or better by Moody’s, and A or better by S&P, (iii) shall direct the Counterparty to deposit any and all payments due under the Interest Rate Cap Agreement directly into an account designated by Lender so long as any portion of the Loan remains outstanding (provided, however, that for purposes of this requirement, the Loan shall be deemed to be remaining outstanding if the Property is transferred to Lender (or its nominee or designee) by judicial foreclosure or non-judicial foreclosure or by deed-in-lieu thereof), (iv) shall have an initial term of not less than one (1) year and shall be continually renewed during the term of the Loan for periods of not less than one (1) year prior to the then expiration date, and (v) shall have an initial notional amount equal to the principal balance of the Loan at the time the parties enter into such Interest Rate Cap Agreement.
(d)     Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to the Interest Rate Cap Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under the Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Lender a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the account designated in writing from time to time by Lender).
(e)    Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Lockbox Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(f)    In the event of any downgrade or qualification of the rating of the Counterparty by Moody’s or S&P such that the rating of the Counterparty is below a long term rating of A3 by Moody’s or below a long term rating of A- by S&P, or if the rating of such Counterparty has been withdrawn by Moody’s or S&P, Borrower shall, not later than ten (10) Business Days following receipt of notice from Lender, either: (i) replace the Interest Rate Cap Agreement with an Interest Rate Cap Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.7) from a Counterparty reasonably acceptable to Lender having a credit rating of “A2” or better by Moody’s Investors Service, Inc., and “A” or better by Standard and Poor’s Rating Group, (ii) cause the Counterparty to post collateral for the Interest Rate Cap Agreement in an amount equal to 100% of the mark-to-market value of the Interest Rate Cap Agreement pursuant to an ISDA Credit Support Annex (NY Law) with the “Credit Support Amount” defined to be 100% of the Secured Party’s Exposure (as such terms are defined in the ISDA Credit Support Annex (NY Law) as published by the ISDA in 1994, or (iii) cause the Counterparty to provide a guaranty of the Counterparty’s obligations under the Interest Rate Cap Agreement from an entity that has a credit rating of A2 or better by Moody’s and A or better by S&P.
(g)    In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, then provided that Borrower has not cured such default within ten (10) Business Days after notice from Lender, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.
(h)    Each Interest Rate Cap Agreement shall contain the following language or its equivalent:
In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below (i) a long term rating of “A-” by S&P or (ii) (A) a long term rating of “A3” by Moody’s, the Counterparty must, within ten (10) business days, either (x) post collateral in an amount equal to 100% of the mark-to-market value of the Interest Rate Cap Agreement pursuant to an ISDA Credit Support Annex (NY Law) with the “Credit Support Amount” defined to be 100% of the Secured Party’s Exposure (as such terms are defined in the ISDA Credit Support Annex (NY Law) as published by the ISDA in 1994 and otherwise on terms acceptable to Borrower, (y) find a replacement Counterparty, at the Counterparty’s sole cost and expense, with a credit rating of A2 or better by Moody’s, and A or better by S&P and otherwise acceptable to Borrower; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement, or (z) provide a guaranty of the Counterparty’s obligations under the Interest Rate Cap Agreement from an entity that has a credit rating of A2 or better by Moody’s and A or better by S&P. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.”
In the event that a Counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to (i) deliver collateral as specified in the applicable Interest Rate Cap Agreement, or (ii) find a replacement Counterparty, Borrower covenants and agrees that Borrower shall seek Lender’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Lender’s prior written approval and shall approve or consent to the foregoing upon receipt of Lender’s prior written approval. Borrower’s failure to comply with the requirements of this Section 2.7(h) shall constitute, at Lender’s option, an immediate Event of Default.
(i)    Within ten (10) Business Days after full execution of an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:
(i)    the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;
(ii)    the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(iii)    all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(iv)    the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(j)    Proceeds of any and all rights that Borrower may now or hereafter have to any and all payments, disbursements, distributions or proceeds under any Interest Rate Cap Agreement (“Cap Proceeds”) may be held by Lender as cash collateral for Borrower’s obligations under the Loan Documents and shall be applied as provided below. If an Event of Default exists, any such Cap Proceeds may be applied by Lender to the payment of accrued interest, late charges, principal (including the Prepayment Fee, if any, occasioned by a principal payment), or any other obligation arising out of the obligations of Borrower to Lender under the Loan Documents in such manner as Lender in its sole discretion deems appropriate. If no Event of Default exists, proceeds of any such Cap Proceeds received by Lender shall upon receipt be applied by Lender to interest under the Note, then to any other amounts due and owing under the Loan Documents and any such Cap Proceeds which remain unapplied thereafter shall be returned to Borrower.

Section 2.8	Extension Options.
(a)    Subject to Section 2.8(b) hereof, Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for two (2)  successive terms (each, an “Extension Option”) of one (1) year each (each such period, an “Extension Period”) to (i) the Monthly Payment Date occurring in January, 2019 if the first Extension Option is exercised, and (ii) the Monthly Payment Date occurring in January, 2020 if the second Extension Option is exercised (each such date following the exercise of each such Extension Option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions (in each case as determined by Lender):
(i)    no Event of Default shall have occurred and be continuing at the time an Extension Option is exercised or on the date that the applicable Extension Period is to commence;
(ii)    Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid no later than sixty (60) days prior to the applicable Maturity Date;
(iii)    Borrower shall obtain and deliver to Lender (A) no less than ten (10) days prior to the date that the applicable Extension Period is to commence, a draft of the bid package for the Replacement Interest Rate Protection Agreement for Lender's review and approval for conformity with the requirements set forth in this Agreement, and (B) prior to the date that the applicable Extension Period is to commence, a Replacement Interest Rate Protection Agreement, which Replacement Interest Rate Protection Agreement shall be effective commencing on the first day of the related Extension Period, shall expire on a date not earlier than the last day of the related Extension Period and shall conform with all the requirements of Section 2.7 hereof;
(iv)    Borrower shall have paid to Lender the Extension Fee on or prior to the date the related Extension Period is to commence;
(v)    as of the effective date of the applicable Extension Period, the Net Operating Income as reasonably determined by Lender shall be sufficient to provide a Debt Yield of at least 10%, and Borrower shall have demonstrated the same by delivery of its quarterly financial statements required hereunder with respect to the quarter ending September 30 of the applicable Fiscal Year (provided that to the extent the Debt Yield is less than 10%, Borrower shall be entitled to make a partial prepayment of the Loan in such amount as shall cause the Debt Yield to be equal to 10%);
(vi)    as of the effective date of the applicable Extension Period, (1) each KSL Liable Party delivers to Lender then current certified financial statements (including a balance sheet) evidencing that such Guarantor is in compliance with the minimum Net Worth and Liquid Asset requirements set forth in the Guaranty (in each case as more particularly described therein) and (2) SHR Liable Party delivers to Lender evidence reasonably satisfactory to Lender that SHR Liable Party is in compliance with the requirement in Section 11(d) of the Guaranty;
(vii)    Borrower shall have delivered an endorsement reflecting the extension of the Maturity Date for each of the policies comprising the Title Insurance Policy, provided that Borrower shall not be required to deliver such endorsements if: (A) such endorsement is not issued by the applicable title insurance companies at the time of the Maturity Date that would apply in the absence of the applicable Extension Period, or (B) the aggregate cost for such endorsements exceeds $5,000;

(viii)    Borrower and Guarantor shall execute and deliver an agreement with Lender reasonably satisfactory to Lender which: (A) contains a certification from Borrower that all conditions precedent to the exercise of such Extension Option have been satisfied, (B) contains a certification from Borrower and Guarantor that no Event of Default exists under the Loan Documents, the Environmental Indemnity, or the Guaranty, (C) documents the extension of the Maturity Date, (D) includes Lender’s confirmation that, in reliance on Borrower’s and Guarantor’s certifications set forth therein, and the financial statements delivered to Lender by Borrower and Guarantor, the conditions precedent to the exercise of the Extension Option have been satisfied, and (E) does not require Borrower or Guarantor to make representations or warranties other than expressly set forth herein; and
(ix)    Borrower shall have paid all actual out-of-pocket costs and expenses (including title insurance premiums, documentation costs, and reasonable attorneys’ fees) incurred by Lender in connection with the exercise by Borrower of such Extension Option.
(b)    Lender shall determine the initial Interest Rate for any Extension Period as of approximately 11:00 A.M., London time, on the second Business Day prior to the then applicable Maturity Date. Lender shall notify Borrower of the initial Interest Rate and acceptable terms for the required interest rate protection instrument with respect to any extension prior to such applicable Maturity Date. With respect to any Extension Period, the Interest Rate will be reset by Lender effective the first (1st) day of the first (1st) month following the month during which the effective date of the extension occurs and effective the first (1st) day of the first (1st) month of each successive one (1) month period thereafter during the remaining term of the Loan (the “Extension Rate Reset Dates”). The Interest Rate will be reset as aforesaid to the rate equal to the sum of (x) 2.95% plus (y) the one month LIBOR Rate as of approximately 11:00 A.M., London time, on the second Business Day prior to each such Extension Rate Reset Date.
(c)    Notwithstanding the foregoing, so long as KSL Liable Parties are a Guarantor, Borrower shall not be entitled to exercise the second Extension Option unless Borrower shall first have demonstrated to Lender’s reasonable satisfaction that: (i) the term of each KSL Liable Party’s existence has been extended for an additional period of not less than six (6) months in connection with the Extension Option then exercised, and (ii) that no scheduled expiration of any such Guarantor’s term shall occur prior to July 1, 2021. Evidence of the foregoing shall include, without limitation, documentation effecting the exercise of the election to extend and a certificate from each KSL Liable Party confirming that such term was properly extended and that the extension is no longer subject to the objection of the LP Advisory Committee (in each case as referred to in Section 9.1(a) of such Guarantor’s limited partnership agreement as delivered to Lender prior to the Closing Date), and, in the event of any other scheduled expiration set forth in such Guarantor’s organizational documents at such time, such other evidence as Lender may reasonably require to establish that no scheduled expiration of any such Guarantor’s term shall occur prior to July 1, 2021. In connection with such evaluation, Borrower shall cause each KSL Liable Party to deliver to Lender an updated certified copy of each such Guarantor’s organizational documents, together with any other evidence required to satisfy the foregoing, prior to exercise by Borrower of the second Extension Option set forth herein.

III.    REPRESENTATIONS AND WARRANTIES

Section 3.1	Borrower Representations. Borrower represents and warrants (and, as applicable, covenants) that:
3.1.1    Organization.
(a)    Each of Borrower is (and shall remain) duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder. Each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents and the Environmental Indemnity by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents, the Environmental Indemnity and all the transactions contemplated hereby and thereby.
(b)    Each Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Each Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Fee Owner’s organizational identification number, assigned by the state of its incorporation or organization is 5196186. Fee Owner’s federal tax identification number is 30-0746146. Operating Tenant’s organizational identification number, assigned by the state of its incorporation or organization is 5196946. Operating Tenant’s federal tax identification number is 37-1699231.
3.1.2    Proceedings. This Agreement and the other Loan Documents and the Environmental Indemnity to which Borrower is a party have been duly authorized, executed and delivered by each Borrower and constitute a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.1.3    No Conflicts. The execution and delivery of this Agreement by Borrower and the other Loan Documents and the Environmental Indemnity to which Borrower is a party and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of any Borrower’s organizational documents or any material agreement or instrument to which any Borrower is a party or by which it is bound, or any order or decree applicable to any Borrower, or result in the creation or imposition of any lien on any of any Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to any Borrower’s knowledge, threatened against or affecting any Relevant Person or the Property which would, during the pendency of such action or in the event of a judgment adverse to such Relevant Person, materially and adversely affect the Property or the ability of any Borrower to carry out the transactions contemplated by this Agreement and the other Loan Documents and the Environmental Indemnity.
3.1.5    Agreements. No Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to materially and adversely affect the condition (financial or other) or operations of the Property or any Borrower or any Borrower’s ability to perform its obligations hereunder or under the Loan Documents or the Environmental Indemnity.
3.1.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Borrower of, or compliance by any Borrower with, this Agreement or any of the other Loan Documents or the Environmental Indemnity or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by such Borrower.
3.1.7    Title. Fee Owner has good, marketable and insurable fee simple title (or, with respect to easement parcels, easement rights) to the Real Property and the Improvements, and good title to the landlord’s interest in the Operating Lease; Operating Tenant has good title to the tenant’s interest in the Operating Lease, holds the Property owner’s interests in the Operational Documents, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances and any Liens that are insured over by the Title Insurance Policy. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty related thereto (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. Except as reflected in or insured against by the Title Insurance Policy, there are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property. None of the Permitted Encumbrances or Liens insured over by the Title Insurance Policy, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially impair the use or operations of the Property as presently used and operated or materially impair Borrower’s ability to pay its obligations in a timely manner.
3.1.8    No Plan Assets. Each Borrower hereby represents, warrants and agrees that: (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii)  Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101 as modified by Section 3(42) of ERISA and the regulations that may be promulgated thereunder; and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA and the regulations that may be promulgated thereunder.

3.1.9    Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. The zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by the Mortgage. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Borrower. No Borrower has committed any act which may give any Governmental Authority the right to cause any Borrower to forfeit the Property or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents.
3.1.10    Financial Information. All financial statements, including, without limitation, the statements of cash flow and income and operating expense: (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent the financial condition of the Property as of the date of such reports in all material respects, and (iii) have been prepared in accordance with the Accounting Standards throughout the periods covered, except as disclosed therein. No Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which are, individually or in the aggregate, reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in the most recent financial statements of Borrower delivered to Lender. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in the financial statements. The operating reforecast for the Property that has most recently been delivered to Lender as of the Closing Date is the most recent operating forecast for the Property provided to Borrower by Hotel Manager, and to Borrower’s knowledge represents a reasonable expectation of the income and expenses for the Property for the period identified therein.
3.1.11    Casualty; Condemnation. No Casualty to any part of the Property which would cost more than $50,000 to restore or replace has occurred, which has not been fully restored or replaced. No part of the Property has been taken in Condemnation or other similar proceeding or transferred in lieu of condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
3.1.12    Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.
3.1.13    Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
3.1.14    Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15    Enforceability. Neither the Loan Documents nor the Environmental Indemnity are subject to any right of rescission, set off, counterclaim or defense by any Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents or the Environmental Indemnity, or the exercise of any right thereunder, render the Loan Documents or the Environmental Indemnity unenforceable, and no Borrower has asserted any right of rescission, set off, counterclaim or defense with respect thereto.
3.1.16    Assignment of Leases; Business Income. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. The Mortgage creates a valid security interest in all other Business Income. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents and Profits or Business Income except for Hotel Manager pursuant to the Hotel Management Agreement.
3.1.17    Insurance. Borrower has obtained and has delivered to Lender insurance certificates and, to the extent required by Lender, original or certified copies of all of the Policies (or portions thereof), with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.
3.1.18    Licenses. All material permits and approvals, including, without limitation, certificates of occupancy, liquor licenses, and/or operating permits, if any, required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and paid for and are (and shall be maintained) in full force and effect and, to the knowledge of Borrower, all Tenants have (and Borrower shall use commercially reasonable efforts to cause all Tenants to maintain) such permits and approvals as are required by any Governmental Authority for the use, occupancy and operation of the premises demised under their respective Leases.
3.1.19    Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.
3.1.20    Physical Condition. Except as otherwise described in the Property Condition Report prepared by Eckland Consultants Inc. and dated December 30, 2014, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and no Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Construction of the Improvements on the Property is complete.

3.1.21    Boundaries. Except to the extent otherwise delineated on the Survey delivered to Lender prior to the Closing Date, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.
3.1.22    Leases. (a) The Property is not subject to any Leases other than the Leases described in Schedule 3.1.22, and Schedule 3.1.22 sets forth all of the documents comprising such Leases, including all amendments, modifications and supplements thereto, (b) the Leases identified on Schedule 3.1.22 (and any guaranties thereof) are in full force and effect and there are no defaults thereunder by either party, or by any guarantor under a guaranty of any Lease, (c) the copies of the Leases (including any amendments thereto and any guaranties thereof) delivered to Lender are true and complete, the Leases have not been modified, amended or supplemented except pursuant to any modifications, amendments or supplements delivered to Lender and there are no oral agreements with respect thereto, (d) no Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by any Borrower under any Lease has been performed as required in such Lease and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower to any Tenant prior to the date hereof has already been received by such Tenant and (g) all security deposits are being held in accordance with Legal Requirements. No existing Leases may be amended, terminated or canceled unilaterally by a tenant and no tenant may be released from its obligations, except in the event of Casualty or Condemnation.
3.1.23    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Borrower under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.
3.1.24    Special Purpose Entity/Separateness.
(a)    Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that each Borrower is and shall continue to be a Special Purpose Entity.
(b)    The representations, warranties and covenants set forth in Section 3.1.24(a) shall remain true for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
3.1.25    Tax Filings. To the extent required, each Borrower has timely filed (or has obtained effective extensions for filing) all federal, state and material local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and material local taxes, charges and assessments payable by such Borrower. Each Borrower believes that its tax returns (if any) properly reflect the income and taxes of such Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26    Solvency. (a) No Borrower has entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) each Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loan, be greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. No Borrower’s assets do or, immediately following the making of the Loan will, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, or believes that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower).
3.1.27    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
3.1.28    Organizational Chart. The organizational chart attached as Schedule 3.1.28 hereto, relating to Borrower, Guarantors, and certain other Affiliates and other parties, is true, complete and correct on and as of the date hereof and accurately shows: (a) the general partner of each KSL Liable Party, (b) the managing member of SHR Liable Party, and (c) all Persons holding direct or indirect ownership interests in each Relevant Person other than the Guarantors.
3.1.29    Material Agreements. Attached hereto as Schedule 3.1.29 is a list of all Material Agreements, true and complete copies of each of which have been delivered to Lender.
3.1.30    Bank Holding Company. No Borrower is (or shall become) a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.31    No Other Debt. No Borrower has borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.
3.1.32    Investment Company Act. No Borrower is an (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.33    Access/Utilities. All public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right of way or in recorded easements abutting the Property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.
3.1.34    No Bankruptcy Filing. Neither any Borrower, any Guarantor, or any general partner of any of the foregoing is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding and to Borrower’s best knowledge, no such proceeding is contemplated or threatened.
3.1.35    Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of any Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made, in each case, as of the date made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, any Borrower or their respective business, operations or condition (financial or otherwise).
3.1.36    Foreign Person. Other than limited partners of one or more of the Guarantors, neither any Borrower nor any partner, member or stockholder of any Borrower is or will be, and no legal or beneficial interest in a partner, member or stockholder of any Borrower is or will be held, directly or indirectly by, a “foreign person” within the meaning of Sections 1445 and 7701 of the Code. In the event that Borrower is a “disregarded entity” within the meaning of the Code or regulations promulgated thereunder, Borrower’s “beneficial owner” within the meaning of such Code shall not be a “foreign person” and Borrower shall provide evidence reasonably satisfactory to Lender confirming the same.
3.1.37    Fraudulent Transfer. No Borrower has: (a) entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) failed to receive reasonably equivalent value in exchange for its obligations under the Loan Documents. The assets of each Borrower do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to or believes that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts reasonably expected to be payable on or in respect of its obligations and the contribution obligations of the other Borrowers).
3.1.38    No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the application, financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan or the financial information or credit rating (if any) of any Borrower or any Guarantor inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of any Borrower, any Guarantor or the Property.

3.1.39    Condominium Documents.
(a)    The filing of the Condominium Declaration created a valid condominium under the laws of the State. Borrower has delivered to Lender true, correct and complete copies of the Condominium Documents, and there have not been amendments or modifications to the terms of the Condominium Documents. All Condominium Documents comply with all applicable Legal Requirements. The Condominium Documents permit the Property to be encumbered by the Mortgage.
(b)    All Condominium Assessments and other sums due and payable by Borrower under the Condominium Documents have been paid in full. No Person under the Condominium Documents has commenced any action or given or received any notice for the purpose of terminating the condominium regime. There are currently no special or extraordinary Condominium Assessments pending (other than regular, monthly Condominium Assessments).
(c)    Borrower’s interest in the Condominium Documents (if any) is assignable upon notice to, but without the consent of, any other party thereto, and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, any party thereto.
(d)    The Condominium Documents do not prohibit the exercise of the remedies available to Lender, including acquisition of title to the Property through foreclosure, deed in lieu thereof or otherwise, without the requirement for consent of or approval by the Condominium Association.
(e)    To the best of Borrower’s knowledge, the Condominium has been legally and validly created pursuant to the Condominium Act and any rules promulgated pursuant thereto.
(f)    To the best of Borrower’s knowledge, the Condominium Documents are valid and enforceable and in full force and effect and there is no default thereunder, and Borrower has not (and to the best of Borrower’s knowledge, Borrower’s predecessor as owner of the Property has not) (i) received notice of any default thereunder, (ii) received notice of any conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder, or (iii) delivered to any other Person a notice of default or notice of any conditions which, with the passage of time or the giving of notice, or both would constitute a default thereunder.
(g)    Borrower shall comply with the terms of each Offering Plan and all applicable Legal Requirements and the requirements of any Governmental Authority having jurisdiction over the Property.
(h)    The Condominium Association is not a party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded.
(i)    Attached hereto as Schedule 3.1.39(i) is a list of all Residential Unit Agreements, true and complete copies of each of which have been delivered to Lender.
3.1.40    Non-Relationship. Neither any Borrower nor any partner, director, member or officer of any Borrower nor, to Borrower’s knowledge, any entity which is a general partner, shareholder or member of any Borrower, respectively as the case may be (collectively, “Borrower’s Constituents”) is (a) a director or officer of Metropolitan Life Insurance Company (“MetLife”), (b) a parent, son or daughter of a director or officer of MetLife, or a descendent of any of them, (c) a stepparent, adopted child, step-son or step-daughter of a director or officer of MetLife, or (d) a spouse of a director or officer of MetLife.

3.1.41    US Patriot Act. Each Borrower represents and warrants that it is in compliance with the requirements of (a) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079) (2001) (the “Order”), (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq, (d) all other Legal Requirements relating to money laundering or terrorism, and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), and any enabling legislation or other executive orders or regulations in respect thereof (the Order, and such other statutes, rules and regulations, legislation or orders are collectively referred to herein as the “Prescribed Laws”). Without limiting the generality of the foregoing, each Borrower represents, warrants and covenants that neither any Borrower, nor any Borrower’s Constituents, nor, to Borrower’s knowledge any other direct or indirect beneficial owner of any Borrower directly owning or indirectly owning or controlling twenty-five percent (25%) or more of the interests in such Borrower, (A) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Prescribed Laws, (B) is or will become a “blocked person” described in Section 1 of the Order, or (C) knowingly engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such blocked person. Borrower agrees to promptly notify Lender should Borrower become aware of any change in the information set forth in these representations and warranties. Borrower covenants that the foregoing representations and warranties shall remain true throughout the term of the Loan.
3.1.42    Criminal Acts. Neither any Borrower nor any other Relevant Person has been convicted of, or been indicted for, a felony criminal offense.
3.1.43    No Defaults. Neither any Borrower nor any other Relevant Person is currently in default, and the execution, delivery and performance of the Loan Documents will not result in default, under any mortgage, deed of trust, note, loan or credit agreement, including, without limitation, the Revolver Loan.
3.1.44    Operational Documents. Borrower hereby represents that (a) Borrower has delivered to Lender a true, correct and complete copy of each of the Operational Documents and the Hotel Guaranty; (b) the Operational Documents and the Hotel Guaranty are each in full force and effect, and none of the Operational Documents have been amended, restated, replaced or otherwise modified (except as expressly described in this Agreement); (c) there are no defaults under the Operational Documents on the part of Borrower and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default by Borrower thereunder; (d) to Borrower’s knowledge there are no defaults under the Operational Documents on the part of any of the Managers thereunder; and (e) all sums due and payable prior to the date hereof under the Operational Documents by Borrower have been paid in full.
3.1.45    Operating Lease. Borrower hereby represents that (a) Borrower has delivered to Lender a true, correct and complete copy of the Operating Lease; (b) the Operating Lease is in full force and effect, and the Operating Lease has not been amended, restated, replaced or otherwise modified (except as expressly described in this Agreement); (c) there are no material defaults under the Operating Lease on the part of Fee Owner or Operating Tenant, and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default by either party thereunder; and (d) all sums due and payable prior to the date hereof under the Operating Lease by Borrower have been paid in full.

3.1.46    Asset Management Agreement. Borrower hereby represents that (a) Borrower has delivered to Lender a true, correct and complete copy of the Asset Management Agreement; (b) the Asset Management Agreement is in full force and effect, and the Asset Management Agreement has not been amended, restated, replaced or otherwise modified (except as expressly described in this Agreement); (c) there are no defaults under the Asset Management Agreement on the part of any Related Person or Asset Manager, and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default by either party thereunder; and (d) all sums due and payable prior to the date hereof under the Asset Management Agreement by any Related Person have been paid in full.
3.1.47    Liens. There exist no Liens on any Collateral other than Permitted Encumbrances.
3.1.48    Compliance with Covenants and Agreements. Borrower has complied in all material respects with all requirements of all instruments and agreements affecting the Property, whether or not of record, including, without limitation, all covenants and agreements by and between Borrower and any governmental or regulatory agency pertaining to the development, use or operation of the Property.
3.1.49    Executive Order No. 7. Neither Borrower nor any direct member, partner, shareholder or other equity owner in Borrower, is, or will be during the term of the Loan, an Additional Covered Employer as such term is defined in the City of New York Executive Order No. 7 issued on September 30, 2014.
3.1.50    Survival of Representations. The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents. For the avoidance of doubt, statements that certain facts “will be” or “shall be” true in the future, and similar statements regarding the continuance of a status are covenants of Borrower to cause such facts to be or remain true. Upon request, Borrower shall deliver to Lender evidence of compliance with the foregoing representations and warranties satisfactory to Lender in its reasonable discretion.
IV.    BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants. From the date hereof until payment of the Debt in full, Borrower hereby covenants and agrees with Lender that:
4.1.1    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, and all rights, licenses, permits and franchises necessary for the operation of the Property and comply in all material respects with all Legal Requirements applicable to it and the Property and the use thereof, including, without limitation, the Prescribed Laws.

4.1.2    Taxes and Other Charges. Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof no less than two (2) days before the dates on which the particular Taxes and Other Charges would become delinquent; provided, however, that Borrower shall not be obligated to pay Taxes directly if Borrower has made the deposits required pursuant to Section 6.1 hereof, and otherwise qualifies for disbursement of same to pay Taxes in accordance therewith. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.1 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property, except Permitted Encumbrances. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that the Lien Contest Criteria have been and remain satisfied. Lender may pay over any such cash or other security described in the Lien Contest Criteria and held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.
4.1.3    Litigation. Borrower shall promptly (and in any event within thirty (30) days of Borrower’s receipt of notice thereof) notify Lender of the commencement, or receipt of notice, of any and all actions or proceedings or other material matter or claim affecting the Property (other than those for amounts of less than $500,000), and/or the interest of Lender under the Loan Documents (collectively, “Actions”). Borrower shall appear in and defend any Actions. Lender shall have the right, at the cost and expense of Borrower, to institute, maintain and participate in Actions and take such other action, as it may deem appropriate in the good faith exercise of its discretion to preserve or protect the Property and/or the interest of Lender under the Loan Documents. Any money paid by Lender under this Section shall be reimbursed to Lender in accordance with Section 4.1.13 hereof.
4.1.4    Access to Property. Upon reasonable notice, Lender shall have the right, at any time and from time to time during normal business hours, subject to the rights of tenants and guests, to enter the Property in order to ascertain Borrower’s compliance with the Loan Documents, to examine the condition of the Property, to undertake surveying or engineering work, and to inspect premises occupied by tenants. Borrower shall cooperate with Lender performing these inspections. Borrower shall pay all actual out-of-pocket costs incurred by Lender in connection with any such inspections which inspections occur: (a) during an Event of Default, (b) in connection with tenant improvement work, Restoration Work, or other alterations to the Property, or (c) at any time that Lender has a reasonable belief that the Property fails to comply with Legal Requirements or the Loan Documents.
4.1.5    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and
(b)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6    Reporting.
(a)    Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP (provided that books and records for the Hotel shall be maintained in a manner consistent with the Uniform System of Accounts for the Lodging Industry, in its most current edition or another edition of the foregoing which is then commonly used for similar properties) (as applicable, the “Accounting Standards”), reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. All reporting provided to Lender hereunder shall be prepared in accordance with the Accounting Standards.
(b)    Borrower shall furnish Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements (on a consolidated basis) audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender covering the Property, including, without limitation, a balance sheet, statements of income and expense and cash flow for Borrower and a consolidating balance sheet and statement of income and expense showing each Borrower. Such statements shall set forth gross revenue and operating expenses for the Property. Borrower’s annual financial statements shall be accompanied by a certificate executed by the chief financial officer of Borrower stating that such annual financial statements present fairly the financial condition and the results of operations of Borrower and the Property.
(c)    Borrower will furnish Lender on or before the forty fifth (45th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year), the following items, accompanied by a certificate from the chief financial officer of Borrower, certifying that such items are true, correct, accurate and complete in all material respects and fairly present the financial condition and results of the operations of the Property as applicable:
(i)    quarterly and year to date statements of income and expense and cash flow prepared for such quarter with respect to the Property as a whole, with a balance sheet for such quarter for Borrower;
(ii)    a current STAR Report for the Property (monthly format);
(iii)    a current PACE Bookings Report for the Property;
(iv)    a certification stating: (A) that the Leases identified in the prior certification remain unmodified and in full force and effect, or identifying any exceptions thereto, and (B) identifying any new Leases with respect to the Property from those existing at the time of the prior such certification; and
(v)    a revised forecast of operations for the balance of the then-current operating year.
(d)    Borrower shall submit an annual operating and capital budget to Lender not later than thirty (30) days after the commencement of each calendar year, which shall include Borrower’s good faith estimate of Gross Revenue, Operating Expenses and Capital Expenditures for the applicable calendar year presented on a monthly basis. Lender shall have the right to approve each annual budget during any period in which an Event of Default has occurred and is continuing. In the event that Borrower incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in an approved annual budget, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed extraordinary operating expense or extraordinary capital expenditure for Lender’s approval.
(e)    Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of any Borrower as may be reasonably requested by Lender, including, without limitation, state and federal tax returns.
(f)    Borrower agrees to submit or cause to be submitted to Lender within thirty (30) days after December 31 of each calendar year during the term of the Loan and ten (10) days after any written request by Lender, an Officer’s Certificate stating whether, since the Closing Date, (x) any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; (y) any change, conveyance, transfer, pledge or encumbrance of any direct or indirect interest in any Borrower or any of the persons or entities comprising any Borrower, irrespective of the number of tiers of ownership, has been occurred, and if so, specifying the same in particularity and detail; and (z) to the best of Borrower’s knowledge, there exists an Event of Default under the Loan Documents and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Notwithstanding the foregoing, Borrower shall not be required to include in any such certificate a description of any change in the limited partners of any Guarantor, or the direct or indirect interests in such limited partners.
4.1.7    Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.
4.1.8    Estoppel Statements.
(a)    After request by Lender, but not more than three times in any twelve month period, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, (v) whether, to Borrower’s knowledge, any Event of Default then exists under the Loan Documents or any event has occurred and is continuing, which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default, and (vi) that none of this Agreement, the other Loan Documents, the Environmental Indemnity or the Guaranty have been modified or if modified, giving particulars of such modification.
(b)    After request by Borrower, but not more than three times in any twelve month period, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.
(c)    After request by Lender, but not more than three times in any twelve month period, Borrower shall use commercially reasonable efforts to promptly obtain an estoppel certificate from the Condominium Association under the Condominium Documents, in form and substance substantially the same as the estoppel delivered to Lender on or prior to the date hereof or in such other form as is reasonably satisfactory to Lender.

(d)    After request by Lender, but not more than once in any twelve month period, Borrower shall use commercially reasonable efforts to promptly obtain an estoppel certificate from each counterparty under each of the Operational Documents and the Hotel Guaranty, in form and substance substantially the same as the estoppel delivered to Lender on or prior to the date hereof or in such other form as is reasonably satisfactory to Lender.
(e)    Borrower shall exercise commercially reasonable efforts to deliver to Lender, upon request, an estoppel certificate in a form reasonably requested by Lender from each Tenant under any non-residential Lease.
4.1.9    Leases.
(a)    Borrower shall not, without the express written consent of Lender (not to be unreasonably withheld, conditioned or delayed except as to clause (ii) below with respect to which Lender may withhold consent in its sole discretion): (i) enter into any Lease unless the Lease complies with the Leasing Guidelines, or (ii) except as may be required by law or expressly permitted under either a Lease existing on the date hereof, or any new Lease otherwise approved by Lender in writing, cancel or terminate any Major Lease or accept a surrender of any Major Lease (except in the case of a default) unless Borrower has entered into a new Lease or new Leases (or an amendment or amendments of another Lease or other Leases) covering all of the premises of the Major Lease being terminated or surrendered, or (iii) enter into any material amendment or reduce rent under any Major Lease, or amend any other Lease in a manner that would cause such Lease to deviate from the Leasing Guidelines, or (iv) unless the original Tenant remains liable under such Major Lease, consent to an assignment of a Tenant’s interest or to a subletting of any Major Lease, or (v) accept payment of advance rents (excluding security deposits) in an amount in excess of one (1) month’s rent under any Major Lease. The foregoing restrictions shall not be deemed to apply to agreements for specific events (as distinguished from agreements for continuous use and occupancy over a period of time).
(b)    Borrower (i) shall observe and perform in all respects the obligations imposed upon the lessor under the Leases; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed; and (iii) shall hold all security deposits under all Leases in accordance with Legal Requirements. Within ten (10) Business Days after Lender’s request, Borrower shall furnish Lender with executed copies of all Leases.
(c)    If any of the acts described in this Section 4.1.9 which require the written consent of Lender are done without such written consent, at the option of Lender they shall be of no force or effect with respect to the Lender and shall, following written notice to Borrower and Borrower’s failure to cure such breach within ten (10) Business Days, constitute an Event of Default.
(d)    Except as otherwise permitted in Section 2.6, Borrower shall not, without the express written consent of Lender (which may be withheld in Lender’s sole discretion) enter into any purchase options with respect to the Property. For the avoidance of doubt, however, the foregoing shall not preclude Borrower from entering into a contract to sell the Property so long as the Loan is repaid in full in connection with the consummation of transactions described therein.

(e)    Each Lease affecting the Property shall be absolutely subordinate to the lien of the Mortgage and shall also contain a provision, reasonably satisfactory to Lender, to the effect that in the event of the judicial or non-judicial foreclosure of the Property, at the election of the acquiring foreclosure purchaser, the particular Lease shall not be terminated and the Tenant shall attorn to the purchaser, and that if requested to do so, the Tenant shall enter into a new Lease for the balance of the term upon the same terms and conditions. Lender shall, if requested by Borrower in connection with a Tenant’s request for non-disturbance, enter into a subordination, non-disturbance and attornment agreement with any Tenant of commercial space at the Property under a Major Lease which has been approved by Lender, on Lender’s then current form with any Tenant; provided that: (i) Borrower shall cooperate with Lender in obtaining any necessary information from or regarding Tenant to comply with Legal Requirements (including, without limitation, any Prescribed Laws), (ii) Borrower shall pay Lender’s actual out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with such subordination, non-disturbance and attornment agreement, and (iii) any such Tenant shall be required to make representations and warranties corresponding to the representations and warranties in Section 3.1.41 hereof and, if requested by Lender, provide such additional information as may be requested to evidence compliance.
(f)    Except for any Operational Documents with respect to which the applicable Manager enters into a subordination, nondisturbance and attornment agreement with Lender on a form reasonably acceptable to Lender, Borrower covenants and agrees that all contracts and agreements relating to the Property requiring the payment of management fees and entered into after the date hereof, and all contracts and agreements relating to the Property and requiring the payment of leasing commissions shall: (i) provide that the obligation will not be enforceable against Lender and (ii) be subordinate to the lien of the Mortgage. Lender will be provided reasonable evidence of Borrower’s compliance with this Section within ten (10) days after written request.
(g)    All security deposits with respect to Leases will be transferred to the purchaser at any foreclosure sale.

(h)    Any requests for Lender's approval of a Lease or Lease amendment or other matter with respect to which Lender’s approval is required in accordance with this Section 4.1.9 shall be made in writing and shall include (i) a cover letter which states at the top of the letter in bold, capitalized letters the following: “PLEASE TAKE NOTICE. THIS IS A REQUEST FOR APPROVAL OF A LEASE [OR LEASE AMENDMENT] [OR OTHER MATTER/SPECIFY] FOR THE LOAN SECURED BY THE JW MARRIOTT ESSEX HOUSE HOTEL IN NEW YORK, NEW YORK. YOU HAVE TEN (10) DAYS FROM THE DATE YOU RECEIVE THIS LETTER TO REVIEW AND APPROVE THE ACCOMPANYING LEASE [OR LEASE AMENDMENT] [OR OTHER MATTER/SPECIFY]. IF YOU DO NOT RESPOND WITHIN SUCH TEN (10) DAYS, YOU MAY BE DEEMED TO HAVE APPROVED THE LEASE [OR LEASE AMENDMENT] [OR OTHER MATTER/SPECIFY]”, and (x) a copy of the proposed Lease or Lease amendment or documentation evidencing such other matter, along with such other information as may be reasonably necessary to evaluate Borrower’s request. Lender shall approve or disapprove such submitted Lease or Lease amendment within ten (10) days after receipt by Lender of such request and related documentation. If Lender shall fail to disapprove of any such submitted Lease or Lease amendment for which Lender's approval has been requested within such ten (10) day period, Borrower shall submit a second notice in writing to Lender (“Borrower’s Second Notice”) which shall include (y) a cover letter which states at the top of the letter in bold, capitalized letters the following: “PLEASE TAKE NOTICE. THIS IS THE SECOND AND FINAL REQUEST FOR APPROVAL OF A LEASE [OR LEASE AMENDMENT][OR OTHER MATTER/SPECIFY] FOR THE LOAN SECURED BY THE JW MARRIOTT ESSEX HOUSE HOTEL IN NEW YORK, NEW YORK. IF YOU DO NOT RESPOND WITHIN FIVE (5) DAYS FROM THE DATE YOU RECEIVE THIS NOTICE, YOU WILL BE DEEMED TO HAVE APPROVED THE LEASE [OR LEASE AMENDMENT] [OR OTHER MATTER/SPECIFY]”, and (z) a copy of the proposed Lease or Lease amendment, or documentation evidencing such other matter, along with such other information as may be reasonably necessary to evaluate Borrower’s request. If Lender shall fail to disapprove of any such submitted Lease or Lease amendment or other matter for which Lender’s approval has been requested within such five (5) day period, Lender shall be conclusively deemed to have approved such submitted Lease or Lease amendment or other matter, provided, however, any deemed approval of Lender to a submitted Lease or Lease amendment or other matter shall be effective only if such Lease or Lease amendment or agreement reflecting such other matter is signed by both Borrower as landlord and the applicable tenant, (or, if such other matter is not the subject of such an agreement, such other matter is effected) within thirty (30) days of the date of the Borrower’s Second Notice and such Lease or Lease amendment is made, or such other matter is effected, on terms that in all material respects are the same as were contained in the Lease or Lease amendment or documentation regarding such other matter submitted with Borrower’s Second Notice. Any deemed approval of Lender to a submitted Lease or Lease amendment or other matter shall not constitute Lender’s consent to any provision of such submitted Lease or Lease amendment or agreement reflecting such other matter and such deemed approval shall not obligate Lender to take any further action relating to such Lease or Lease amendment or other matter, including but not limited to issuing a subordination, nondisturbance and attornment agreement.

4.1.10    Alterations. Lender’s prior approval (not to be unreasonably withheld, conditioned or delayed) shall be required in connection with any alterations to any Improvements (except for (i) tenant improvements under any Lease approved or deemed approved by Lender, or under any Lease for which approval was not required by Lender under this Agreement or under any Lease entered into before the date hereof, or (ii) alterations and Improvements required pursuant to the Hotel Management Agreement or any other Operational Document) (a) that include alteration to the structural elements or major mechanical systems of the Improvements, or (b) the cost of which (including any related alteration, improvement or replacement, but excluding moveable personal property) is reasonably anticipated to exceed the Alteration Threshold; provided that for purposes of this clause (b) each separate project simultaneously in progress shall be separately (and not in the aggregate) tested against the Alteration Threshold (e.g., work on rooms and work on pools would be considered separate projects, even if contained in the same construction contract with the same general contractor). Notwithstanding the foregoing, Borrower may make emergency repairs as necessary without Lender’s prior approval, but with prompt notice to Lender thereafter.
4.1.11    Material Agreements. Borrower shall (a) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things reasonably necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly use commercially reasonably efforts to enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party.
4.1.12    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower.
4.1.13    Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, (d) Lender shall remedy or attempt to remedy any Event of Default hereunder in accordance with Section 10.3 or otherwise, (e) Lender employs an attorney to collect any of the Debt or to enforce performance of the obligations, covenants and agreements of the Loan Documents, or (f) Lender becomes a party to any action or proceeding affecting, directly or indirectly, Borrower, the Property or the title thereto or Lender’s interest under the Loan Documents to which Lender otherwise becomes a party (by intervention or otherwise) Borrower shall be chargeable with and agrees to pay all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, which costs and expenses shall be due and payable within ten (10) Business Days following demand, together with interest thereon at the Default Rate from the date incurred by Lender to the date of payment to Lender, and together with all required service or use taxes. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

4.1.14    Business and Operations. Borrower will continue to engage in the businesses currently conducted by it at the Property. The Hotel shall be continuously open for business with the public and operated as a full service luxury hotel as understood in the international hotel industry with related amenities, which continuous operation shall occur without interruption unless otherwise approved by Lender, except in the event of (i) casualty or condemnation, or (ii) a force majeure event, such as but not limited to, inclement weather or other acts of god, strike, labor stoppage or material labor dispute, riot or other civil unrest, and closings ordered or recommended by governmental authorities. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Property. Borrower shall at all times cause the Property to be maintained as a full service luxury hotel with restaurants, meeting rooms, a spa and retail uses.
4.1.15    Operating Lease.
(a)    Notwithstanding anything to the contrary, including in Section 4.2.6, Borrower will not modify, amend or replace the Operating Lease without Lender’s prior written consent which consent, if required pursuant to Section 2.6, shall be governed by the terms of Section 2.6. Borrower does hereby fully and completely in all respects subordinate the Operating Lease and all rights of any and all Borrower Parties thereunder to all rights of Lender under the Loan Documents.  Without limitation, all rights of payment under the Operating Lease are hereby subordinated to Lender’s rights to receive payments under the Loan Documents, and the priority of the Operating Lease is hereby subordinated to the lien of the Mortgage.  If the Mortgage is foreclosed, whether judicially or by power of sale, or if Borrower delivers a deed in lieu of foreclosure, then the Operating Lease and all of the rights of the Borrower Parties thereunder shall be completely and forever extinguished.
(b)    Notwithstanding clause (a) above, Borrower shall be entitled to amend the Operating Lease as necessary to comply with tax laws and preserve the real estate investment trust status of any constituent member of Borrower, including, without limitation, to adjust the term and the operating rent payable thereunder; provided, however, that, in each case, (a) the representations set forth in Section 3.1.16 shall not be rendered untrue by virtue of any adjustment to the operating rent payable thereunder, and (b) not later than ten (10) Business Days prior to the execution and delivery thereof, Borrower shall deliver to Lender a copy of the proposed amendment thereto.
(c)    Notwithstanding anything to the contrary contained herein, during the term of the Loan, not later than thirty (30) days prior to the then scheduled expiration of the Operating Lease, Borrower shall demonstrate to Lender’s reasonable satisfaction that the term of the Operating Lease has been extended for an additional period of not less than six (6) months pursuant to an amendment or supplement to the Operating Lease. Evidence of the foregoing shall include, without limitation, documentation effecting the exercise of the election to extend and a certificate from Borrower confirming that such term was properly extended. In connection with such evaluation, Borrower shall deliver to Lender an updated certified copy of the Operating Lease, together with any other evidence required to satisfy the foregoing.
4.1.16    Intellectual Property. Any Intellectual Property relating solely to the use or operation of the Property acquired by any Relevant Person shall either be held by Borrower, or an Affiliate of Borrower, and pledged to Lender as additional collateral for the Loan.
4.1.17    Maintenance of Property. Borrower, at its sole cost and expense, shall keep the Property in good order, condition, and repair, and make all necessary structural and non-structural, ordinary and extraordinary repairs to the Property and the Improvements.

4.1.18    Condominium Documents.
(a)    Borrower shall diligently comply with all of the terms, covenants, rules, regulations and conditions of the Condominium Documents, as the same shall be in force and effect from time to time.
(b)    Borrower shall pay all Condominium Assessments and other sums required to be paid by Borrower under and pursuant to the provisions of the Condominium Documents, as and when such Condominium Assessment or other charge is payable, but in all events prior to delinquency.
(c)    Borrower will deliver to Lender from time to time, promptly upon Lender’s request, evidence satisfactory to Lender that the Condominium Assessments have been so paid or are not then delinquent with respect to the Property. Borrower shall immediately notify Lender of (i) any adjustments made to the amount of Condominium Assessments due under the Condominium Documents, or (ii) the imposition of any additional Condominium Assessments under the Condominium Documents.
(d)    Borrower shall promptly notify Agent of the receipt of any written notice by any Condominium Association or other Person under any Condominium Documents to Borrower or after Borrower’s discovery of (i) any default by Borrower in the performance or observance of any of the material terms, covenants or conditions of any Condominium Documents on the part of Borrower to be performed or observed, (ii) any notice requiring the performance of any material act by Borrower with respect to any obligation of Borrower under any Condominium Documents (e.g., notice of imposition of “special” Condominium Assessments), and, in each such case, deliver to Lender a true, correct and complete copy of each such notice, or (iii) any pending or threatened litigation affecting any Condominium Association or the Condominium Documents.
(e)    If the Condominium Documents provide for a “mortgagee representative” (or equivalent thereto), then Lender shall be named in the Condominium Documents as such mortgagee representative for so long as the Loan is outstanding and shall give notice to the Condominium Association and any other Persons as necessary for Lender to be recognized as a mortgagee under the Condominium Documents.
(f)    Borrower agrees that upon an Event of Default, Lender in its sole discretion may, but shall not be obligated to, perform any act, employ any Person, and cast any vote on behalf of Borrower pursuant to the Condominium Documents (and Borrower shall, upon request from Lender, promptly deliver to Lender such documents and instruments as Lender may require to evidence its authority concerning the same). During the continuance of an Event of Default, Borrower shall not exercise any material approval, consent or voting right to which it is entitled under the Condominium Documents without obtaining Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(g)    Borrower shall execute and deliver to Lender any such additional documents (including any modifications or amendments to the Loan Documents or the Condominium Documents) as Lender may require in order to perfect the Lien of the Loan Documents, including (i) resignations of the officers and members of the board of directors of the Condominium Association who have been appointed or designated by Borrower or any Affiliate of Borrower or whose eligibility to serve on the board of directors is based on being a person authorized to act on behalf of Borrower (and replacements thereof, if Borrower’s representative resigns or is removed and is replaced by another person appointed by Borrower) and a power of attorney enabling Lender in its sole discretion after the occurrence and during the continuance of an Event of Default to date and deliver such resignations, and (ii) irrevocable proxies in form and substance acceptable to Lender, executed in blank, enabling Lender in its sole discretion after the occurrence and during the continuance of an Event of Default to exercise the votes held by Borrower in the Condominium Association. In furtherance of the foregoing, Borrower shall promptly notify Lender if Borrower has the right to appoint a replacement officer and/or director to the Condominium Association or a director is elected who is eligible because such director is a person authorized to act on behalf of Borrower, and such replacement officer and/or director shall execute and deliver to Agent the documents contemplated pursuant to this clause (g).
(h)    Borrower shall pay all costs and expenses incurred by Lender in connection with the Condominium Documents (including costs and expenses associated with conducting any investigations, reviews, valuations or searches which Lender shall deem necessary in its sole discretion), obtaining updated title insurance and the preparation and review of any documents and/or modifications or amendments to any of the Loan Documents which Lender or its attorneys shall deem necessary, including reasonable costs and expenses incurred by Lender in connection with any review of the Condominium Documents.
(i)    If Borrower shall default in the performance or observance of any material term, covenant or condition of the Condominium Documents on the part of Borrower to be performed or observed (and has failed to timely commence and/or is not diligently prosecuting the cure of such default within any applicable notice and/or cure periods provided in the applicable Condominium Documents), then, without limiting the generality of the other provisions of the Mortgage, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be necessary to cause all of the material terms, covenants and conditions of the applicable Condominium Documents on the part of Borrower to be performed or observed or to be promptly performed or observed on behalf of Borrower, to ensure that the rights of Borrower and Lender in, to and under the Condominium Documents shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. In any such event, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, to the extent permitted by Legal Requirements, the right to enter upon the Property at any time with prior notice (which may be given verbally if such entrance is due to an emergency relating to the Property, to remedy any imminent danger on or to the Property or in order to investigate and cure an Event of Default hereunder) and from time to time for the purpose of taking any such action to cause all such terms, covenants and conditions to be performed. Lender may pay and expend such sums of money as Lender deems necessary for any such purpose. Borrower hereby agrees to pay to Lender promptly upon demand, all such sums so paid and expended by Lender, together with interest thereon from the day on which Borrower receives such demand until paid at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Mortgage.

Section 4.2	Borrower Negative Covenants. From the date hereof until the Debt is paid in full, Borrower hereby covenants and agrees with Lender that:

4.2.1    Due on Sale and Encumbrance; Transfers of Interests. Subject to the provisions of Article VIII and Sections 2.6, 4.2.14 and 4.2.15 hereof and other than Permitted Encumbrances, Borrower shall not cause or permit: (i) the Collateral or any direct or indirect interest in the Collateral, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of (other than retail and restaurant sales in the ordinary course of business and disposition of personal property and FF&E which has been replaced with personal property or FF&E, as applicable, of equal or greater value in the ordinary course of business); (ii) any transfer, assignment or conveyance of any direct or indirect interest in any Borrower or its partners, stockholders, members, beneficiaries, or any of any Borrower’s direct or indirect constituents; or (iii) any merger, reorganization, dissolution or other change in the ownership structure of any Borrower or any of the direct or indirect general partners or members of any Borrower, including, without limitation, any conversion of any Borrower or any direct or indirect general partner or member of any Borrower to a limited partnership, a limited liability partnership or a limited liability company (collectively, a “Transfer” or “Transfers”).
4.2.2    Liens. Without the prior written consent of Lender, to be exercised in Lender’s sole and absolute discretion, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Collateral except for Permitted Encumbrances. If any Liens are recorded against the Collateral or any part thereof, Borrower shall obtain a discharge and release of any Liens within thirty (30) days after receipt of notice of their existence. Notwithstanding the foregoing, after prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any such Liens or Encumbrances, provided that the Lien Contest Criteria have been and remain satisfied. Lender may pay over any such cash or other security described in the Lien Contest Criteria and held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.
4.2.3    Dissolution. No Borrower shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, or (iii) except as otherwise expressly permitted in this Agreement,  transfer, lease, or sell the Collateral or any portion thereof or interest therein.
4.2.4    Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property. Borrower shall not permit the Property to be used other than for the operation of a hotel, restaurant, spa and other related uses.
4.2.5    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than with respect to terminations of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration or nonmaterial concessions made in the ordinary course of business (e.g., guest concessions).
4.2.6    Affiliate Transactions. Except for the Loan Documents, the Operating Lease and the Asset Management Agreement, and any agreement entered into in accordance with Sections 2.6, 4.1.15, 7.4 and 7.5 hereof (which shall be governed by the terms of such Sections rather than by this Section 4.2.6), no Borrower shall enter into, or be a party to, any transaction with an Affiliate of such Borrower or any of the partners or members of such Borrower except in the ordinary course of business and on terms which are fully disclosed to and approved by Lender in advance (not to be unreasonably withheld, conditioned or delayed) and are no less favorable to such Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

4.2.7    Zoning; Condominiums. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could reasonably result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender. Except in respect of the Condominium, Borrower shall not file or record a declaration of condominium, master deed of trust or mortgage or any other similar document evidencing the imposition of a so called “condominium regime” whether superior or subordinate to the Mortgage. Borrower shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.
4.2.8    Assets. Borrower shall not purchase or own any property other than the Collateral.
4.2.9    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) except as permitted in Section 2.6 with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
4.2.10    Principal Place of Business; Chief Executive Office; Books and Records. No Borrower shall (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) giving Lender at least thirty (30) days’ prior written notice thereof and (B) taking all action required by Lender for the purpose of perfecting and/or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure without (A) obtaining the prior written consent of Lender and (B) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
4.2.11    ERISA. No Borrower will be reconstituted as a Plan or as an entity whose assets constitute “plan assets” of a Plan.
4.2.12    Material Agreements.
(a)    Except as otherwise expressly provided for herein, Borrower shall not, without Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed): (i) enter into any Material Agreement (provided that the conditions precedent for entering into Major Equipment Leases shall instead be governed by Section 4.2.15(b) hereof), (ii) surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such Material Agreement would be commercially reasonable and then only if Borrower shall have provided to Lender not less than five (5) Business Days’ notice of such termination and such termination would not be reasonably expected to result in a Material Adverse Change), other than expiration in accordance with its terms (without regard to renewal rights), (iii) increase or consent to the increase of the amount of any fees or charges payable by Borrower under any Material Agreement, except for such increases as are expressly provided for therein, or (iv) modify, change, supplement, alter or amend or amend any of its rights, remedies or obligations, or waive or release any of its rights or remedies under any Material Agreement.

(b)    Any requests for Lender’s approval of a Material Agreement, or amendment or other matter with respect to which Lender’s approval is required in accordance with this Section 4.2.12 shall be made in writing, shall be delivered in an envelope marked “PRIORITY” and shall include (i) a cover letter which states at the top of the letter in bold, capitalized letters (in a font size that is not less than fourteen) the following: “PLEASE TAKE NOTICE. THIS IS A REQUEST FOR APPROVAL OF A MATERIAL AGREEMENT [OR AMENDMENT TO A MATERIAL AGREEMENT] [OR OTHER MATTER/SPECIFY] FOR THE LOAN SECURED BY THE JW MARRIOTT ESSEX HOUSE HOTEL IN NEW YORK, NEW YORK. YOU HAVE FIFTEEN (15) BUSINESS DAYS FROM THE DATE YOU RECEIVE THIS LETTER TO RESPOND TO THE REQUEST REGARDING THE ACCOMPANYING MATERIAL AGREEMENT [OR AMENDMENT TO A MATERIAL AGREEMENT] [OR OTHER MATTER/SPECIFY]. IF YOU DO NOT RESPOND WITHIN SUCH FIFTEEN (15) BUSINESS DAYS, YOU MAY BE DEEMED TO HAVE APPROVED THE MATERIAL AGREEMENT [OR AMENDMENT TO A MATERIAL AGREEMENT] [OR OTHER MATTER/SPECIFY]”, (x) a copy of the proposed Material Agreement or amendment thereto or documentation evidencing such other matter, along with such other information as may be reasonably necessary to evaluate Borrower’s request. If Lender shall fail to disapprove or otherwise respond to any such submitted Material Agreement, amendment, or other matter for which Lender’s approval has been requested within (10) Business Days after the date the first such notice is received, Borrower may submit a second notice in writing to Lender (“Borrower’s Second Notice”) in an envelope marked “PRIORITY” which shall include (y) a cover letter which states at the top of the letter in bold, capitalized letters (in a font size that is not less than fourteen) the following: “PLEASE TAKE NOTICE. THIS IS THE SECOND AND FINAL REQUEST FOR APPROVAL OF A MATERIAL AGREEMENT [OR AMENDMENT TO A MATERIAL AGREEMENT] [OR OTHER MATTER/SPECIFY] FOR THE LOAN SECURED BY THE JW MARRIOTT ESSEX HOUSE HOTEL IN NEW YORK, NEW YORK. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G. APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE YOU RECEIVE THIS NOTICE, YOU WILL BE DEEMED TO HAVE APPROVED THE MATERIAL AGREEMENT [OR AMENDMENT TO A MATERIAL AGREEMENT] [OR OTHER MATTER/SPECIFY]”, and (z) a copy of the proposed Material Agreement, amendment, or documentation evidencing such other matter, along with such other information as may be reasonably necessary to evaluate Borrower’s request. If Lender shall fail to provide a substantive response to any such submitted Material Agreement, amendment or other matter for which Lender’s approval has been requested within such five (5) Business Day period, Lender shall be conclusively deemed to have approved such submitted Material Agreement, amendment or other matter, provided, however, any deemed approval of Lender to a submitted Material Agreement, amendment or other matter shall be effective only if such Material Agreement, amendment or other matter or agreement reflecting such other matter is signed by both Borrower and the applicable counterparty, (or, if such other matter is not the subject of such an agreement, such other matter is effected) within thirty (30) days of the date of the Borrower’s Second Notice and such Material Agreement or amendment is made, or such other matter is effected, on terms that in all material respects are the same as were contained in the Material Agreement or amendment or documentation regarding such other matter submitted with Borrower’s Second Notice. Any deemed approval of Lender to a submitted Material Agreement, amendment or other matter shall not constitute Lender's consent to any provision of such submitted Material Agreement or amendment or agreement reflecting such other matter and such deemed approval shall not obligate Lender to take any further action relating to such Material Agreement, amendment or other matter.
4.2.13    No Waste. Borrower shall abstain from, and not permit, the commission of waste to the Property.

4.2.14    Secondary Financing; Mezzanine Loan.
(a)    Except as otherwise expressly permitted in Section 4.2.15, Borrower shall not incur or permit the incurring of (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property (including, without limitation, any loan or financing which is repaid by assessments or other taxes related to the Property including, without limitation, any Property-Assessed Clean Energy loan) or (ii) any pledge or encumbrance of a partnership, member or shareholder or beneficial interest or other direct or indirect interest in any Borrower (collectively “Secondary Financing”), other than a pledge, directly or indirectly of (x) the limited partnership interests in any KSL Liable Party, (y) the non-controlling shares in Strategic Hotels & Resorts, Inc. that are listed on any recognized stock exchange, or (z) the interests of the minority unit holders in SHR Liable Party (excluding Strategic Hotel & Resorts, Inc. and any Affiliates of Strategic Hotels & Resorts, Inc.).
(b)    The provisions of clause (a) above shall not apply to the Revolver Loan or the pledge of ownership interest in SHC DTRS, Inc. in connection therewith in favor of the lenders thereunder (the “SDI Pledge”); provided, however, that the Revolver Loan shall not at any time be secured by a lien, pledge or security interest or other encumbrance which is prohibited under clause (a) above other than the SDI Pledge, including, without limitation, of any part of the Property and/or equity interests in Borrower. Notwithstanding the foregoing, the SDI Pledge shall be in connection only with financing provided by a Qualified Institutional Lender, and any transfer of the ownership interest in SHC DTRS, Inc. as a result of a default under such financing shall be to a Qualified Institutional Lender.
4.2.15    Additional Obligations.
(a)    During the term of the Loan, no Borrower shall, without the prior written consent of Lender, become liable with respect to any indebtedness except for (i) the Loan, (ii) Leases entered into in compliance with the Loan Documents, pursuant to which Operating Tenant is the landlord, entered into in the ordinary course of owning and operating the Property for the uses described herein, (iii) trade payables incurred in the ordinary course of owning and operating the Property in accordance with the terms hereof, but excluding any loans or borrowings, (iv) liabilities or Indebtedness disclosed in writing to and approved by Lender on or before the Closing Date, (v) the Operational Documents, (vi) equipment leases for equipment and other personal property used at the Property, in each case entered into in the ordinary course of business (provided that Major Equipment Leases shall be subject to the requirements set forth in clause (b) below), (vii) any other single item of indebtedness which does not exceed $50,000 or, when aggregated with other items or indebtedness or liability, does not exceed $250,000, (viii) amounts which are being diligently contested in accordance with Sections 4.1.2 and 4.2.2 hereof, (ix) intercompany indebtedness permitted under Section 2.6, and (x) Permitted Encumbrances (“Permitted Obligations”).

(b)    During the term of the Loan, no Borrower shall, without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), enter into any Major Equipment Leases. As used herein, “Major Equipment Leases” means any leases for equipment used at or in connection with the Property, (i) which include payment obligations of $500,000 or more per year, or (ii) have a term of five years or more (unless such leases are terminable on not more than ninety (90) days’ notice). Borrower acknowledges that pursuant to the Mortgage, Borrower’s interest in any equipment leases entered into now or hereafter has been assigned to Lender as collateral for the Loan. Lender shall be entitled to request from the lessor under any Major Equipment Lease (and Borrower shall reasonably cooperate with Lender in so requesting): (x) an estoppel certificate reflecting the applicable lease and the defaults, if any, of Borrower thereunder, and (y) an agreement providing that if Lender shall ever become the owner of the Property, such lease, at Lender’s option, may be assumed by Lender at the same rental charges, and under the same terms and conditions as are presently contained in such lease.
4.2.16    Condominium Documents.
(a)    Borrower shall not, without the prior written consent of Lender, vote in any manner, or consent, to any action of any Condominium Association that is prohibited or requires Lender’s consent under the Loan Documents.
(b)    Borrower shall not, without the prior written consent of Lender, in furtherance, and not in limitation, of the prohibitions set forth in clause (a) above, cast any such vote or give any such consent, or permit any Borrower Party to cast any such vote or give any such consent, where such vote or consent could adversely affect, alter or impair the lien of the Mortgage or the security therefor, where such vote or consent could increase the obligation or diminish the rights of Lender or where such vote or consent could adversely affect the Property, without, in each instance, the prior written consent of Lender.
(c)    Borrower shall not, without the prior written consent of Lender, cancel (or vote to cancel) any Condominium Document or, except as expressly permitted pursuant to this Agreement, modify, change, supplement, alter or amend any Condominium Document (or vote to do so), in any respect, either orally or in writing, and, to the extent assignable, Borrower hereby assigns to Lender, as further security for the Loan, all of the rights, privileges and prerogatives of Borrower under the Condominium Documents to terminate, cancel, modify, change, supplement, alter or amend the Condominium Documents, and any such prohibited termination, cancellation, modification, change, supplement, alteration or amendment of any Condominium Document without the prior consent of Lender shall be void and of no force and effect.
(d)    Borrower shall not, without the prior written consent of Lender, to the extent of Borrower’s ability, permit the Condominium Association, any officers of the Condominium Association or the managing agent of the Condominium Association to establish any material working capital or other reserves or undertaking with respect to any material capital expenditures.
(e)    Borrower shall not, without the prior written consent of Lender, to the extent of Borrower’s ability, permit the Condominium Association to incur any indebtedness or to encumber the Condominium in connection therewith.
4.2.17    Asset Management Agreement. Borrower shall not, without Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed): (i) increase or consent to the increase of the amount of any fees or charges payable by any Related Person under the Asset Management Agreement, (ii) modify, change, supplement, alter or amend or amend any of its rights, remedies or obligations, or waive or release any of its rights or remedies under the Asset Management Agreement, or (iii) replace the Asset Manager.
V.    INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance.
5.1.1    Insurance Policies.
(a)    During the term of the Loan, Borrower, at its sole cost and expense, must provide insurance policies or certificates of insurance for types of insurance described below all of which must be satisfactory to Lender as to form of policy, amounts, deductibles, sublimits, types of coverage, exclusions and the companies underwriting these coverages. In no event shall such policies be terminated or otherwise allowed to lapse, unless prior to such termination or lapse such policies are replaced by policies that otherwise satisfy the requirements of this Section 5.1. Borrower shall be responsible for its own deductibles. Borrower shall also pay for any insurance, or any increase of policy limits, not described in this Agreement that Borrower requires for its own protection or for compliance with government statutes. Borrower’s insurance shall be primary and without contribution from any insurance procured by Lender including, without limitation, any insurance procured by Lender pursuant to Section 5.1.1(c) hereof. Evidence reasonably satisfactory to Lender of the Policies of insurance shall be delivered to Lender in accordance with the following requirements:
(i)    Property insurance on the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils,” in each case (A) in an amount equal to 100% of the Full Replacement Cost of the Improvements and Personal Property with a Replacement Cost Endorsement and containing no co-insurance provisions; (B) providing for no deductible in excess of $500,000; (C) containing no margin clause unless approved by Lender, and (D) containing Ordinance or Law Coverage, Operation of Building Laws, Demolition Costs and Increased Cost of Construction in an amount reasonably required by Lender or if any of the Improvements or the use of the Property constitute non-conforming structures then in the amount of 100% of the Full Replacement Cost. The Full Replacement Cost shall be determined from time to time by Borrower and approved by Lender in the good faith exercise of its discretion or by an engineer or appraiser in the regular employ of the insurer. The “Full Replacement Cost” shall mean the estimated total cost of construction required to replace the Improvements with a substitute of like utility, and using modern materials and current standards, design and layout. For purposes of calculating Full Replacement Cost direct (hard) costs shall include labor, materials, supervision and contractor’s profit and overhead and indirect (soft) costs shall include fees for architect’s plans and specifications, construction financing costs, permits, sales taxes, insurance and other costs included in the Marshall Valuation Service published by Marshall & Swifts.
(ii)    Commercial General Liability insurance against claims for personal injury, bodily injury, death, or property damage occurring upon, in, or about the Property, and including liquor liability, with such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $50,000,000; (B) to continue at not less than this limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in this Agreement and the other Loan Documents to the extent available. The required limit may be satisfied through a combination of primary, umbrella and excess liability policies.

(iii)    Business Income insurance in an amount sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover actual loss sustained, but in no event less than twenty four (24) months’ Business Income with an Extended Period of Indemnity (“EPI”) of 365 days. The amount of such insurance shall be increased from time to time during the term of the Loan as and when any Leases are entered into and rents payable increase, or the annual estimate of gross income from occupancy of the Property otherwise increases, to reflect such increases in income.
(iv)    If Lender determines at any time that any part of the physical structure/building is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, Borrower will maintain a flood insurance policy on that physical structure/building meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as amended. In addition Difference in Conditions (DIC) insurance and/or excess insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender, if Lender determines at any time that any physical structure/building is located in Flood Zone A or V.
(v)    During the period of any construction or renovation or alteration of the Improvements, and only if the Property insurance (as described in Section 5.1.1(a)(i) above) form does not otherwise provide coverage, a so-called “Builder’s All Risk” insurance policy in non-reporting form for any Improvements under construction, renovation, or alteration including, without limitation, for demolition and increased cost of construction or renovation, in an amount approved by Lender, in the good faith exercise of its discretion, including an Occupancy endorsement and Worker’s Compensation Insurance covering all persons engaged in the construction, renovation, or alteration in an amount at least equal to the minimum required by statutory limits of the State.
(vi)    Workers’ Compensation insurance, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable). Additionally, Borrower shall maintain Employment Practices liability insurance applicable to all employees employed by any Manager with respect to the Property, in a policy amount of $1,000,000 in the aggregate. If a third party Manager is the statutory employer, evidence of such insurance may be provided for Worker’s Compensation and Employment Practices liability by such Manager on behalf of Borrower.
(vii)    Boiler & Machinery, or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning, and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on, or at the Improvements. These policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an electrical injury or mechanical breakdown.

(viii)    Insurance from all losses, damages, costs, expenses, claims, and liabilities related to or arising from acts of terrorism, of such types, in an amount equal to 100% of the Full Replacement Cost, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender. Notwithstanding the foregoing, in the event the Terrorism Risk Insurance Program Reauthorization Act, or other similar governmental legislation, is no longer in effect, for so long as SHR Essex House, LLC and/or DTRS Essex House, LLC owns the Property (this waiver being “personal” to the foregoing) Borrower shall only be required to purchase the maximum amount of terrorism insurance available at a terrorism premium equal to the aggregate sum of the premiums for the insurance required under Sections 5.1.1(a)(i) and (ii) for the Property during the then-current insurance period.
(ix)    Commercial Automobile Insurance with a combined single limit of not less than $1,000,000 per accident for bodily injury and property damage arising out of the use of owned, non-owned, hired and/or leased automotive equipment when such equipment is operated by Borrower, Borrower’s employees or Borrower’s agents in connection with the Property.
(x)    Windstorm coverage, including coverage for Named Storms, in an amount equal to the Full Replacement Cost, plus an amount equal to the Business Income insurance and EPI contemplated in Section 5.1.1(a)(iii) and on terms consistent with the commercial property insurance policy required under Section 5.1.1(a)(i), provided, however, that the deductible for windstorm coverage shall be subject to Lender’s reasonable approval.
(xi)    Limited fungus/mold insurance in an amount of $10,000,000 with a maximum deductible of $500,000.
(xii)    Such other insurance as may from time to time be reasonably required by Lender against other insurable hazards, including, but not limited to, vandalism, earthquake, sinkhole, and mine subsidence.
(xiii)    Lender’s interest must be clearly stated by endorsement in the insurance policies described in this Section 5.1.1 as follows:

(A)
The policies of insurance referenced in Sections 5.1.1(a)(i), (a)(iii), (a)(iv), (a)(v), (a)(vii), (a)(viii) and (a)(x) of this Section 5.1.1 shall identify Lender under the New York Standard Mortgagee Clause (non-contributory) endorsement.

(B)	The policies of insurance referenced in Sections 5.1.1(a)(ii), 5.1.1(a)(ix) and 5.1.1(a)(xi) (if applicable) shall name Lender as an additional insured in such form and manner as Lender shall require.

(C)
All of the policies referred to in this Section 5.1.1 shall provide for at least thirty (30) days’ written notice to Borrower in the event of policy cancellation and Borrower will provide notice to Lender upon Borrower’s receipt of any policy notification within ten (10) days prior to any policy cancellation.

(b)    All the insurance companies must be authorized to do business in New York State and be approved by Lender in the good faith exercise of its discretion. The insurance companies must have a general policy rating of “Excellent” or better and a financial class of “X” or better by A.M. Best Company, Inc. At Lender’s sole discretion, coverage may be provided by an A.M. Best Company “Excellent” rated insurance company with a financial size of VIII, so long as carriers below X do not make up more than 10% of the total all-risk limis, and are not in the primary or first one hundred million dollars ($100,000,000) of coverage. So called “Cut-through” endorsements shall not be permitted. Upon request by Lender, Borrower shall deliver evidence satisfactory to Lender of payment of premiums due under the insurance policies.
(c)    Certified copies of the policies, and any endorsements, shall be made available for inspection by Lender upon request. If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect including, without limitation, if any policy is canceled before the Loan is satisfied), Lender shall have the right (but shall have no obligation), with notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
(d)    Borrower shall be required during the term of the Loan to continue to provide Lender with original renewal policies or replacements of the insurance policies referenced in Section 5.1.1(a), and shall deliver to Lender evidence of such replacement or renewal prior to the expiration of the prior policies. Lender may accept Certificates of Insurance, if satisfactory to Lender in its sole discretion, evidencing insurance policies referenced in Section 5.1.1 instead of requiring the actual policies. In the event Lender accepts an insurance binder as evidence of insurance, an insurance policy or certificate, satisfactory to Lender must be submitted to Lender at least 10 days prior to the expiration date of the binder, or as soon as practically available. The failure of Borrower to maintain the insurance required under this Section 5.1 shall not constitute a waiver of Borrower’s obligation to fulfill these requirements.
(e)    All binders, policies, endorsements, certificates, and cancellation notices required hereunder are to be sent to the following address: Metropolitan Life Insurance Company its affiliates and/or its successors and assigns, 10 Park Avenue, Morristown, New Jersey 07962, Attn: Real Estate Investors Insurance Manager; until such address may be changed by written notice from Lender to Borrower.
(f)    All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the reasonable approval of Lender as to deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies which shall be accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
(g)    If any policy referred to in Section 5.1.1 is written on a blanket basis, a list of locations and their insurable values shall be provided, upon request by Lender. If the Property is located in an area for potential catastrophic loss Borrower shall provide Lender with a Natural Hazard Loss Analysis Report on an annual basis. This report is to be completed by a recognized risk modeling company (e.g., RMS, EQE, AIR) reasonably approved by Lender.

5.1.2    Adjustment of Claims. Borrower and Lender shall jointly settle, adjust, or compromise any claims for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are insurance proceeds available or whether any such insurance proceeds are sufficient in amount to fully compensate for such damage, loss, or destruction; provided that Lender shall not be entitled to participate in such settlement, adjustment or compromise of any claims below the Restoration Threshold.
5.1.3    Assignment to Lender. To the extent the insurance requirements in this Section 5.1.1 are satisfied using a stand alone policy(ies) covering only the Property, then in the event of foreclosure of the Mortgage or other transfer of the title to the Property in extinguishment of the Debt all right, title, and interest of Borrower in and to such insurance policy(ies), or premiums or payments in satisfaction of claims or any other rights under these insurance policies shall pass to the transferee of the Property. Notwithstanding the foregoing to the extent the insurance requirements in this Section 5.1 are satisfied using a blanket policy then in the event of the foreclosure of this Mortgage or other transfer of the title to the Property in extinguishment of the Debt, all right, title and interest of Lender in and to any premiums or payments in satisfaction of claims or any other rights under such insurance policy(ies) relating to the Property shall pass to the transferee of the Property. The foregoing shall not be deemed to modify the New York Standard Mortgagee Clause (non-contributory) endorsement (or similar endorsement as may have been approved by Lender in the good faith exercise of its discretion).

Section 5.2	Casualty and Condemnation.
5.2.1    Casualty.
(a)    Borrower shall give prompt written notice of any casualty to the Property to Lender whether or not required to be insured against. The notice shall describe the nature and cause of the casualty and the extent of the damage to the Property. Borrower covenants and agrees to commence and diligently pursue to completion the Restoration.
(b)    Borrower assigns to Lender as additional Collateral all insurance proceeds which Borrower is entitled to receive in connection with a casualty whether or not such insurance is required under this Agreement (“Insurance Proceeds”), and agrees to deliver to Lender such Insurance Proceeds as and when required hereunder for application in accordance herewith. In the event of any damage to or destruction of the Property, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security (as defined in Section 5.2.1(c)), and (ii) the repair, restoration and rebuilding of any portion of the Property that has been partially damaged or destroyed (the “Restoration”) can be accomplished in full compliance with all Legal Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty, the Net Insurance Proceeds shall be applied to the cost of Restoration in accordance with the terms of this Section 5.2. Lender shall hold and disburse the Insurance Proceeds less Lender’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) of recovering the Insurance Proceeds including, without limitation, adjusters’ fees (the “Net Insurance Proceeds”) to the Restoration; provided that, to the extent the requirements for application of the Insurance Proceeds to the Restoration have been met, and Lender reasonably estimates the cost of Restoration to be equal to or less than $2,500,000 (“Restoration Threshold”), Borrower shall be entitled to hold any Restoration Funds and shall apply the same to the Restoration.

(c)    “Impairment of Security” shall mean any or all of the following: (i) the estimated cost of such Restoration is reasonably estimated by Lender to exceed 20% or more of the Full Replacement Cost (as reasonably determined by Lender); (ii) any of the Operational Documents is canceled as a result thereof, or contains any exercisable right to cancel as a result of the damage, destruction or casualty, unless same is replaced in accordance herewith or such exercisable right is waived in writing; (iii) access to the Property or the parking available therefor has been materially limited and cannot be restored within 6 months, as determined by Lender in Lender’s reasonable discretion; (ix) the casualty or damage occurs during the last year of the term of the Loan; or (x) Restoration of the Property is estimated to require more than twenty four (24) months to complete from the date of the occurrence.
(d)    If the Net Insurance Proceeds are to be used for the Restoration in accordance with this Section 5.2, and Lender reasonably estimates the cost of Restoration to exceed the Restoration Threshold, Borrower shall comply with the Requirements For Restoration as set forth in Section 5.2.3 below. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds (as defined in Section 5.2.3 below) then held by Lender to Borrower.
(e)    In the event that the conditions for Restoration set forth in this Section have not been met, Lender may, at its option, apply the Net Insurance Proceeds to the reduction of the Debt in such order as Lender may determine. After payment in full of the Debt, any remaining Restoration Funds shall be paid to Borrower.
5.2.2    Condemnation.
(a)    If the Property or any part of the Property is taken by reason of any Condemnation, Lender shall be entitled to all compensation, awards, damages, proceeds and payments or relief for the Condemnation (“Condemnation Proceeds”) as additional Collateral, and to receive and apply such Condemnation Proceeds as and when provided hereunder. At its option, Lender shall be entitled to commence, appear in and prosecute in its own name any action or proceeding or to make any compromise or settlement in connection with such Condemnation. Borrower hereby irrevocably constitutes and appoints Lender as its attorney in fact, which appointment is coupled with an interest, to commence, appear in and prosecute any action or proceeding or to make any compromise or settlement in connection with any such Condemnation.
(b)    Borrower collaterally assigns to Lender all Condemnation Proceeds which Borrower is entitled to receive, and agrees to deliver to Lender such Insurance Proceeds as and when required hereunder for application in accordance herewith. In the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in full compliance with all Legal Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, then Borrower shall commence and diligently pursue to completion the Restoration. Lender shall hold and disburse the Condemnation Proceeds less the actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) to Lender of recovering the Condemnation Proceeds including, without limitation, adjusters’ fees (the “Net Condemnation Proceeds”) to the Restoration; provided that, if the requirements for application of Condemnation Proceeds to Restoration have been met and Lender reasonably estimates the cost of Restoration to be equal to or less than the Restoration Threshold, Borrower shall be entitled to hold any Restoration Funds and shall apply the same to the Restoration.

(c)     In the event the Net Condemnation Proceeds are to be used for the Restoration, and Lender reasonably estimates the cost of Restoration to exceed the Restoration Threshold, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 5.2.3 below. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds (as defined in Section 5.2.3 below) then held by Lender to Borrower.
(d)    In the event that the conditions for Restoration set forth in this Section have not been met, Lender may, at its option, apply the Net Condemnation Proceeds to the reduction of the Debt in such order as Lender may determine. After payment in full of the Debt, any remaining Restoration Funds shall be paid to Borrower.
5.2.3    Requirements for Restoration. Unless otherwise expressly agreed in a writing signed by Lender, the following are the “Requirements For Restoration”:
(a)    If the Net Insurance Proceeds or Net Condemnation Proceeds are to be used for the Restoration, prior to the commencement of any Restoration work (the “Work”), Borrower shall provide Lender for its review and written approval (not to be unreasonably withheld, conditioned or delayed): (i) complete plans and specifications for the Work which (A) have been approved by all required Governmental Authorities, (B) have been approved by an architect satisfactory to Lender (the “Architect”) and (C) are accompanied by Architect’s signed statement of the total estimated cost of the Work (the “Approved Plans and Specifications”); (ii) the amount of money which Lender reasonably determines will be sufficient when added to the Net Insurance Proceeds or Condemnation Proceeds to pay the entire cost of the Restoration (such supplemental amount the “Net Proceeds Deficiency”, and together with the Net Insurance Proceeds or Condemnation Proceeds as applicable, collectively the “Restoration Funds”); (iii) evidence that the Approved Plans and Specifications and the Work are in compliance with all Requirements; (iv) an executed contract for construction with a contractor satisfactory to Lender (the “Contractor”) in a form reasonably approved by Lender in writing; and (v) a surety bond and/or guarantee of payment with respect to the completion of the Work. The bond or guarantee shall be satisfactory to Lender in form and amount and shall be signed by a surety or other entities who are acceptable to Lender. The Restoration Funds (including the Net Proceeds Deficiency) deposited with Lender, until disbursed pursuant to this Section 5.2.3 shall constitute additional security for the Debt.
(b)    Borrower shall not commence the Work, other than temporary work to protect the Property or prevent interference with business, until Borrower shall have complied with the requirements of clause (a) of this Section 5.2.3. So long as there does not currently exist an Event of Default and the following conditions have been complied with or, in Lender’s discretion, waived, Lender shall disburse the Restoration Funds in increments to Borrower, from time to time as the Work progresses:
(i)    Architect shall be in charge of the Work.

(ii)    Lender shall disburse the Restoration Funds directly or through escrow with a title company selected by Borrower and reasonably approved by Lender, upon not less than ten (10) days’ prior written notice from Borrower to Lender and Borrower’s delivery to Lender of (A) Borrower’s written request for payment (a “Request for Payment”) accompanied by a certificate by Architect in a form satisfactory to Lender which states that (a) all of the Work completed to that date has been completed in compliance with the Approved Plans and Specifications and in accordance with all Requirements, (b) the amount requested has been paid or is then due and payable and is properly a part of the cost of the Work, and (c) when added to all sums previously paid by Lender, the requested amount does not exceed the value of the Work completed to the date of such certificate; and (B) evidence satisfactory to Lender that the balance of the Restoration Funds remaining after making the payments shall be sufficient to pay the balance of the cost of the Work. Each Request for Payment shall be accompanied by (x) waivers of liens covering that part of the Work previously paid for, if any (y) a title search or by other evidence satisfactory to Lender that no mechanic’s or materialmen’s liens or other similar liens for labor or materials supplied in connection with the Work have been filed against the Property and not discharged of record, and (z) an endorsement to Lender’s title insurance policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.
(iii)    The final Request for Payment shall be accompanied by (A) a final certificate of occupancy or other evidence of approval of appropriate governmental authorities for the use and occupancy of the Improvements, (B) evidence that the Restoration has been completed in accordance with the Approved Plans and Specifications and all Requirements, (C) evidence that the costs of the Restoration have been paid in full, and (D) evidence that no mechanic’s or similar liens for labor or material supplied in connection with the Restoration are outstanding against the Property, including final waivers of liens covering all of the Work and an endorsement to Lender’s title insurance policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.
(c)    If (i) within sixty (60) days after the occurrence of any damage, destruction or condemnation requiring Restoration, Borrower fails to submit to Lender and receive Lender’s approval of plans and specifications or fails to deposit with Lender the additional amount necessary to accomplish the Restoration as provided in subparagraph (a) above, or (ii) after such plans and specifications are approved by all such governmental authorities and Lender, Borrower fails to commence promptly or diligently continue to completion the Restoration, or (iii)  Borrower becomes delinquent in payment to mechanics, materialmen or others for the costs incurred in connection with the Restoration, or (iv) there exists an Event of Default, then, in addition to all of the rights herein set forth and after ten (10) days’ written notice of the non fulfillment of one or more of these conditions, Lender may apply the Restoration Funds to reduce the Debt in such order as Lender may determine, and at Lender’s option and in its sole discretion, Lender may declare the Debt immediately due and payable together with the Prepayment Fee (as defined in the Note).

VI.    RESERVE FUNDS

Section 6.1	Tax Reserve.
6.1.1    Establishment of Tax Reserve; Deposits of Tax Reserve Funds. Subject to the provisions of Section 6.1.3, Borrower shall deposit with Lender such amount as Lender may reasonably require to establish the reserve for Taxes required under this Section 6.1.1 (the “Tax Reserve” and amounts deposited pursuant to this Section 6.1.1, the “Tax Reserve Funds”). In addition, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one twelfth of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates. If at any time Lender reasonably determines that the Tax Reserve Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within two (2) Business Days after its receipt of such notice.
6.1.2    Release of Tax Reserve Funds. Provided that no Event of Default exists, the Tax Reserve contains sufficient funds to pay Taxes as and when due, and Borrower has delivered to Lender any applicable bill or statement with regard to the Taxes to be so paid (which bill or statement shall be delivered not less than thirty (30) days prior to the due date therefor if Borrower desires Lender to pay such amounts directly), at Borrower’s request Lender shall apply the Tax Reserve Funds to payments of Taxes (or to reimburse Borrower for the payment thereof upon Borrower’s delivery of evidence that Borrower has paid the same). In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from Borrower (or, in the event Borrower has failed to deliver the same in connection with the foregoing request, the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Reserve Funds shall exceed the amounts due for Taxes, Lender may (as determined by Lender in its sole discretion) and provided that no Event of Default then exists, either: (a) return any excess to Borrower or (b) credit such excess against future payments to be made to the Tax Reserve. Any Tax Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.
6.1.3    Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make deposits to the Tax Reserve under this Section 6.1 to the extent that a Hotel Manager which is not an Affiliate of any Borrower requires and is maintaining an escrow or reserve for the payment of Taxes under and pursuant to the Hotel Management Agreement, and Borrower makes deposits as and when required thereunder. The parties acknowledge that as of the Closing Date, a Hotel Manager is not maintaining an escrow or reserve for Taxes. In addition, Borrower shall be relieved of its obligation to make any deposits to the Tax Reserve under this Section 6.1 unless and until (a) an Event of Default has occurred (whether or not such Event of Default is continuing or subsequently cured), (b) the original Borrower named herein ceases to owns the Property, or (c) a Transfer has occurred in violation of Article VIII hereof.

Section 6.2	Insurance Reserve.
6.2.1    Establishment of Insurance Reserve; Deposits of Insurance Reserve Funds. Subject to the provisions of Section 6.2.3, Borrower shall deposit with Lender such amount as Lender may reasonably require to establish the reserve for Insurance Premiums required under this Section 6.2.1 (the “Insurance Reserve,” and the amounts deposited pursuant to this Section 6.2.1, the “Insurance Reserve Funds”). In addition, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one twelfth of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least ten (10) days prior to the expiration of the Policies. If at any time Lender reasonably determines that the Insurance Reserve Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to expiration of the existing Policies.
6.2.2    Release of Insurance Reserve Funds. Provided that no Event of Default exists, the Insurance Reserve contains sufficient funds to pay Insurance Premiums as and when due, and Borrower has delivered to Lender any applicable bill or statement with regard to the Insurance Premiums to be so paid (which bill or statement shall be delivered not less than thirty (30) days prior to the due date therefor if Borrower desires Lender to pay such amounts directly), at Borrower’s request Lender shall apply the Insurance Reserve Funds to payment of Insurance Premiums (or to reimburse Borrower for the payment thereof upon Borrower’s delivery of evidence that Borrower has paid the same). In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from Borrower (or in the event Borrower has failed to deliver the same in connection with the foregoing request, the insurer or its agent), without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Reserve Funds shall exceed the amounts due for Insurance Premiums, Lender may (as determined by Lender in its sole discretion) and provided that no Event of Default then exists, either: (a) return any excess to Borrower or (b) credit such excess against future payments to be made to the Insurance Reserve. Any Insurance Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.
6.2.3    Waiver of Insurance Escrow. Borrower shall be relieved of its obligation to make deposits to the Insurance Reserve under this Section 6.2 to the extent that a Hotel Manager which is not an Affiliate of any Borrower requires and is maintaining an escrow or reserve for the payment of Insurance Premiums under and pursuant to the Hotel Management Agreement, and Borrower makes deposits as and when required thereunder. The parties acknowledge that as of the Closing Date, a Hotel Manager is not maintaining an escrow or reserve for Insurance Premiums. In addition, Borrower shall be relieved of its obligation to make any deposits to the Insurance Reserve under this Section 6.2 unless and until (a) an Event of Default has occurred (whether or not such Event of Default is continuing or subsequently cured), (b) the original Borrower named herein ceases to owns the Property, (c) a Transfer has occurred in violation of Article VIII hereof, or (d) Borrower fails to furnish Lender evidence acceptable to Lender of the payment of all Insurance Premiums at least fifteen (15) days prior to the date the same are due and the other terms and conditions of this Agreement with respect to the Policies are satisfied.

Section 6.3	Condominium Assessments Reserve.
6.3.1    Establishment of Condominium Assessments Reserve; Deposits of Condominium Assessments Reserve Funds. Subject to the provisions of Section 6.3.3, Borrower shall deposit with Lender such amount as Lender may reasonably require to establish the reserve for Condominium Assessments required under this Section 6.3.1 (the “Condominium Assessments Reserve,” and the amounts deposited pursuant to this Section 6.3.1, the “Condominium Assessments Reserve Funds”). In addition, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one twelfth of the Condominium Assessments that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Condominium Assessments at least ten (10) days prior to their respective due dates. If at any time Lender reasonably determines that the Condominium Assessments Reserve Funds will not be sufficient to pay the Condominium Assessments, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Condominium Assessments; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Condominium Assessments are due, Borrower will deposit such amount within two (2) Business Days after its receipt of such notice.
6.3.2    Release of Condominium Assessments Reserve Funds. Provided that no Event of Default exists, the Condominium Assessments Reserve contains sufficient funds to pay Condominium Assessments as and when due, and Borrower has delivered to Lender any applicable bill or statement with regard to the Condominium Assessments to be so paid (which bill or statement shall be delivered not less than ten (10) days prior to the due date therefor if Borrower desires Lender to pay such amounts directly), at Borrower’s request Lender shall apply the Condominium Assessments Reserve Funds to payments of Condominium Assessments (or to reimburse Borrower for the payment thereof upon Borrower’s delivery of evidence that Borrower has paid the same). In making any payment relating to Condominium Assessments, Lender may do so according to any bill, statement or estimate procured from Borrower (or, in the event Borrower has failed to deliver the same in connection with the foregoing request, the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Condominium Assessments Reserve Funds shall exceed the amounts due for Condominium Assessments, Lender may (as determined by Lender in its sole discretion) and provided that no Event of Default then exists, either: (a) return any excess to Borrower or (b) credit such excess against future payments to be made to the Condominium Assessments Reserve. Any Condominium Assessments Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.
6.3.3    Waiver of Condominium Assessments Escrow. Borrower shall be relieved of its obligation to make deposits to the Condominium Assessments Reserve under this Section 6.3 to the extent that a Hotel Manager which is not an Affiliate of any Borrower requires and is maintaining an escrow or reserve for the payment of Condominium Assessments under and pursuant to the Hotel Management Agreement, and Borrower makes deposits as and when required thereunder. The parties acknowledge that as of the Closing Date, a Hotel Manager is not maintaining an escrow or reserve for Condominium Assessments. In addition, Borrower shall be relieved of its obligation to make any deposits to the Condominium Assessments Reserve under this Section 6.3 unless and until (a) an Event of Default has occurred (whether or not such Event of Default is continuing or subsequently cured), (b) the original Borrower named herein ceases to owns the Property, or (c) a Transfer has occurred in violation of Article VIII hereof.

Section 6.4	FF&E Reserve.
6.4.1    Establishment of FF&E Reserve; Deposits of FF&E Reserve Funds. Subject to the provisions of Section 6.4.3, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to four percent (4%) of the Gross Revenue for the calendar month immediately preceding such Monthly Payment Date to establish a reserve for repair and replacement of FF&E (the “FF&E Reserve,” and the amounts deposited pursuant to this Section 6.4.1, the “FF&E Reserve Funds”).
6.4.2    Release of FF&E Reserve Funds. In the event that Borrower desires for FF&E to be paid for from the FF&E Reserve, or to be reimbursed from the FF&E Reserve for payment thereof, Borrower shall deliver to Lender a disbursement request therefor. Provided no Event of Default is continuing, Lender shall disburse FF&E Reserve Funds to pay or reimburse Borrower for FF&E expenses within ten (10) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month) provided that such expenditure is consistent with the budget most recently submitted by Borrower pursuant to this Agreement, and Borrower delivers to Lender an Officer’s Certificate certifying that such funds are being requested to pay for or reimburse Borrower for FF&E expenditures. In making any FF&E payment from the FF&E Reserve, Lender may do so according to any bill, statement or estimate provided to Lender by Borrower, without inquiry into the accuracy of such bill, statement or estimate. Any FF&E Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.
6.4.3    Waiver of FF&E Escrow. Borrower shall be relieved of its obligation to make deposits to the FF&E Reserve under this Section 6.4 if, and to the extent that, a Hotel Manager which is not an Affiliate of any Borrower requires and is maintaining a reserve for the payment of FF&E under and pursuant to the Hotel Management Agreement, and in amounts equal to or greater than those described in Section 6.4.1 above, and Borrower makes deposits as and when required thereunder. The parties acknowledge that, as of the Closing Date, the amount required to be deposited pursuant to and under the Hotel Management Agreement is equal to the amount required to be deposited pursuant to Section 6.4.1. Notwithstanding anything in this Section 6.4.3 to the contrary, so long as the Hotel Management Agreement in the form existing on the Closing Date remains in effect and Borrower makes the FF&E reserve deposits required thereunder set forth therein, Borrower shall not be obligated to make deposits into the FF&E Reserve established hereunder.

Section 6.5	Security Interest in Reserves and Reserve Funds.
6.5.1    Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Reserves and the Reserve Funds. Except to the extent held by a Hotel Manager which is not an Affiliate of Borrower, the Reserve Funds shall be held by, and shall be under the sole dominion and control of, Lender, subject to the terms of the Loan Documents. The Reserve Funds shall not be deemed to be trust funds and to the extent held by Lender may be commingled with the general funds of Lender. All interest earned on the Reserve Funds shall belong to Lender. Borrower acknowledges and agrees that all risk of loss with respect to the principal amount of such deposits shall be at the sole risk of Borrower.
6.5.2    Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds.

6.5.3    Prohibition Against Further Encumbrance. Borrower shall not further pledge, assign or grant any security interest in the Reserves or the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC 1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
VII.    OPERATIONAL DOCUMENTS AND PROPERTY MANAGEMENT

Section 7.1
Managers’ Covenants Under Operational Documents. In the event that: (a) Hotel Manager fails to manage the Hotel in accordance with the Hotel Management Agreement, or (b) Condominium Manager fails to manage the Condominium in accordance with the Condominium Management Agreement, Borrower shall either use commercially reasonable efforts to cause such Manager to manage the applicable portion of the Property in accordance with the applicable Management Agreement, or replace such Manager in accordance with Sections 7.4 and 7.5 hereof. Notwithstanding the foregoing, in the event that despite the exercise of Borrower’s commercially reasonable efforts, any Manager fails to manage the applicable portion of the Property in material compliance with the applicable Management Agreement, pursuant to which failure Borrower has the right to terminate such Management Agreement, then Borrower shall terminate such Management Agreement and replace such Manager and Management Agreement in accordance with Sections 7.4 and 7.5 hereof.

Section 7.2
Borrowers’ Covenants Under Operational Documents. Borrower shall (i) in all material respects diligently perform and observe all of the terms, covenants and conditions of the Operational Documents and the Hotel Guaranty on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Operational Documents or the Hotel Guaranty on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Operational Documents. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Operational Documents or the Hotel Guaranty on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Operational Documents or the Hotel Guaranty, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Operational Documents or the Hotel Guaranty on the part of Borrower to be performed or observed.

Section 7.3
Prohibition Against Termination or Modification. Except as otherwise expressly set forth herein, Borrower shall not surrender, terminate, cancel, or enter into any other material agreement relating to the management or operation of the Property with any Person, or consent to the assignment by any Manager of its interest under the applicable Operational Document, in each case without the express consent of Lender (which consent may be withheld in Lender’s sole discretion). Borrower shall not modify, renew or extend the terms of the Operational Documents (except in accordance with their respective terms) or the Hotel Guaranty without Lender’s express consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 7.4
Permitted Replacement of Manager. Notwithstanding Section 7.3 hereof, Borrower may terminate any one or more of the Operational Documents existing on the Closing Date or terminated in accordance with Section 7.1 hereof, provided that:

(a)    Prior to such termination, Borrower shall enter into and deliver to Lender a new fully executed agreement replacing the Operational Document so terminated, which agreement shall (i) be entered into with a Pre-Approved Replacement Manager or another Manager reasonably approved by Lender (“Replacement Manager”), (ii) be on market terms which are not more economically beneficial to the Replacement Manager (nor more economically adverse to Borrower) in any material respect than those which existed in the applicable Operational Document on the date hereof, and (iii) be in a form approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed.
(b)    Borrower shall promptly deliver a copy of such termination to Lender;
(c)    In the case of a Replacement Hotel Management Agreement, the Replacement Manager shall enter into a subordination, non-disturbance and attornment agreement with Lender in a form approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed);
(d)    In the case of a Replacement Hotel Management Agreement and if required by such Replacement Manager, Borrower shall deposit into a reserve held by Lender (or, in lieu thereof, deliver a letter of credit issued by a bank and in a form approved by Lender in Lender’s sole and absolute discretion), amounts sufficient to cover any property improvement or rebranding costs associated with such brand replacement; and
(e)    Borrower shall pay all of Lender’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with the foregoing.
Any Operational Document expiring in accordance with its terms shall also be replaced in accordance with the foregoing provisions (as if such expiration were a termination thereof).

Section 7.5
Approved Replacement Manager. As used herein, “Pre-Approved Replacement Manager” shall mean any of the following entities or direct or indirect wholly-owned subsidiaries thereof, provided that at the time Borrower enters into the Replacement Hotel Management Agreement (and without giving effect thereto) such Replacement Manager satisfies the Replacement Hotel Manager Criteria: Hilton Worldwide, Inc., Montage Hotels & Resorts, LLC, Marriott International, Inc., Starwood Hotels and Resorts Worldwide, Inc., Four Seasons Hotels Limited, Mandarin Oriental Hotel Group Limited, Hyatt Hotels Corporation, Fairmont Hotels & Resorts, Inc., or KSL Resorts. “Replacement Hotel Manager Criteria” shall mean: (i) such entity is, at the time of engagement, managing no less than five (5) full service luxury hotels having, except in the case of Montage Hotels & Resorts, no less than 2,000 keys in the aggregate; (ii) based on the annual chain scale published by Smith Travel Reports, the applicable replacement brand shall remain in either the same category of luxury hotel brands as such replacement brand was categorized on the Closing Date or a higher category thereof, (iii) such entity shall not be of ill repute; (iv) such entity shall not be: (A) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Prescribed Laws, (B) a “blocked person” described in Section 1 of the Order, or (C) be engaged or associated with any such blocked person. Notwithstanding the foregoing, so long as the Property is operated as a full service luxury hotel, the requirements set forth in clauses (i) and (ii) of the immediately foregoing shall not be applicable to KSL Resorts.

VIII.    PERMITTED TRANSFERS

Section 8.1	Permitted Transfers of Interest in Borrower.
(a)    The restrictions on direct or indirect Transfers set forth in Section 4.2.1 shall not apply to the following Transfers: (i) Transfers as a result of the death of a natural person in connection with estate planning by a natural person, to a spouse, son or daughter or descendant of either, a stepson or stepdaughter or descendant of either, (ii) Leases and/or equipment leases entered into in the ordinary course of business and in accordance with the terms of the Loan Documents, or (iii) transfers as permitted by Section 2.6.
(b)    The restrictions on Transfers of direct or indirect ownership interests in Borrower set forth in Section 4.2.1 hereof shall also not apply to the transfer of direct or indirect interests in any of Strategic Hotel Funding, L.L.C., Monroe EH Holdings Trust and Monroe Condo Investment, LLC, so long as: (i) such transfer does not result in a Change of Control, (ii) after giving effect to such Transfer, the representations set forth in any of Sections 3.1.8, 3.1.24, 3.1.36, 3.1.40, 3.1.41, 3.1.42 and 3.1.43 hereof shall at all times continue to remain true, and, if requested by Lender, Borrower shall provide to Lender such information as Lender may reasonably request in order to verify the foregoing, (iii) in the event of any Transfer involving the direct or indirect equity interests of any Guarantor in Borrower (as opposed to a Transfer of the limited partnership interests in any KSL Liable Party or direct or indirect equity interests in SHR Liable Party or its members), the General Transfer Requirements are satisfied.

(c)    “Change of Control” means the failure of one or more Guarantors to (i) control (directly or indirectly) Borrower, and (ii) own (directly or indirectly) 51% or more of the equity interests in Borrower. “General Transfer Requirements” means (i) there shall be no default under the Loan Documents, the Guaranty or the Environmental Indemnity Agreement, and (ii) Lender receives written notice of the applicable Transfer not less than thirty (30) days prior to such Transfer.
(d)    For the avoidance of doubt, and notwithstanding any other provisions of any loan document, the restrictions on Transfers of direct or indirect ownership interests in Borrower set forth in Section 4.2.1 hereof shall also not apply to, and there shall be no other limitations on, and no notice requirements or conditions with respect to, any transfer of (i) direct or indirect interests of the limited partners in any KSL Liable Party so long as, in each case, the representations set forth in Sections  3.1.8, 3.1.24, 3.1.36, 3.1.40, 3.1.41, 3.1.42 and 3.1.43 hereof shall at all times continue to remain true following such transfer, (ii) non-controlling shares in Strategic Hotel & Resorts, Inc. effected through any recognized stock exchange, (iii) direct or indirect interests of the minority unit holders in SHR Liable Party (excluding Strategic Hotel & Resorts, Inc. and any Affiliates of Strategic Hotels & Resorts, Inc.), or (iv) so long as Strategic Hotel & Resorts, Inc. owns at least 75% of the equity interests in SHR Liable Party and controls SHR Liable Party, not in excess of 25% of the equity interests in SHR Liable Party to one or more other Persons (so long as (x) at the time of such transfer such person or entity does not appear on the OFAC list, with respect to which entering into transactions with such a person or entity would violate OFAC or any other similar law and (y) if the entire 25% of equity interests is held by one Person, Borrower shall provide to Lender such information as may be reasonably requested by Lender to confirm the foregoing).
8.1.2    Lender’s Expenses. All actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with any proposed Transfer shall be paid by Borrower.
8.1.3    Updated Organizational Charts. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any Transfer consummated in accordance with this Article VIII.
8.1.4    Compliance with Operational Documents. Notwithstanding anything to the contrary in this Article VIII, any Transfer consummated in accordance with this Article VIII shall at all times be subject to compliance with the terms of the Operational Documents and Hotel Guaranty then in effect.

IX.    PARTICIPATION AND SALE OF LOAN

Section 9.1	Sale of Loan/Participation.
(a)    Lender may, at any time and from time to time: (i)  sell, transfer or assign one or more participation interests in the Loan and the Loan Documents, as well as the Guaranty and Environmental Indemnity, (ii)  sell, assign or transfer its rights and obligations as servicer of the Loan, and/or (iii)  sell, transfer or assign all or any portion of its interest in the Loan and the Loan Documents, as well as the Guaranty and Environmental Indemnity. Lender may issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Loan Documents, as well as the Guaranty and Environmental Indemnity, with a trust that may issue securities (any of the securities referred to in this sentence maybe referred to as the “Securities”). The foregoing transactions may be referred to herein as “Secondary Market Transactions”. Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Securities (collectively, the “Investor”) and any Rating Agency rating or assigning value to such Securities and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower or Guarantor and/or the Property, whether furnished by any Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable. Lender shall use reasonable efforts to request that such Investors and prospective Investors treat such documents and information as confidential; provided, however, Lender shall incur no liability for failure to do so or for such Investors’ or prospective Investors’ failure to comply. Borrower shall not have any obligation to incur any more than a de minimis cost or expense in connection with any securitization or other transfer of the Loan.

Section 9.2	Cooperation.
(a)    Borrower shall use all commercially reasonable efforts and cooperate reasonably and in good faith with Lender in effecting any such Secondary Market Transaction at Lender’s sole cost. Such cooperation shall include without limitation, executing and delivering such reasonable amendments to the Loan Documents (including, without limitation, the division of the Loan into two or more tranches which may be evidenced by two or more notes, and which notes may be pari passu or senior/subordinate) and the organizational documents of Borrower and Constituent Members as Lender, any Investor or any prospective Investor may request; provided, however that, no such amendment shall (i) increase the weighted average interest rate payable under the Note (or notes) as of the date of such Secondary Market Transaction (it being acknowledged that if the Note is split into two (2) or more component notes, the weighted average interest rate of such notes may increase following the occurrence of an Event of Default, but not otherwise, as a result of amounts received by Lender being applied to amortize the senior note(s) rather than distributed pro rata among the noteholders during the continuance of such Event of Default); (ii) change the stated Maturity Date of the Note; (iii) modify the amortization of the principal amount of the Note (except as described in clause (i)); (iv) adversely affect any economic terms or adversely affect any other non-economic terms of the Loan Documents except to a de minimus extent; (v) modify the non-recourse provisions of the Loan; or (vi) modify any provision, the effect of which would increase the Borrower’s obligations or decrease the Borrower’s rights under the Loan Documents except to a de minimus extent. Borrower shall not be required to provide additional collateral to effect any such Secondary Market Transaction after the Closing Date.

(b)    At the request of Lender, at Lender’s sole cost and expense, Borrower will cooperate with the Lender in furnishing such information and providing such other assistance and reports in Borrower’s possession and legal opinions as Lender may reasonably request in connection with any such transaction. In addition, Borrower acknowledges that Lender may release or disclose to potential purchasers or transferees of the Loan, potential participants in the Loan, or other prospective Investors, originals or copies of the Loan Documents, title information, engineering reports, financial statements, operating statements, appraisals, leases (and certifications relating thereto), and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, with respect to the Loan, Borrower, Guarantor or the Property. Borrower shall, at Lender’s sole cost and expense, also furnish to such Investors or such prospective Investors any and all information concerning the Property, the Leases, the financial condition of Borrower or any Guarantor, as may be reasonably requested by Lender, any Investor or any prospective Investor in connection with any sale, transfer or participation interest to the extent such information is in Borrower’s possession. Lender shall use reasonable efforts to request that such Investors and prospective Investors treat such documents and information as confidential; provided, however Lender shall incur no liability for failure to do so or for such Investors’ or prospective Investors’ failure to comply. Borrower and Guarantor shall also provide estoppel certificates as required pursuant to Section 4.1.8.
X.    DEFAULTS

Section 10.1	Event of Default.
(a)    Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    the failure of Borrower to pay (A) any installment of interest, any required escrow deposit or any other sum required to be paid under any Loan Document within seven (7) days of when due;
(ii)    if any of the Taxes or Other Charges are not paid before the imposition of a late charge or penalty;
(iii)    if the Policies are not kept in full force and effect;
(iv)    reserved;
(v)    if Borrower breaches or permits or suffers a breach of Section 4.2.1, 4.2.14, 4.2.15 or Section VIII of this Agreement;
(vi)    if any representation or warranty made by Borrower herein or in any other Loan Document or the Environmental Indemnity, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender in connection with the Loan shall have been false or misleading in any material respect as of the date the representation or warranty was made, unless such misrepresentation was unintentional and is susceptible to cure and provided that Borrower, within thirty (30) days of written notice from Lender shall have cured such breach (it being understood that for purposes hereof such misrepresentation shall not be considered “susceptible to cure” if Lender shall suffer a negative consequence by virtue of such representation or warranty having been false for any period of time);

(vii)    the filing by any Borrower or any Guarantor (an “Insolvent Entity”) of a voluntary petition or application for relief in bankruptcy, the filing against an Insolvent Entity of an involuntary petition or application for relief in bankruptcy which is not dismissed within ninety (90) days, or an Insolvent Entity’s adjudication as a bankrupt or insolvent, or the filing by an Insolvent Entity of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or an Insolvent Entity’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of an Insolvent Entity or of all or any substantial part of the Property or of any or all of the Collateral, or the making by an Insolvent Entity of any general assignment for the benefit of creditors, or the admission in writing by an Insolvent Entity of its inability to pay its debts generally as they become due.
(viii)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)    if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof;
(x)    if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1 hereof;
(xi)    if Borrower shall materially default under any Operational Document (beyond any applicable notice and cure period) or if Borrower surrenders, amends or terminates, any Operational Document, (other than with Lender’s prior written consent or otherwise in accordance with Section 7.4 hereof);
(xii)    if Borrower breaches any of the negative covenants contained in Section 4.2 hereof, (provided that, to the extent such covenants are not otherwise described in this Section 10.1(a) and to the extent susceptible to cure, Borrower shall have the lesser of: (i) such period to cure or otherwise comply as may be expressly set forth with respect to such covenant in Section 4.2, or (ii) if no other such cure or compliance period is set forth in such covenant thirty (30) days after receipt of written notice thereof from Lender, to cure any such breach);
(xiii)    if Borrower fails to deliver any financial statements within ten (10) days after written notice from Lender that same were not delivered when due under Section 4.1.6;
(xiv)    if any Borrower surrenders, amends or terminates the Operating Lease without Lender’s prior written consent;
(xv)    reserved;
(xvi)    reserved;

(xvii)    if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in Subsections (i) to (xvi) above, or in any other Loan Document (and, with respect to a default under any other Loan Document, no specific cure period is provided thereunder with respect to such default) for ten (10) days after notice to Borrower from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days;
(xviii)    if there shall be default under any of the other Loan Documents for which a cure period is specified thereunder with respect to such default, beyond such applicable cure period, or if an Event of Default (as defined therein) shall occur under any of the other Loan Documents;
(xix)    if any Guarantor shall breach any covenant, warranty or representation contained in the Guaranty beyond any applicable periods of notice and/or grace which may be set forth therein or if an Event of Default (as defined therein) shall occur under the Guaranty; or
(xx)    if Borrower shall default under the Environmental Indemnity beyond any applicable periods of notice and/or grace which may be set forth therein, or if an Event of Default (as defined therein) shall occur under the Environmental Indemnity Agreement.
If more than one of the foregoing paragraphs shall describe the same condition or event, then Lender shall have the right to select which paragraph or paragraphs shall apply. In any such case, Lender shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for no notice or for a shorter time to cure (or for no time to cure).
(b)    Upon the occurrence and during the continuance of an Event of Default and at any time thereafter Lender may suspend any or all performance required of Lender under the Loan Documents and, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (a)(vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2	Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing, to the extent permitted by law, (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) upon the occurrence and during the continuance of an Event of Default for non-payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage as reduced and modified following any such partial foreclosure to secure payment of sums secured by the Mortgage and not previously recovered.
(c)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations and priority as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the written request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Upon the occurrence and during the continuance of an Event of Default, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof.
(d)    Any amounts recovered from the Property or any other collateral for the Loan following the occurrence of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e)    During the continuance of an Event of Default, Borrower shall make no further distributions to its partners, members or shareholders, as applicable.

Section 10.3
Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary, including, without limitation, pursuant to Section 7.2 hereof. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 10.4
Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and continuance of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 10.5
Duration of Events of Default. If any Event of Default shall occur (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Lender shall accept performance of the defaulted obligation or shall execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue. Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance or to execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in the Loan Documents, the Guaranty and/or the Environmental Indemnity Agreement to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) “during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.

Section 10.6
Power of Attorney. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted or described in Sections 10.2 and 10.3, Borrower hereby irrevocably constitutes and appoints the Lender its true and lawful attorney-in-fact upon the occurrence and during the continuance of an Event of Default, to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this subsection in the name and on behalf of Borrower. This power of attorney is a power coupled with an interest and cannot be revoked.

XI.    MISCELLANEOUS

Section 11.1
Successors and Assigns. This Agreement applies to Lender, Guarantor and Borrower, and their heirs, legatees, devisees, administrators, executors, successors and assigns. The term “Borrower” shall include both the original Borrower and any subsequent owner or owners of any of the Property. The term “Guarantor” shall include both the original Guarantor and any subsequent or substituted Guarantor. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2
Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender or any financial ratio is to be calculated or determined, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or Lender’s calculation or determination shall (except as is otherwise expressly herein provided, and except in the case of manifest error in any calculation made by Lender hereunder) be in the sole discretion of Lender and shall be final and conclusive.

Section 11.3	Governing Law.
(A)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE

LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5 1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
(B)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR THE COUNTY WHERE THE PROPERTY IS LOCATED AND BORROWER AND LENDER EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
(C)    EACH BORROWER DOES HEREBY AGREE TO ACCEPT AT THE FOLLOWING ADDRESS SERVICE OF ANY AND ALL LEGAL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT, AND BORROWER AGREES THAT SERVICE OF PROCESS AT SAID ADDRESS DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING, WITHOUT REGARD TO ANY STATE OR FEDERAL SERVICE OF PROCESS REQUIREMENTS, SUCH THAT SERVICE SHALL BE DEEMED RECEIVED AND EFFECTIVE UPON PROOF OF DELIVERY IN ACCORDANCE HEREWITH.
SHR Essex House, LLC

    DTRS Essex House, LLC
200 West Madison, Suite 1700
Chicago, Illinois 60606
Attention: Chief Financial Officer; General Counsel
Fax: (312) 658-5799

Section 11.4
Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5
Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

Section 11.6
Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent (i) by telefax (with answer back acknowledged and a confirming copy sent in accordance with clause (ii) hereof), or (ii) by nationally-recognized overnight commercial courier service, in each case addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) on the date of sending by telefax if sent before 4:00 P.M. (Eastern Time) on a Business Day (otherwise on the next Business Day), and (b) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:    Metropolitan Life Insurance Company
c/o MetLife Real Estate Investors
10 Park Avenue, 3rd Floor
Morristown, New Jersey 07962
Attention: Senior Vice President, Real Estate Investors
Re: The JW Marriott Essex House Hotel
Fax: 973-355-4460
with a copy to:    Metropolitan Life Insurance Company
c/o MetLife Real Estate Investors
10 Park Avenue, 3rd Floor
Morristown, New Jersey 07962
Attention: Associate General Counsel
Re: The JW Marriott Essex House Hotel

    Fax: 973-355-4920
If to Borrower:     c/o Strategic Hotels & Resorts, Inc.

    200 West Madison, Suite 1700
Chicago, Illinois 60606
Attention: Chief Financial Officer; General Counsel
Fax: 312-658-5799

and:    c/o KSL Capital Partners, LLC
100 Fillmore Street, Suite 600

Denver, Colorado 80206
Attention: Steven S. Siegel
Fax: 720-284-6401

with a copy to:    Perkins Coie LLP
131 S. Dearborn Street, Suite 1700
Chicago, IL 60603-5559
Attention: Bruce Bonjour
Fax: 312-324-9650

Section 11.7
Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8
Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9
Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10
Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11
Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents or the Environmental Indemnity specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents or the Environmental Indemnity do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12
Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13	Expenses; Indemnity.
(a)    Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents and the Environmental Indemnity on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s actual out of pocket costs and expenses (and reasonable attorneys’ fees) incurred in connection with Specified Activities; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and the Environmental Indemnity and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents and the Environmental Indemnity; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Environmental Indemnity, the Property, or any other security given for the Loan, whether pursuant to Section 4.1.13 of this Agreement or otherwise; or (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents, the Environmental Indemnity or with respect to the Property (including, without limitation, any amounts payable under Section 10.3 hereof), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender, or, so long as no Event of Default exists, for any servicing fees (and provided that Borrower’s obligation to pay servicing fees during an Event of Default shall be limited to Lender’s actual, out-of-pocket costs and expenses which are customary for similar loans held by Lender which are in default). “Specified Activities” means : (1) Borrower’s request for any approval (whether or not such approval is required under the Loan Documents or the Environmental Indemnity) or any other request from Borrower under the Loan Documents or the Environmental Indemnity, (2) the holding or distribution of funds in connection with a Casualty or Condemnation or any Reserves required under the Loan Documents (including any requirements applicable thereto), (3) evaluation of Transfers, Secondary Financing or other events which have occurred or are proposed, (4) prepayment of the Loan, in whole or in part, (5) renewal of any Interest Rate Cap Agreement, and/or (6) exercise of the Extension Options. Lender shall not charge a processing fee (as distinguished from Borrower’s obligation to pay Lender’s out-of-pocket costs and expenses, the Extension Fee, or any other fee expressly provided for herein) for review and approval of interest rate cap renewals, Lease approvals, review of insurance policy renewals, review of Replacement Management Agreements, exercise of Extension Options, review of Material Equipment Leases, or review of Alterations.
(b)    All payments made or funds expended or advanced by Lender after the Closing Date and pursuant to the provisions of any Loan Document shall (1) become part of the Debt, and be secured by the liens, claims and security interests provided to Lender under the Loan Documents, (2) (unless specified in the Loan Documents to bear interest at the Default Rate from the date such payments are made or funds expended or advanced,) shall bear interest from the date of expenditure or advancement at the Interest Rate, and shall bear interest at the Default Rate from the date of Lender’s demand for payment therefor, and (3) shall be immediately due and payable by Borrower upon demand by Lender.

(c)    Borrower shall indemnify, defend and hold harmless Lender, its affiliates and its and their respective its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto, but excluding punitive damages except to the extent that Lender Indemnitees have liability to third parties therefor), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner proximately relating to or proximately arising out of (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan, or (iii) the ownership or operation of any Collateral, or (iv) the making of the Loan or the lien of the Loan Documents on any Collateral (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

Section 11.14	Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15
Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower, other than a mandatory or compulsory counterclaim.

Section 11.16	No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17
Publicity. All news releases, publicity or advertising by either party hereto or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Borrower or any of their Affiliates other than any disclosure made pursuant to public filings with the Security Exchange Commission shall be subject to the prior approval of the other party hereto, such approval not to be unreasonably withheld, conditioned or delayed.

Section 11.18
Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19
Waiver of Offsets/Defenses/Counterclaims; Consequential Damages. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Borrower further covenants and agrees that in no event shall Lender be liable for consequential damages, and to the fullest extent permitted by law, Borrower expressly waives all existing and future claims that it may have against Lender for consequential damages.

Section 11.20
Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Environmental Indemnity or the Guaranty, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and the Environmental Indemnity and the Guaranty and that such Loan Documents and Environmental Indemnity and Guaranty shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents, the Environmental Indemnity, the Guaranty, or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender and its affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21
Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Jones Lang LaSalle (“Broker”), and Borrower shall be solely responsible for payment of all commissions, finder’s fees or similar amounts due and payable to Broker pursuant to the terms of their separate agreement, all of which commissions, finder’s fees or similar amounts shall be paid to Broker by Borrower on the Closing Date. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, and actual out-of-pocket costs and expenses of any kind (including reasonable attorneys’ fees)in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt. Borrower acknowledges that Lender may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against Lender or defenses to Borrower’s obligations under the Loan Documents due to any such relationship.

Section 11.22
Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against the Borrower or any direct or indirect members, partners or shareholders of Borrower or the employees, agents, directors or officers of Borrower or its Affiliates, except that Lender may bring an action against Borrower, including a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Business Income, or any other collateral given to Lender pursuant to the Loan Documents or any other assets of Borrower; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Business Income in any other collateral given to Lender or any other assets of Borrower, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment or any other monetary payment against Borrower or the direct or indirect members, partners or shareholders of Borrower or the employees, agents, directors or officers of Borrower or its Affiliates in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however: (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty or indemnity made in connection with the Loan (including, without limitation, the Guaranty) or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; or (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan (including the security granted by the Mortgage) or any other assets of Borrower or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security (including the Property or any other assets of Borrower).

(a)    Nothing contained in this Section 11.22 shall limit the rights of Lender to proceed against Borrower for any of the following (or against Guarantor under the Guaranty, on the additional terms and conditions thereof and subject to any limitations set forth herein or therein):
(i)    to enforce any Leases entered into by Borrower or its Affiliates as Tenant;
(ii)    to recover damages for fraud, material misrepresentation, material breach of warranty or intentional physical waste;
(iii)    to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misappropriated by Borrower or which, under the terms of the Loan Documents, should have been paid to Lender;
(iv)    to recover (A) any Tenant security deposits, Tenant letters of credit or other deposits or fees paid to Borrower or (B) prepaid rents for a period of more than thirty (30) days in advance of its due date which have not been delivered to Lender;

(v)    to recover Business Income received by Borrower during an Event of Default which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property;
(vi)    to recover damages, costs and expenses arising from, or in connection with the provisions of the Mortgage pertaining to Hazardous Materials or the Environmental Indemnity;
(vii)    to recover any amount expended by Lender in connection with the foreclosure of the Mortgage, but only in the event that any Borrower or any Guarantor takes action to impede such foreclosure or otherwise contests the foreclosure in bad faith;
(viii)    to recover damages, costs and expenses arising from, or in connection with, the failure by Borrower to pay Taxes and Insurance Premiums when due to the extent that Borrower was not required to deposit such amounts with Lender pursuant to Section 6 hereof, but only to the extent there was available revenue from the Property for the period in question sufficient to pay such Taxes and Insurance Premiums, and provided further that Lender does not prevent such proceeds from being so applied;
(ix)    to recover damages, costs and expenses arising from the failure of the representations set forth in Section 3.1.8 to be true or Borrower’s failure to comply with the provisions of Sections 4.2.11 of this Agreement; and
(x)    to recover damages, costs and expenses arising from, or in connection with, any Lien arising from a written instrument executed by any Borrower or any Affiliate thereof expressly creating such Lien, to the extent such Lien is prohibited under this Agreement.
(b)    Notwithstanding the foregoing, the agreement of Lender not to limit recourse liability as set forth in Section 11.22(a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower (and to Guarantor under the Guaranty, on the additional terms and conditions thereof and subject to any limitations set forth herein or therein) in the event that:
(i)    any Borrower commences a voluntary bankruptcy or insolvency proceeding;
(ii)    an involuntary bankruptcy or insolvency proceeding is commenced against any Borrower and is not dismissed within 90 days of filing; or
(iii)    voluntary Transfer of the Property occurs by written instrument executed by any Borrower or any Affiliate thereof, which instrument expressly effects such Transfer, or a Secondary Financing is voluntarily incurred in violation of the Loan Documents, except as otherwise consented to by Lender in writing (which consent may be withheld in Lender’s sole discretion).
(c)    Notwithstanding the provisions of clauses (i) and (ii) of Section 11.22(b) no Guarantor shall be liable for any amount related to a Qualified Involuntary Bankruptcy.
(d)    In addition, this agreement shall not waive any rights which Lender would have under any provisions of Title 11 of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that the Property shall continue to secure all of the Debt.

Section 11.23
Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the loan application, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24	Servicer.
(a)    At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement between Lender and Servicer; provided that, so long as no Event of Default shall have occurred and be continuing, the Servicer shall be retained at Lender’s sole cost and expense.
(b)    Without limiting the foregoing, Servicer shall have the right to exercise all rights of Lender and to enforce all obligations of Borrower, Guarantor and other Persons pursuant to the terms and provisions of this Agreement, the Note, the Environmental Indemnity, the Guaranty and the other Loan Documents.
(c)    Borrower shall deliver to Servicer duplicate originals of all notices, documents and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note, the Environmental Indemnity, and the other Loan Documents (and no delivery of such notices, documents or other instruments by Borrower to Lender shall be of any force or effect unless the same are simultaneously delivered to Servicer).
(d)    Unless otherwise instructed by Lender, Borrower shall have the right to rely on any notices, demands, documents or other instruments which Borrower receives from Servicer.

Section 11.25
Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several; provided, however, that Lender hereby acknowledges and agrees that Operating Tenant shall not be personally liable for the indebtedness evidenced by the Note.

Section 11.26
Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original and all of which together shall constitute a single agreement. Delivery of an executed counterpart to this Agreement by facsimile or other electronic means (e.g., electronic mail or PDF) shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.27
Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.28	Multiple Parties Provisions; Joint and Several Liability.
(a)    All obligations of each Borrower executing this Agreement or any other Loan Documents shall be the joint and several obligations of each and all of them. Joint and several liability shall apply, notwithstanding that an obligation may be expressed in any of the Loan Documents as if it were the obligation of one or fewer than all of the entities comprising Borrower. Accordingly, breach of any obligation of any Borrower shall constitute a breach by all of them.
(b)    Funds advanced by Lender to or at the direction of any Borrower or Borrower Party shall be deemed advanced to or for the benefit of each Borrower.
(c)    Any notice delivered to any Borrower Party shall be binding on all of them as if delivered to all of them.
(d)    Any waiver given, request made, forbearance extended, or right, election or option exercised by any Borrower Party shall bind all of the Borrower Parties as if the same were done by or on behalf of all of them.
(e)    Lender shall be entitled to rely on any Person reasonably believed by Lender to be acting on behalf of any Borrower, and each Borrower shall be bound by any such reliance.

Section 11.29
Waivers of Defenses of Guarantors and Sureties. To the extent that any Borrower (in this Section, a “Waiving Party”) is deemed for any reason to be a guarantor or surety of or for any other Borrower or to have rights or obligations in the nature of the rights or obligations of a guarantor or surety (whether by reason of execution of a guaranty, provision of security for the obligations of another, or otherwise) then this Section shall apply. This Section shall not affect the rights of the Waiving Party other than to waive or limit rights and defenses that Waiving Party would have (i) in its capacity as a guarantor or surety or (ii) in its capacity as one having rights or obligations in the nature of a guarantor or surety. Waiving Party, in the broadest and most comprehensive sense, hereby waives any and all claims, rights, or defenses that may be asserted by a guarantor or surety against a creditor. Without limitation of the foregoing:

(a)    Waiving Party hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any of the other Borrower Parties, protest or notice with respect to any of the obligations of any of the other Borrower Parties, setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance, the benefits of all statutes of limitation, and all other demands whatsoever (and shall not require that the same be made on any of the other Borrower Parties as a condition precedent to the obligations of Waiving Party), and covenants that the Loan Documents will not be discharged, except by complete payment and performance of the obligations evidenced and secured thereby, except only as limited by the express contractual provisions of the Loan Documents. Waiving Party further waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the obligations of any of the other Borrower Parties to Lender is due, notices of any and all proceedings to collect from any of the other Borrower Parties or any endorser or any other guarantor of all or any part of their obligations, or from any other person or entity, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to Lender to secure payment of all or any part of the obligations of any of the other Borrower Parties.

(b)    Except only to the extent provided otherwise in the express contractual provisions of the Loan Documents, Waiving Party hereby agrees that all of its obligations under the Loan Documents shall remain in full force and effect, without defense, offset or counterclaim of any kind, notwithstanding that any right of Waiving Party against any of the other Borrower Parties or defense of Waiving Party against Lender may be impaired, destroyed, or otherwise affected by reason of any action or inaction on the part of Lender. Waiving Party waives all rights and defenses arising out of an election of remedies by the Lender, even though that election of remedies, may have destroyed the Waiving Party’s rights of subrogation and reimbursement against the other Borrower Parties.
(c)    Lender is hereby authorized, without notice or demand, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the obligations of any of the other Borrower Parties; (b) to accept partial payments on all or any part of the obligations of any of the other Borrower Parties; (c) to take and hold security or collateral for the payment of all or any part of the obligations of any of the other Borrower Parties; (d) to exchange, enforce, waive and release any such security or collateral for such obligations; (e) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of such obligations and any security or collateral for such obligations. Any of the foregoing may be done in any manner, and Waiving Party agrees that the same shall not affect or impair the obligations of Waiving Party under the Loan Documents.
(d)    Waiving Party hereby assumes responsibility for keeping itself informed of the financial condition of all of the other Borrower Parties and any and all endorsers and/or other guarantors of all or any part of the obligations of the other Borrower Parties, and of all other circumstances bearing upon the risk of nonpayment of such obligations, and Waiving Party hereby agrees that Lender shall have no duty to advise Waiving Party of information known to it regarding such condition or any such circumstances.

Section 11.30	Additional Agreements.
(a)    Each Borrower agrees that neither Lender nor any person or entity acting for or on behalf of Lender shall be under any obligation to marshal any assets in favor of Borrower or against or in payment of any or all of the obligations owing at any time by any of the Borrower Parties to Lender. Each Borrower further agrees that, to the extent that any of the other Borrower Parties or any other guarantor of all or any part of the obligations of the other Borrower Parties makes a payment or payments to Lender, or Lender receives any proceeds of collateral for any of the obligations of the other Borrower Parties, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid or refunded, then, to the extent of such payment or repayment, the part of such obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.
(b)    No Borrower shall any have right of subrogation with respect to the obligations of the other Borrower Parties. Each Borrower (i) waives any right to enforce any remedy that Lender now has or may hereafter have against any of the other Borrower Parties any endorser or any guarantor of all or any part of such obligations or any other person; and (ii) waives any benefit of, and any right to participate in, any security or collateral given to Lender to secure the payment or performance of all or any part of such obligations or any other liability of the other parties to Lender.

(c)    Each Borrower agrees that any and all claims that it may have against any of the other Borrower Parties, any endorser or any other guarantor of all or any part of the obligations of the other Borrower Parties, or against any of their respective properties, shall be subordinate and subject in right of payment to the prior payment in full of all obligations owing at any time by any of the Borrower Parties to Lender. Notwithstanding any right of such Borrower to ask, demand, sue for, take or receive any payment from the other Borrower Parties, all rights, liens and security interests of such Borrower, whether now or hereafter arising and howsoever existing, in any assets of any of the other Borrower Parties (whether constituting part of the security or collateral given to Lender to secure payment of all or any part of the obligations of the other Borrower Parties or otherwise) shall be and hereby are subordinated to the rights of Lender in those assets.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:
METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation
By: /s/ David V. Politano
Name: David V. Politano
Title: Managing Director

Signature Page

BORROWER:
SHR ESSEX HOUSE, LLC,
a Delaware limited liability company

By: /s/ Jonathan P. Stanner
Name: Jonathan P. Stanner
Title: Senior Vice President, Capital Markets, Acquisitions and Treasurer

DTRS ESSEX HOUSE, LLC,
a Delaware limited liability company

By: /s/ Jonathan P. Stanner
Name: Jonathan P. Stanner
Title: Senior Vice President, Capital Markets, Acquisitions and Treasurer

Signature Page

SCHEDULE 3.1.22
EXISTING LEASES

1.	Lease dated as of June 1, 2012 by and between DIG EH Hotel LLC d/b/a Jumeirah Essex House and Danielli Fine Jewelry.

2.	Retail Lease dated as of June 1, 2014 by and between DTRS Essex House, LLC and C. Park Gems.

Sch. 3.1.22

SCHEDULE 3.1.28
ORGANIZATIONAL CHART

(See attached)

Sch. 3.1.28 - 1

SCHEDULE 3.1.29
MATERIAL AGREEMENTS
None.

Sch. 3.1.29 - 1

SCHEDULE 3.1.39(i)
RESIDENTIAL UNIT AGREEMENTS
None.

Sch. 3.1.39(i) - 1

EXHIBIT A
LEGAL DESCRIPTION OF REAL PROPERTY

The condominium units (the “Unit”) known as the Hotel Unit and the Commercial Unit in the premises known as Essex House Condominium said unit being designated and described in the Declaration establishing a plan for condominium ownership of said premises under Article 9-B of the Real Property Law of the State of New York (the “New York Condominium Act”) dated 07/27/1974 and recorded in the Office of the Register of the City of New York, in the County of New York, on 09/27/1974 in Reel 325 Page 479 and Amended by 1st Supplemental Declaration dated 12/08/1975 recorded 02/05/1976 in Reel 361 Page 1523, 2nd Supplemental Declaration dated 12/06/1977 recorded 02/03/1978 in Reel 427 Page 1455, 3rd Supplemental Declaration dated 12/18/1980 recorded 02/05/1987 in Reel 553 Page 1758, 4th Supplemental Declaration dated 12/18/1980 recorded 02/05/1981 in Reel 553 Page 1762, 5th Supplemental Declaration dated 06/12/1981 recorded 07/10/1981 in Reel 573 Page 1461, 6th Supplemental Declaration dated 09/03/1981 recorded 09/23/1981 in Reel 584 Page 8, 7th Supplemental Declaration dated 11/09/1981 recorded 11/24/1981 in Reel 592 Page 1861, 8th Supplemental Declaration dated 01/29/1982 recorded 02/08/1982 in Reel 605 Page 910, 9th Supplemental Declaration dated 04/19/1984 recorded 08/21/1984 in Reel 825 Page 1228, 10th Suppemental Declaration dated 10/22/1984 recorded 11/15/1984 in Reel 848 Page 201, 11th Supplemental Declaration dated 09/13/1985 recorded 10/30/1985 in Reel 978 Page 825, 12th Supplemental Declaration dated 10/31/1985 recorded 10/31/1985 in Reel 979 Page 1083 and 13th Supplemental Declaration dated 12/28/1994 and recorded 01/13/1995 in Reel 2173 Page 2096, 14th Supplemental Declaration dated 03/31/1995 recorded 07/14/1995 in Reel 2224 Page 1329, 15th Supplemental Declaration dated 12/06/2002 recorded 02/25/2003 in CRFN 2003000026521, 16th Supplemental Declaration dated 11/20/2006 recorded 01/05/2007 in CRFN 2007000010782, 17th Supplemental Declaration dated 04/07/2009 recorded 06/03/2009 in CRFN 2009000166673 and correction to 17th Supplemental Declaration dated 08/11/2009 recorded 08/19/2009 in CRFN 2009000261899 (hereinafter called the “Declaration”), and also designated as Tax Lots 1001 and 2001, respectively in Block 1011 of the Real Property Assessment Department of the City of New York for the Borough of Manhattan and on the floor plans of the building certified by Edward J. Hurley, on the 15th day of June, 1973 and filed in the Office of the Register of the City of New York, County of New York, on the 27th day of September, 1974 as Condominium Plan No. 11, which plans were supplemented by revised plans certified by Hurley and Farinella, Architects, filed in the Office of the Register of the City of New York, County of New York on the 23rd day of January, 1976 and plans filed in the City Register’s Office on 10/30/1985 as Condominium Plan No. 11A through 11F and plans filed in the City Register’s Office on 07/14/1995 as Condominium Plan No. 11G and as said plans may have been further amended and supplemented.
Together with a total undivided 49.67063& and 11.51997% interests, respectively, in the common elements (as such term is defined in the Declaration).
The Premises within which the unit is located are more particularly described as follows:
All that certain plot, piece or parcel of land, situate, lying and being in the borough of Manhattan, County, City, and State of New York, bounded and described as follows:
Beginning at a point on the southerly side of Central Park South (formerly known as 59th Street), distant 100 feet easterly from the corner formed by the intersection of the easterly side of Seventh Avenue with the southerly side of Central Park South;

Exh. A - 1

Running thence southerly and parallel with Seventh Avenue, 200 feet 10 inches to the northerly side of 58th Street;
Thence easterly, along the northerly side of 58th Street, 206 feet 4 inches;
Thence northerly and again parallel with Seventh Avenue, 200 feet 10 inches to the southerly side of Central Park South;
Thence westerly along the southerly side of Central Park South, 206 feet 4 inches to the point or place of beginning.

*    *    *

Exh. A - 2

EXHIBIT B
LEASING GUIDELINES

Any Lease, in order to satisfy Leasing Guidelines must:
(a)    Be for 5,500 square feet of net leasable area or less;
(b)    Be in the standard form of lease approved by Lender in writing prior to or following the Closing Date, including, without limitation, provisions thereof concerning indemnification, compliance with Legal Requirements, subordination and limitation on recourse;
(c)    Be entered into while no Event of Default exists; and
(d)    Provide that all payments of rent, additional rent or any other amounts due from a tenant to a landlord under any Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations.

*    *    *

Exh. B - 1

EXHIBIT C
MINIMUM RELEASE PRICE

(See attached)

Exh. C - 1